Form 10-K, Exhibit 13
period 1996-06-30
ES&L BANCORP INC
filed 1996-09-27
CIK 861995

                    [LOGO: ES&L BANCORP, INC APPEARS HERE]




                                                        -------
                                                         1996
                                                         ANNUAL
                                                         REPORT
                                                        -------

                               Corporate Profile

ES&L Bancorp, Inc. (the "Corporation") was formed in 1990 as a Delaware corporation at the direction of Elmira Savings & Loan, F.A. (the "Bank") for the purpose of becoming a holding company for the Bank as part of the Bank's conversion from mutual to stock form. The Bank, a federally chartered savings association founded in 1888, operates through one office located in Elmira, NY.

Prior to the acquisition of all of the outstanding stock of the Bank, the Corporation had no assets or liabilities and engaged in no business activities. Subsequent to the acquisition of the Bank, the Corporation has engaged in no significant activity other than holding the stock of the Bank and operating the business of a savings and loan through Elmira Savings & Loan, F.A. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiaries.

The Corporation, through the Bank, is primarily engaged in the business of accepting deposits from the general public and originating loans secured by residential real estate. The Bank also engages in commercial real estate lending in its primary market area and, to a lesser extent, consumer lending, and invests in government and federal agency obligations.





                               Mission Statement

The primary mission of the Directors, Officers and staff of Elmira Savings and Loan, F.A. is to generate profits, in the course of business, sufficient enough to pay a fair and equitable return to the shareholders of the institution, within the constraints of applicable laws and regulations.

It is also recognized that this institution has an obligation to the community or communities within which it is located to provide services for the financial needs of the area. In accordance with the Bank's Charter and its membership in the Federal Home Loan Bank, it will concentrate its efforts on real estate finance. The services provided must be cost justified as well as conducive to sound banking principles. The institution will also be supportive of those activities that contribute to the quality of life within the communities served.

The Bank will provide its employees: a safe and aesthetically appealing work environment, fair wages and benefits for services rendered, adequate training, regular performance review and an opportunity to voice their opinion on factors that contribute to the well being of the institution.

The above mission will be accomplished by striving to be the best customer driven organization in the community by providing financial services to the Bank's primary market area defined as Chemung County and its secondary market areas defined as all counties contiguous to Chemung County.





                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                      A Message from the Managing Officer

TO OUR SHAREHOLDERS:

  I am happy to report, the performance of your company over the fiscal year ending June 30, 1996 exceeded industry norms and various peer groups which we track. Highlights of our performance include:

            . Record net income for the year of $1.75 million, a 1.27% return on average assets.

            . Earnings per share for the year of $3.07.

            . A return on average equity of 14.38%.

            . Growth in assets to $140 million at year end.

  Based on the year's performance and our view of the future, the Board of Directors declared a 3 for 2 stock split payable in August. In addition, the quarterly dividend was maintained at $.17 per share after the split, thereby increasing the cash dividend payment by 50%. You should be interested in knowing that the last known trade in our stock was at $20.00 per share - that was before the August '96 split. The market value at this time last year was $11.125 per share.

  It was a busy, yet, satisfying year for those associated with ES&L. Loan originations for the Bank and its subsidiaries totalled $55.6 million for the year. Our serviced loans portfolio (loans we originate and sell to other investors) increased 19% resulting in a year end portfolio of $111 million, which generated over $300,000 in loan servicing fees for the year.

  Significant efforts continue to be made to control expenses, mitigate interest rate risk and maintain high asset quality.

  The Board recognizes that effective capital management is imperative if we are to continue as an Independent Community Bank. Balancing good earnings with a proper capital level is a top priority. An ongoing stock repurchase plan and an effective dividend payment strategy assist in achieving desired results.

  A year ago, in my message, I discussed legislative action that was proposed to solve the Federal Deposit Insurance premium disparity, to include a possible one time charge to our earnings to recapitalize the SAIF fund prior to merging it with the BIF fund. Unfortunately, this matter became very politicized and as of this date the issue is still unresolved. Considerable progress has been made of late, with a concensus developing among interested parties. Therefore, we fully expect a legislative solution to this problem in the near future. Part of the solution will be to combine the Thrift and Commercial Bank charters. Our trade organizations, our peers across the country and those of us at ES&L will be working hard to ensure that the resolution of this charter issue will not diminish the financial powers which currently exist and have proven to benefit the communities we serve.

  As we move into the next fiscal year we are hopeful that many of our newly planned initiatives will become reality. New loan and deposit products, a "cashless" Ithaca branch depository, innovative delivery systems and a number of technological developments are planned in order to improve service to our customer base.

  Profit margins in our business, like so many other businesses, are being compressed. In banking many financial service products, like mortgages, are being treated as a commodity which has an adverse effect on the profit potential of those services. Our intent is to develop more relationships with existing and new customers. In addition, we will continue to explore joint ventures and other synergies that are conducive to our core business.

  All of our efforts focus on the long term benefit to shareholders. In order to satisfy shareholders, we recognize that we must be clearly committed to customer and employee satisfaction. Our highly productive employees are our most important resource. Together we will work hard to capitalize on future opportunities.

  Thank you for supporting our efforts.




                                        /s/ William A. McKenzie
                                            William A. McKenzie
                                            President  & Chief Executive Officer




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

      SHAREHOLDERS' EQUITY

    [BAR GRAPH APPEARS HERE]

At June 30, 1994 = $10.1 million
At June 30, 1995 = $11.5 million
At June 30, 1996 = $12.9 million


              NET INCOME

        [BAR GRAPH APPEARS HERE]

Year Ending June 30, 1994 = $1.40 million
Year Ending June 30, 1995 = $1.58 million
Year Ending June 30, 1996 = $1.75 million


       TOTAL ASSETS

  [BAR GRAPH APPEARS HERE]

June 30, 1994 = $120.9 million
June 30, 1995 = $136.5 million
June 30, 1996 = $140.1 million



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

          BOOK VALUE

   [BAR GRAPH APPEARS HERE]

At June 30, 1994 = 18.57 million
At June 30, 1995 = 20.88 million
At June 30, 1996 = 22.93 million


          EARNINGS PER SHARE

        [BAR GRAPH APPEARS HERE]

Year Ending June 30, 1994 = 2.57 million
Year Ending June 30, 1995 = 2.82 million
Year Ending June 30, 1996 = 3.07 million


       RETURN ON AVERAGE ASSETS

       [BAR GRAPH APPEARS HERE]

Year Ending June 30, 1994 = 1.18 million
Year Ending June 30, 1995 = 1.23 million
Year Ending June 30, 1996 = 1.27 million





                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                     Selected Consolidated Financial Data


SUMMARY OF FINANCIAL CONDITION
- ------------------------------------------------------------------------------------------------------------------------------
At June 30                                             1996            1995             1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Total amount of:
   Assets                                      $140,138,518    $136,484,313     $120,933,211     $116,300,778     $101,297,521
   Loans receivable, net                        121,636,011     118,186,529      106,437,875      101,613,693       87,637,344
   Cash and investment securities (1)             4,452,792       5,305,872        5,487,223        4,253,751        8,938,972
   Mortgage-backed securities                     2,069,579       2,867,553        3,257,042        4,279,104          316,124
   Deposit accounts                             106,652,829     101,014,522       86,856,773       83,973,773       84,531,297
   Advances from FHLB                            17,615,560      20,523,963       20,831,855       16,750,000        6,450,000
   Shareholders' equity, substantially
     restricted                                  12,912,145      11,471,243       10,145,984        8,833,098        7,800,455
   Book value (2)                                     22.93           20.88            18.57            16.75            14.75

- ------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
- ------------------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                                    1996            1995             1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Interest income                                $ 11,379,003    $ 10,052,154     $  8,535,120     $  8,531,797     $  8,615,412
Interest expense                                  6,195,480       5,474,611        4,441,012        4,671,546        5,504,511
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income before
 provision for loan losses                       5,183,523        4,577,543        4,094,108        3,860,251        3,110,901
Provision for loan losses                           60,000          150,000          640,000          265,000          205,000
- ------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                       5,123,523        4,427,543        3,454,108        3,595,251        2,905,901
Other income                                       800,752          673,417          816,574          960,306          961,573
Other expenses                                   3,078,154        2,770,757        2,638,756        2,472,398        2,457,359
- ------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
 and cumulative effect                           2,846,121        2,330,203        1,631,926        2,083,159        1,410,115
Income taxes                                     1,092,560          747,227          369,433          830,560          606,954

- ------------------------------------------------------------------------------------------------------------------------------
Income before cumulative  effect                 1,753,561        1,582,976        1,262,493        1,252,599          803,161
Cumulative effect of accounting change (3)             ---              ---          142,000           47,398              ---
- ------------------------------------------------------------------------------------------------------------------------------
Net Income                                    $  1,753,561     $  1,582,976     $  1,404,493     $  1,205,201     $    803,161
                                              ============     ============     ============     ============     ============
Net Income per share (2)                      $       3.07     $       2.82     $       2.57     $       2.27     $       1.52
                                              ============     ============     ============     ============     ============
Cash dividends paid (2)                       $       0.68     $       0.60     $       0.38     $       0.31     $       0.20
                                              ============     ============     ============     ============     ============

- -----------------------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS
- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                                                                     1996             1995             1994
- ------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                                               1.27%            1.23%            1.18%
Return on average equity                                                              14.38            14.65            14.80
Average equity-to-average asset ratio                                                  8.81             8.40             8.00
Interest rate spread                                                                   3.55             3.31             3.19
Net yield on interest-earning assets                                                   3.87             3.61             3.47
Other expenses to average total assets                                                 2.23             2.15             2.22
Non-performing loans as a percentage of total loans, at 6/30                           0.24             0.82             0.53
One year interest rate sensitivity gap to total assets, at 6/30                       12.00            19.65             9.45
Net interest income to other expenses (4)                                              1.68X            1.65X            1.55X




(1)  Includes interest-earning deposits in other depository institutions.
(2) Per share data has been adjusted for the three-for-two stock split which occurred September 1, 1994, but has not been adjusted for the three-for-two stock split which occurred on August 23, 1996.
(3) See footnotes A and H of the accompanying audited financial statements for full disclosure.
(4)  Represents the number of times net interest income covers other expenses.


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                          Asset/Liability Management

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of falling interest rates, a negative gap would result in an increase in net interest income while conversely a positive gap would negatively affect net interest income.

The thrift industry has experienced significant fluctuations in net interest income due to changing interest rate environments. During periods of increasing rates, net interest income has decreased because thrifts generally have larger amounts of rate sensitive liabilities than rate sensitive assets. The Bank has a positive one-year gap however, which means that its net interest income should increase during periods of increasing rates, and should decrease during periods of declining rates.

The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more slowly, or on a different basis, than its interest-earning assets. As a continuing part of its financial strategy, the Bank attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk and maintenance of yield.

Management believes that interest rate risk is one of the most significant factors affecting the Bank's future ability to generate earnings consistently. The Bank has established a policy on the management of interest rate risk which establishes guidelines for acceptable limits on the sensitivity of the market value of the Bank's assets and liabilities to changes in interest rates. Accordingly, since 1983 the Bank has improved the matching and limited the sensitivity of its interest-earning assets and interest-bearing liabilities to a level which management believes provides an acceptable level of interest rate risk. To accomplish this, fixed-rate mortgages, mortgage-backed securities and investments have been sold and proceeds reinvested in loans and securities with shorter terms or adjustable rates. Although the Bank continues to hold an amount of fixed-rate mortgage loans, management believes that it has adequately mitigated the interest rate exposure of these loans through the origination of adjustable-rate mortgages and the occasional purchase of adjustable-rate mortgage-backed securities and investment grade corporate bonds.

The Board of Directors of the Bank has adopted an interest rate policy providing that one-year gap of up to negative 5% or positive 25% is acceptable. At June 30, 1996, the Bank had a positive one-year gap of 12.00% of total assets.

The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1996(000's):

                                                    1 Yr.     Over 1     Over 3      Over
                                                     or        thru       thru          5
                                                    Less      3 Yrs.     5 Yrs.       Yrs.      Total
                                               ------------------------------------------------------
Interest-Earning Assets:
  Mortgage-Backed Securities                   $   2,070    $      0   $      0  $      0    $  2,790
  Loans Receivable                                98,062      22,282      2,587     6,036     128,966
  Investments                                      1,369       1,050      1,980         0       4,399
                                               ------------------------------------------------------
                                     Total     $ 101,501   $  23,332   $  4,567  $  6,036   $ 135,435

Interest-Bearing Liabilities:
  Certificates of Deposit                      $  49,182    $ 27,110   $  2,558  $      0   $  78,850
  Other Deposits                                  22,674           0          0     7,457      30,131
  Borrowings                                      12,830       3,004      1,706        76      17,616
                                                -----------------------------------------------------
                                     Total      $ 84,686    $ 30,114   $  4,264   $  7,533  $ 126,597

Interest Sensitivity Gap                        $ 16,815    $ (6,781)  $    303    $(1,497)  $  8,838

Gap as a Percentage of Total Assets               12.00%      -4.84%      0.22%     -1.07%

Cumulative Gap                                  $ 16,815    $ 10,034   $ 10,336    $ 8,838

Cumulative Gap as a Percentage of Total Assets    12.00%       7.16%      7.38%      6.31%


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1996 AND JUNE 30,
                                     1995

General
For the fiscal year ending June 30, 1996 the Corporation recorded net income of $1,753,561, an increase of $170,585, or 10.78%, compared to the $1,582,976 earned during the 1995 fiscal year.

At June 30, 1996, the Corporation's total assets were $140,138,518, an increase of $3,654,205, or 2.68%, compared to total assets of $136,484,313 at June 30, 1995. The increase is primarily attributable to the growth of the Corporation's net loan portfolio which increased by $3,449,482, or 2.92%, to $121,636,011, compared to $118,186,529 at the start of the fiscal year. Total mortgage loans held for sale also increased from $3,795,855 at June 30, 1995 to $5,457,831 at June 30, 1996.

The Corporation's asset growth was funded by an increase in deposits, which totalled $106,652,829 at June 30, 1996, an increase of $5,638,307, or 5.58%, from $101,014,522 at June 30, 1995. The increase in deposits also helped fund a decrease in advances from the Federal Home Loan Bank of New York, which were reduced by $2,908,403, or 14.17%, during the 1996 fiscal year to $17,615,560 at June 30, 1996.

In the beginning of the 1996 fiscal year ES&L Mortgage Corporation (d/b/a Cayuga Mortgage Company) received formal approval to activate PACE Funding, a mortgage banking partnership, with the largest real estate firm in Ithaca, NY. The partnership originates loans for sale to investors, one of whom is the Bank.

Net Interest Income

The Corporation's net interest income was $5,183,523 for the 1996 fiscal year, an increase of $605,980, or 13.24%, from $4,577,543 for the year ending June 30, 1995. The Corporation's net interest margin was 3.55% for the year ending June 30, 1996, compared to 3.31%, a year earlier.

Interest Income

Interest income earned by the Corporation increased by $1,326,849, or 13.20%, during the 1996 fiscal year, totalling $11,379,003 compared to $10,052,154 during the 1995 fiscal year.

Interest income provided from the Corporation's loan portfolio generates the majority of all interest income. For the fiscal year ending June 30, 1996 $10,855,429 was earned on the loan portfolio, representing an increase of $1,339,146, or 14.07%, when compared to loan interest income of $9,516,283 for the 1995 fiscal year. The increase is the result of increases in both the average balance of the loan portfolio and average yield of the portfolio. During the 1996 fiscal year the average balance of the portfolio increased to $125.8 million, yielding 8.63%, compared to $118.2 million, yielding 8.05%.

Interest Expense

Total interest expense paid by the Corporation was $6,195,480 during the 1996 fiscal year, an increase of $720,869, or 13.17%, compared to $5,474,611 the year earlier.

Interest paid on deposits increased by $675,707, or 15.08%, to $5,157,450 for the year ending June 30, 1996, compared to $4,481,743 for the comparable 1995 period. The current year's average balance of deposits outstanding was $106.8 million, costing 4.83%, compared to $99.7 million, costing 4.50%, for the year ending June 30, 1995. The growth in volume prompted the majority ($431,472) of the increased interest expense, more so than the 33 basis point increase in the average cost of deposits.

During the 1996 fiscal year the average balance of the Corporation's outstanding borrowings decreased from $19.0 million, costing 5.24%, during the 1995 fiscal period to $18.3 million, costing 5.67%, for the current year. Despite the decrease in the average balance, the increase in the average cost prompted an increase in interest expense. Overall, for the year ending June 30, 1996, interest paid on borrowings was $1,038,030, an increase of $45,162, or 4.55%, from $992,868, during the 1995 fiscal year.

Provision for Loan Losses

Provisions for loan losses are charged to earnings to bring the allowance to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, industry standards, the status of past due principal and interest payments, general economic conditions - particularly as they relate to the Bank's market area - and other factors related to the collectibility of the Bank's loan portfolio. During the 1996 fiscal year the Bank reduced its provision from $150,000 during the year ending June 30, 1995 to $60,000 for the year ending June 30, 1996. At June 30, 1996 the total allowance available for loan losses was $1,430,781 compared to $1,423,826 at June 30, 1995.




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

Other Income

Total other income earned by the Corporation was $800,752, for the 1996 fiscal year, an increase of $127,335, or 18.91%, when compared to the $673,417 recorded during the 1995 fiscal year.

During the 1996 fiscal year the Corporation recorded $160,949 in gains on the sale of mortgages, an increase of $91,855, more than double the $69,094 earned last year. The increase is the result of increased fixed rate mortgage originations by the Bank and its mortgage banking subsidiaries. Substantially all residential fixed rate mortgages originated are sold, while adjustable rate mortgages are originated for the Corporation's loan portfolio. A lower fixed interest rate environment prevailed during the 1996 fiscal year, compared to the 1995 period, which prompted more borrowers to opt for this type of financing. During the 1996 fiscal period $24.0 million in fixed rate residential mortgages were originated, compared to $10.9 million the year earlier.

The Corporation's other operating income increased by $49,608, or 38.92%, to $177,055 for the year ending June 30, 1996, compared to $127,447 for the year ending June 30, 1995. The increase results primarily from additional income earned by ES&L Mortgage Corporation for processing mortgage applications for its mortgage banking partnership, PACE Funding, which became operational during the 1996 period.

During the 1996 fiscal year the Corporation recognized income of $16,478 from its unconsolidated land development joint venture, a reduction of $43,821, or 72.67%, from the $60,299 earned during the 1995 fiscal year. Income earned by the joint venture is the direct result of lot sales, of which there were fewer during the 1996 fiscal year when compared to the 1995 fiscal year.

Other Expenses

During the 1996 fiscal year, total operating expenses of the Corporation were $3,078,154, an increase of $307,397, or 11.09%, compared to $2,770,757 incurred during the last fiscal year.

Employee compensation and benefit expense increased by 4.25%, or $74,406, to $1,823,184 during the year ending June 30, 1996, compared to $1,748,778 the year earlier. The increase is the result of salary adjustments and increased payments from the officer/manager bonus plan, which are directly related to the Corporation's net income.

During the 1995 fiscal year the Corporation completed the expansion and renovation of its main office facility. As a result, the 1996 fiscal year included a full year's operating and depreciation expenses for the much larger facility. For the year ending June 30, 1996 total office occupancy and equipment expense was $503,559, an increase of $130,714, or 35.06%, compared to $372,845, for the year ending June 30, 1995.

The expense paid by the Corporation to insure customers' deposits increased by $23,684, or 9.31%, to $278,094 for the 1996 fiscal period, compared to $254,410 during the comparable period. The increase is the result of an increase in outstanding deposits.

Other expenses for the 1996 fiscal year were $473,317, an increase of $78,593, or 19.91%, compared to $394,724. The increase in expenses is related to a rise in mortgage origination expenses, resulting from increased origination levels. The Bank also incurred additional expenses related to engaging consultants to improve operations and enhance shareholder value.

Income Taxes

The Corporation's income tax expense was $1,092,560 for the 1996 fiscal year, compared to $747,227 during the comparable fiscal year. See note H of the accompanying audited financial statements for more information on this expense.


  Management's Discussion and Analysis of Financial Condition and Results of
                                   Operation

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1995 AND JUNE 30,
                                     1994

General

The Corporation recorded net income of $1,583,000 for the fiscal year ending June 30, 1995, an increase of $179,000 or 12.7% over net income of $1,404,000 earned during the 1994 fiscal year. Net income during the 1994 period included $142,000, which represented the cumulative effect on the prior years of a change in accounting principle. No such income adjustment occurred during the 1995 period. See notes A & H of the accompanying audited financial statements for more information.

At June 30, 1995 the Corporation had assets totalling $136,484,000, an increase of $15,551,000, or 12.9%, when compared to total assets ($120,933,000) at June 30, 1994. The majority of the asset growth occurred within the Corporation's loan portfolio, including loans held for sale, which increased by $13,631,000, or 12.6%, from $108,351,000 at June 30, 1994 to $121,982,000 at June 30, 1995.


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

During the 1995 period the Corporation also finished the addition and renovation project on its main office facility. As a result, the Corporation's property and equipment, net of depreciation, increased by $2,290,000 during the recently concluded fiscal year.

The growth in the Corporation's assets was funded almost exclusively by an increase in retail deposits, which rose $14,158,000 or 16.3%, from $86,857,000 at June 30, 1994 to $101,015,000 at June 30, 1995. The majority of the increase occurred during the first quarter of the 1995 fiscal year as management aggressively priced its certificate of deposit products in anticipation of an increasing rate environment. Total liabilities at June 30, 1995 were $125,013,000, compared to $110,787,000 at June 30, 1994.

Net Interest Income

Net interest income earned by the Corporation was $4,578,000 during the 1995 fiscal year, an increase of $484,000 over the $4,094,000 earned during the comparable 1994 period. For the year ending June 30, 1995, the Corporation's Interest Rate Spread rose to 3.31%, compared to 3.19% for the fiscal year ending June 30, 1994.

Interest Income

The Corporation's total interest income increased by $1,517,000, or 17.8%, during the fiscal year ending June 30, 1995.

The majority of the increase in interest income came from the Corporation's loan portfolio, which generated $9,516,000 in interest during the 1995 fiscal year, compared to $8,009,000 for the previous fiscal year. During the year ending June 30, 1995 the average balance in the Corporation's loan portfolio increased by $9,328,000 to $118,229,000 (yielding 8.05%) compared to $108,901,000 (yielding
7.35%) for the previous year. The increase in the balance of the portfolio generated an additional $717,000 in interest income, while the increase in the average yield prompted additional earnings totalling $790,000.

The Corporation also recognized a $59,000 increase in earnings in its investment portfolio. Increased volumes provided an increase in earnings of $82,000 which was partially offset by a decreasing yield earned on the portfolio, which
prompted a $23,000 reduction in revenue.    At June 30, 1995, the average
balance of the investment portfolio was $5,105,000 compared to $3,805,000 at June 30, 1994. The average yield earned on the portfolio decreased from 6.76% to 6.18% at June 30, 1994 and 1995, respectively.

Despite an increase in the yield earned by the Corporation on its interest earning deposits, from 3.65% to 4.31%, for the years ending June 30, 1994 and June 30, 1995, respectively, the Corporation recorded a reduction in earnings of $41,000 as a result of a reduction in the outstanding average balance of these assets. The average balance for the year ending June 30, 1995 was $489,000 compared to $1,703,000, the previous year.

Interest Expense

As was previously mentioned, the Corporation's total customer deposits increased significantly, by $14,158,000, or 16.3%, during the 1995 fiscal year. This volume increase, combined with an increasing interest rate environment, prompted a $913,000, or 25.6%, increase in the interest paid for deposits during the most recently concluded year. For the year ending June 30, 1995 interest expense on deposits totalled $4,482,000 compared to $3,569,000 for the 1994 fiscal year. Average deposits totalled $99,673,000 for the year ending June 30, 1995, while during the year ending June 30, 1994 they averaged $88,786,000. The average cost paid to depositors increased from 4.02% for the year ending June 30, 1994 to 4.50% for the year ending June 30, 1995.

Interest paid on the Corporation's borrowings, primarily advances from the Federal Home Loan Bank of New York, also increased during the 1995 period. For the year ending June 30, 1995 interest paid on borrowings was $993,000, an increase of $121,000 or 13.9%, compared to $872,000 paid in the comparable 1994 fiscal year. The increase is a result of an increase in the average cost of the borrowings, from 4.12% for the 1994 fiscal period to 5.24%, for the 1995 period. This increase in interest expense outpaced the savings which resulted from a reduction of the Corporation's average total borrowings, which decreased by $2,195,000 to $18,965,000 during the 1995 fiscal year.

Provision for Loan Losses

Provisions for loan losses are charged to earnings to bring the total allowance to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Corporation, industry standards, the status of past due interest and principal payments, general economic conditions - particularly as they relate to the Corporation's market area - and other factors related to the collectibility of the Corporation's loan portfolio. During the 1995 fiscal year the Corporation's provision for loan losses totalled $150,000, a $490,000 reduction from its 1994 fiscal year provision. At June 30, 1995 the Corporation's total allowance for losses was $1,424,000 compared to $1,269,000 at June 30, 1994.




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

Other Income

Other income earned by the Corporation decreased by $144,000, or 17.6%, to $673,000 for the fiscal year ending June 30, 1995, compared to $817,000 during the comparable period. Most areas of income showed increases when compared to the 1994 fiscal period all of which were offset by a large reduction in earnings attributable to the gain on the sale of mortgages.

During the 1995 fiscal year the Corporation recorded income from the gain on the sale of mortgages totalling $69,000, which was a decrease in earnings of $228,000 when compared to the $297,000 recorded the year earlier. The Bank, and its mortgage banking subsidiary, originate all fixed rate residential mortgages for sale in the secondary mortgage market. Given the substantial change in the mortgage interest rate environment, both lenders experienced a decrease in the origination levels of this type of product. Additionally, refinance activity, which has contributed significantly to origination levels during the past few years, has slowed dramatically as most qualified borrowers have taken advantage of the change in the interest rate environment over the past few years. Adjustable rate mortgages originated by the Bank and its mortgage banking subsidiary are held in the Corporation's loan portfolio.

Service fees and other charges increased by $25,000, or 28.1%, to $114,000 for the 1995 fiscal year, compared to $89,000 during the previous year.

As mentioned earlier, the Bank, and ES&L Mortgage Corporation, sell fixed rate mortgage originations into the secondary mortgage market. The Bank, however, continues to service these loans for the secondary market investors, for which it is either paid a servicing fee, or, in the case of mortgages serviced for the State of New York Mortgage Agency (SONYMA), a tax credit. The Corporation recorded $302,000 in servicing income fees during the 1995 fiscal year, an increase of $30,000, or 11.0%, over the previous fiscal year. The increase is the result of an increase in the average balance of loans serviced during the current year. At June 30, 1995, the total of all residential mortgages serviced was $91,000,000, compared to $87,000,000 at June 30, 1994.

The Corporation earned $60,000 from its unconsolidated joint venture during the year ending June 30, 1995. This represents a $37,000 increase over the comparable period. Income derived from the land development joint venture is directly related to lot sales.

Other Expenses

Total employee compensation and benefit expense was $1,749,000 during the 1995 fiscal year, an increase of $78,000, or 4.7%, over the comparable period. The increase is attributable to a general increase in salaries and corresponding benefit expenses. Additionally, the expense related to the Corporation's semi-annual bonus plan, which is tied to after tax income, increased as a result of the increased year end earnings of the Corporation.

During the 1995 fiscal year office occupancy and equipment expense decreased by $18,000, or 4.6%, to $373,000 compared to $391,000 the year earlier. The decrease results from a reduction in depreciation expenses during the current period inasmuch as certain assets, having been fully depreciated by the Bank prior to the current period, were not replaced until the Bank's new office facility was completed, and the assets were placed in service, during the fourth quarter of the 1995 fiscal year.

The premiums paid by the Bank to the FDIC for federal deposit insurance were $254,000 during the year ending June 30, 1995, an increase of $19,000 or 8.1% when compared to the 1994 fiscal year. As previously identified, total deposits increased by $14,158,000 during the current period, thereby prompting the increased premiums.

Other expenses increased by $54,000, or 15.8%, to $395,000 for the fiscal year ending June 30, 1995. The majority of the increase results from an increase in advertising ($35,000) and office supply ($11,000) expenses. Much of this increase was a result of expenses related to the completion and grand opening of the Corporation's main office facility. Increased advertising expenses were also incurred in the Bank's successful efforts to increase retail deposits.

Income Taxes

During the fiscal year ending June 30, 1995 the Corporation incurred expense totalling $747,000 for taxes related to income earned. This represents a $378,000 increase over the 1994 fiscal year. See note A & H of the accompanying audited financial statements for more information on this expense.




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                        Liquidity and Capital Resources


The Bank's primary source of funds are deposits, principal and interest payments on loans, Federal Home Loan Bank (FHLB) of New York advances and funds provided from operations. While scheduled loan payments and short-term investment maturities are a relatively predictable source of funds, deposit flows are significantly influenced by interest rates, general economic conditions and more recently, the competition from traditional and non-traditional financial instruments, specifically the growth of mutual funds.

The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision (OTS) requirements. This requirement, which may, depending upon economic conditions and cash flows of the Bank, be varied from time to time at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5.0%. Elmira Savings & Loan's liquidity ratio for June 1996 was 5.48%.

An analysis of the three components of the Consolidated Statements of Cash Flows provides a more detailed presentation of the Bank's activities. Net cash provided from operating activities is expected to continue to be a steady source of liquidity, however, for the period ending June 30, 1995 the total cash provided was only $278,000 and was a negative $502,000 for the current year. Net income of $1,754,000 for year ending June 30, 1996 was more than offset by various other categories, the largest variance being in the net change between loans held for sale. In 1996 total loans held for sale increased by $1,620,000 while the increase for the 1995 period was $1,814,000. These large increases are strictly timing differences in that the majority of these loans are all under contract and will be delivered into the secondary market within 60 days. The other major item which prompted a reduction in cash of $371,000, during the year ending June 30, 1996, was advances from borrowers for taxes and insurance. Although the total of portfolio loans and loans serviced for others experienced a significant increase, the total of these advances decreased due to changes in regulations, which prompted a refund of a portion of borrower's account balance. The period ending June 30, 1995 showed a $291,000 increase in these balances.

Net cash used for investing activities amounted to $1,810,000 for year ending June 30, 1996 and $14,307,000 for 1995. The largest item responsible for this reduction in cash was net loans receivable which utilized $3,668,000 for 1996 and $11,987,000 for 1995. The 1996 figure was partially offset by an increase in cash generated from net activity from securities held to maturity of $723,000, principal payments on mortgage backed securities of $773,000 and $284,000 from the proceeds from sale of foreclosed real estate. The significant changes in the net loans receivable balances are driven both by the interest rate environment and the increase in activity of adjustable rate loans which are originated for the Bank's loan portfolio. As rates move upward demand for adjustable rate loans increase.

Financing activities, the third component of cash flows, provided $2,396,000 in cash and cash equivalents for 1996 and $13,539,000 for 1995. Interest credited to deposit accounts was $5,130,000 for 1996 and $4,436,000 for 1995. The current year figure was offset by a decrease in advances from the Federal Home Loan Bank amounting to $2,908,000.

ES&L has available to it significant funds in the form of retail repurchase agreements and advances from FHLB of New York, though there can be no assurance as to the impact of any increase in such borrowings on the Bank's cost of funds. There are no limits on the amount of advances made to Banks that are Qualified Thrift Lenders (QTLs), of which the Bank is one, or that are exempt from the QTL limitations, in order to replace deposit outflows occurring in the 30 days immediately preceding an advance application, or advances made to fulfill outstanding advance commitments, including AHP, CIP and CDF commitments, or in order to repay maturing advances. Advances and new money commitments to ES&L for purposes other than what was stated above may not exceed, net new, $150 million per calendar month or 30% of a customer's assets without prior approval of the FHLB's Board of Directors or its Executive Committee.

ES&L is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material affect on the Bank's liquidity position, operations or capital resources.




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

          Possible Assessment Relating to Deposit Insurance Premiums

The Bank's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions.

The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. The insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF ranges from a statutory minimum of $2,000 annually for well-capitalized institutions (which constitute over 90% of the BIF-insured institutions) to 0.27% of insured deposits for undercapitalized BIF-insured institutions. The substantial disparity in the deposit insurance premiums paid by BIF and SAIF members place existing SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

A number of proposals have been considered to recapitalize the SAIF in order to eliminate the premium disparity. The Senate and the House of Representatives have both, as part of a budget reconciliation package to balance the federal budget, approved legislation requiring a one-time assessment of an amount sufficient to bring the SAIF to a level equal to 1.25% of insured deposits (then estimated to be approximately 0.85% of insured deposits) to be imposed on all SAIF-insured deposits as of March 31, 1995. This assessment was originally scheduled to be payable during the first quarter of 1996. It is unknown whether legislation of this type will be enacted, or if enacted, the amount of such special assessment. If a special assessment as described above were to be required, it would result in a one-time charge of up to approximately $830,000 (or $498,000 after taxes, assuming such charge would be tax deductible), which would have the effect of reducing the Bank's tangible and core capital to $11,730,000, or 8.40% of adjusted total assets, and risk-based capital to $12,883,000, or 14.01% of risk-weighted assets as of June 30, 1996.

If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net income in future periods.






                    Impact of Inflation and Changing Prices

The Bank's Consolidated Financial Statements and Notes thereto, presented herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

           [LETTERHEAD: MENGEL/METZGER/BARR & CO., LLP APPEARS HERE]


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



To the Board of Directors of
ES&L Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Notes A and H to the consolidated financial statements, the Corporation changed its method of accounting for impairment of loans, certain investments in debt and equity securities and income taxes in fiscal years 1996, 1995 and 1994, respectively.

                                             /s/ Mengel, Metzger, Barr & Co. LLP

Elmira, New York
July 19, 1996



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                          Consolidated Balance Sheets

                                                               June 30,
                                                      --------------------------
                                                          1996          1995
                                                      ------------  ------------
ASSETS
- ----------------------------------------------------
Cash and due from banks                               $  1,355,844  $    863,072
Short-term investments                                      17,919       426,453
                                                      ------------  ------------
                         Cash and cash equivalents       1,373,763     1,289,525

Securities available for sale                               48,508       241,041
Securities to be held to maturity -
 approximate market value of $2,993,573
 and $3,744,890 at 1996 and 1995, respectively           3,030,521     3,775,306
Mortgage-backed securities available for sale            1,874,951     2,661,308
Mortgage-backed securities to be held to
 maturity - approximate market value of $194,628
 and $206,245 at 1996 and 1995, respectively               194,628       206,245
Mortgage loans held for sale                             5,457,831     3,795,855
Loans receivable, net of allowance for loan
 losses of $1,430,781 and $1,423,826
 at 1996 and 1995, respectively                        121,636,011   118,186,529
Federal Home Loan Bank stock, at cost                    1,103,800     1,103,800
Foreclosed real estate                                      90,815       149,961
Investment in joint venture - acquisition,
 development and construction arrangement                  497,165       490,043
Investment in mortgage banking partnership                 170,065       150,000
Property and equipment, net                              3,121,713     3,191,686
Accrued interest receivable:
 Loans and mortgage-backed securities                      749,780       657,930
 Investment securities and other                            44,160        68,595
Other assets                                               744,807       516,489
                                                      ------------  ------------
TOTAL ASSETS                                          $140,138,518  $136,484,313
                                                      ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------
Deposits:
 Non-interest bearing                                 $  5,009,504  $  4,045,591
 Interest bearing                                      101,643,325    96,968,931
                                                      ------------  ------------
                                                       106,652,829   101,014,522

Advances from Federal Home Loan Bank                    17,615,560    20,523,963

Accrued interest payable:
 Deposits                                                   29,125        30,669
 Borrowings                                                 73,029        62,991
Advances from borrowers for taxes and insurance          2,286,398     2,657,206
Other liabilities                                          569,432       723,719
                                                      ------------  ------------
TOTAL LIABILITIES                                      127,226,373   125,013,070

Commitments

Shareholders' equity:
 Preferred stock:
  Authorized, 500,000 shares
  Issued, none                                                   -             -
 Common stock, $.01 par value:
  Authorized, 3,000,000 shares
  Issued, 566,505 and 550,826 shares, respectively           5,665         5,508
 Additional paid-in capital                              2,580,092     2,465,316
 Retained earnings, substantially restricted            10,334,941     8,962,639
 Net unrealized gain on securities available for
  sale                                                      37,888        48,280
                                                      ------------  ------------
                                                        12,958,586    11,481,743
 Less cost of treasury stock, 3,344 and
  1,500 shares, respectively                                46,441        10,500
                                                      ------------  ------------
TOTAL SHAREHOLDERS' EQUITY                              12,912,145    11,471,243
                                                      ------------  ------------
                                                      $140,138,518  $136,484,313
                                                      ============  ============

The accompanying notes are an integral part of the consolidated financial statements.


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                       Consolidated Statements of Income

                                                     Year ended June 30,
                                            -------------------------------------
                                                1996         1995         1994
                                            ------------  -----------  ----------
Interest income:
 Loans                                      $10,855,429   $ 9,516,283  $8,009,017
 Investment securities                          318,692       315,661     257,375
 Mortgage-backed securities                     189,417       199,122     206,520
 Interest-earning deposits and other             15,465        21,088      62,208
                                            -----------   -----------  ----------
TOTAL INTEREST INCOME                        11,379,003    10,052,154   8,535,120

Interest expense:
 Deposits                                     5,157,450     4,481,743   3,568,953
 Borrowings                                   1,038,030       992,868     872,059
                                            -----------   -----------  ----------
TOTAL INTEREST EXPENSE                        6,195,480     5,474,611   4,441,012
                                            -----------   -----------  ----------

NET INTEREST INCOME                           5,183,523     4,577,543   4,094,108

Provision for loan losses                        60,000       150,000     640,000
                                            -----------   -----------  ----------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                     5,123,523     4,427,543   3,454,108

Other income:
 Service fees and other charges                 131,394       114,012      88,913
 Net (loss) gain on sale of investment
  securities                                        (39)          800       5,459
 Income from loan servicing                     314,915       301,765     271,725
 Income from unconsolidated joint venture        16,478        60,299      22,976
 Gain on sale of mortgages                      160,949        69,094     296,794
 Other operating income                         177,055       127,447     130,707
                                            -----------   -----------  ----------
TOTAL OTHER INCOME                              800,752       673,417     816,574

Other expenses:
 Employee compensation and benefits           1,823,184     1,748,778   1,671,411
 Office occupancy and equipment                 503,559       372,845     390,626
 Federal deposit insurance premiums             278,094       254,410     235,463
 Other expenses                                 473,317       394,724     341,256
                                            -----------   -----------  ----------
TOTAL OTHER EXPENSES                          3,078,154     2,770,757   2,638,756
                                            -----------   -----------  ----------

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT ADJUSTMENT                  2,846,121     2,330,203   1,631,926

Income taxes                                  1,092,560       747,227     369,433
                                            -----------   -----------  ----------
INCOME BEFORE CUMULATIVE
EFFECT ADJUSTMENT                             1,753,561     1,582,976   1,262,493

Cumulative effect of accounting change
 on years prior to 1994                               -             -     142,000
                                            -----------   -----------  ----------
NET INCOME                                  $ 1,753,561   $ 1,582,976  $1,404,493
                                            ===========   ===========  ==========

Primary income per common share:
 Income before cumulative effect
  of accounting change                            $3.07         $2.82       $2.31
 Cumulative effect of accounting changes              -             -         .26
                                            -----------   -----------  ----------
 Net income per common share                      $3.07         $2.82       $2.57
                                            ===========   ===========  ==========

The accompanying notes are an integral part of the consolidated financial statements.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

          Consolidated Statements of Changes in Shareholders' Equity Years ended June 30, 1996, 1995 and 1994
- ----------------------------------------

                                                                                    Net unrealized
                                                                                       gain on
                                                           Additional                 securities
                                                   Common    paid-in      Retained     available      Treasury
                                                   stock     capital      earnings     for sale         stock            Total
                                                   ------  -----------  ------------  -----------  ---------------  ---------------
                                                                        (Substantially
                                                                           restricted)
Balance at July 1, 1993                            $3,526  $2,332,983   $ 6,507,089   $      -     $(10,500)        $ 8,833,098

Dividends on common stock
 ($.38 per share)                                       -           -      (203,600)         -            -            (203,600)

Issuance of 12,566 shares
 in connection with stock
 options exercised at $8
 per share                                            125     100,403             -          -            -             100,528

Tax benefit from exercise
 of non-incentive stock
 options                                                -      11,465             -          -            -              11,465

Net income                                              -           -     1,404,493          -            -           1,404,493
                                                   ------  ----------   -----------   ----------   -----------      -----------
BALANCE AT JUNE 30, 1994                            3,651   2,444,851     7,707,982          -      (10,500)         10,145,984

Cumulative effect of
 accounting change -
 unrealized gain on
 securities available for
 sale, net of deferred taxes
 of $38,684                                             -           -             -     58,027            -              58,027

Current year change in
 unrealized gain on securities
 available for sale, net of
 deferred taxes of $6,498                               -           -             -     (9,747)           -              (9,747)

Issuance of 182,499 shares in
 connection with three-for-two
 stock split                                        1,825      (1,825)            -          -            -                   -

Dividends on common stock
 ($.60 per share)                                       -           -      (328,319)         -            -            (328,319)

Issuance of 3,203 shares in
 connection with stock options
 exercised at $5 1/3 per share                         32      17,043             -          -            -              17,075

Tax benefit from exercise of
non-incentive stock options                             -       5,247             -          -            -               5,247

Net income                                              -           -     1,582,976          -            -           1,582,976
                                                   ------  ----------   ----------- ----------   ----------        -------------
BALANCE AT JUNE 30, 1995                            5,508   2,465,316     8,962,639     48,280      (10,500)         11,471,243

Current year change in
 unrealized gain on
 securities available for
 sale, net of deferred taxes
 of $6,926                                              -           -             -    (10,392)           -             (10,392)

Dividends on common stock
 ($.68 per share)                                       -           -      (381,259)         -            -            (381,259)

Issuance of 15,679 shares in
 connection with stock options
 exercised at $5 1/3 per share                        157      83,472             -          -            -              83,629

Tax benefit from exercise of non-
 incentive stock options                                -      31,304             -          -            -              31,304

Purchase of 1,844 shares of
 treasury stock                                         -           -             -          -      (35,941)            (35,941)

Net income                                              -           -     1,753,561          -            -           1,753,561
                                                   ------  ----------   ----------- ----------   ----------         -----------
BALANCE AT JUNE 30, 1996                           $5,665  $2,580,092   $10,334,941   $ 37,888     $(46,441)        $12,912,145
                                                   ======  ==========   =========== ==========  ===========         ===========

The accompanying notes are an integral part of the consolidated financial statements.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                     Consolidated Statements of Cash Flows


                                                   Year ended June 30,
                                       -------------------------------------------
                                           1996           1995           1994
                                       -------------  -------------  -------------
CASH FLOWS - OPERATING ACTIVITIES
- ---------------------------------
 Net income                            $  1,753,561   $  1,582,976   $  1,404,493
 Adjustments to reconcile net income
  to net cash (used for) provided from
  operating activities:
    Depreciation                            180,336         64,666         97,397
    Deferred income taxes                    24,884          4,221       (281,353)
    Provision for loan losses                60,000        150,000        640,000
    Net amortization of premiums and
     discounts                               22,533         29,202         28,446
    Deferred loan origination fees          (52,490)        (7,446)       (57,730)
    Income from unconsolidated joint
     venture                                (16,478)       (60,299)       (22,976)
    Net loss (gain) on sale of
     investment securities                       39           (800)        (5,459)
    Net loss on sale of property and
     equipment                                    -              -         (5,368)
    Net gain on sale of foreclosed
     real estate                            (13,457)             -              -
    Gain on sale of mortgages              (160,949)       (69,094)      (296,794)
    Proceeds from loan sales             29,370,422     11,240,565     42,132,313
    Originations and purchases of
     loans held for sale                (30,990,370)   (13,054,383)   (41,191,819)
    Changes in certain assets and
     liabilities
      affecting operations:
       Accrued interest receivable          (67,415)      (158,330)       (16,244)
       Other assets                         (96,051)       181,053       (227,105)
       Accrued interest payable               8,494         14,340         33,314
       Advances from borrowers for
        taxes and insurance                (370,808)       291,259        536,699
       Other liabilities                   (154,287)        70,387       (170,321)
                                       ------------   ------------   ------------
NET CASH (USED FOR) PROVIDED FROM
OPERATING ACTIVITIES                       (502,036)       278,317      2,597,493

CASH FLOWS - INVESTING ACTIVITIES
- ---------------------------------
 Net other increase in loans
  receivable                             (3,667,626)   (11,987,160)    (5,384,626)
 Net (increase) decrease in Federal
  Home Loan Bank stock                            -        (37,200)       123,700
 Investment in foreclosed real estate          (383)        (7,221)             -
 Investment in joint venture                  9,356        128,565        (95,058)
 Investment in partnership                  (20,065)      (150,000)             -
 Proceeds from sale of foreclosed
  real estate                               283,620         19,608        162,000
 Proceeds from sale of securities
  available for sale                         49,812          1,900              -
 Proceeds on maturity of securities
  available for sale                        150,000         50,000         55,000
 Purchase of securities available
  for sale                                        -              -        (37,863)
 Proceeds from sale of securities to
  be held to maturity                             -              -        406,995
 Purchases of securities to be held
  to maturity                            (2,987,912)      (500,000)    (2,000,000)
 Proceeds from maturities of
  securities to be held to maturity       3,710,959        114,664        171,586
 Principal repayments on
  mortgage-backed securities                772,543        466,322      1,022,062
 Proceeds from sale of property and
  equipment                                       -              -        175,825
 Purchases of property and equipment       (110,363)    (2,406,315)      (160,893)
                                       ------------   ------------   ------------
NET CASH (USED FOR) INVESTING
 ACTIVITIES                              (1,810,059)   (14,306,837)    (5,561,272)

CASH FLOWS - FINANCING ACTIVITIES
- -------------------------------------
 Interest credited to deposit
  accounts                                5,129,548      4,435,853      3,526,860
 Net other increase (decrease) in
  deposits                                  508,759      9,721,896       (643,860)
 Net (decrease) increase in advances
  from Federal Home Loan Bank            (2,908,403)      (307,892)     4,081,855
 Payments on reverse repurchase
  agreements                                      -              -     (4,045,000)
 Proceeds from exercise of stock
  options                                    83,629         17,075        100,527
 Purchase of treasury stock                 (35,941)             -              -
 Dividends paid                            (381,259)      (328,319)      (203,600)
                                       ------------   ------------   ------------
NET CASH PROVIDED FROM FINANCING
 ACTIVITIES                               2,396,333     13,538,613      2,816,782
                                       ------------   ------------   ------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                            84,238       (489,907)      (146,997)

Cash and cash equivalents at
 beginning of year                        1,289,525      1,779,432      1,926,429
                                       ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR                                  $  1,373,763   $  1,289,525   $  1,779,432
                                       ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
- -------------------------------------
 Cash paid during the year for:
  Interest on advances from Federal
   Home Loan Bank                      $  1,027,992   $    977,182   $    840,489
                                       ============   ============   ============
  Income taxes                         $  1,156,051   $    727,300   $    793,454
                                       ============   ============   ============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES
- -------------------------------------
 Loans transferred to foreclosed
  real estate                          $    213,815   $     91,455   $          -
                                       ============   ============   ============
 Foreclosed real estate transferred
  to property and equipment            $          -   $     51,285   $          -
                                       ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

NOTE A:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ----------------------------------------------------

Principles of consolidation
- ---------------------------
ES&L Bancorp, Inc. (the "Corporation") is a savings and loan holding company, which engages in no significant business activity other than holding the stock of Elmira Savings and Loan, F.A. (the "Bank") and operating the business of a savings and loan through the Bank. The consolidated financial statements include the accounts of the Corporation, its wholly-owned subsidiary, the Bank and the wholly-owned subsidiaries of the Bank, Brilie Corporation (D/B/A ES&L Financial Services) and ES&L Mortgage Corporation (D/B/A Cayuga Mortgage
Company).   All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents
- -------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and short-term investments, with original terms to maturity of less than 90 days. Generally, federal funds are purchased and sold for one-day periods.

Investments in debt, equity and mortgage-backed securities
- ----------------------------------------------------------
The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") on July 1, 1994. SFAS 115 applies to investments in equity securities whose fair values are readily determinable and to all debt securities. SFAS 115 requires banks to classify debt and equity securities into three reporting categories: (1) held-to-maturity, (2) available-for-sale, or
(3) trading.

The Corporation has classified as held-to-maturity, all debt securities including certain mortgage-backed securities which the Corporation has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt and equity securities, including certain mortgage-backed securities, having readily determinable fair values have been categorized as securities available-for-sale and are carried at fair value. Unrealized holding gains and losses for these securities are reported as a separate component of equity. The cumulative effect of this accounting change at July 1, 1994, was recorded in the accompanying consolidated statement of changes in shareholders' equity as an unrealized gain on securities available-for-sale of $58,027 net of deferred taxes of $38,684. The decrease in unrealized gain amounted to $10,392 and $9,747 net of deferred taxes of $6,926 and $6,498 for 1996 and 1995, respectively. The Corporation has no securities classified as trading securities.

Prior to July 1, 1994, securities available for sale, consisting of certain government and corporate bonds, equity securities and certain mortgage-backed securities, were carried at the lower of aggregate cost or market. Net unrealized losses on these investments were recognized in the consolidated statement of income as they occurred.

At June 30, 1994, investment and mortgage-backed securities held to maturity were carried at cost, adjusted for amortization of premium and accretion of discount over the term of the related securities. Net unrealized losses on these securities were recognized on the consolidated statement of income as they occurred.

Realized gains or losses are recognized upon the sale of securities on a specific identification basis.

Mortgage loans held for sale
- ----------------------------
Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. At June 30, 1996 and 1995, market values of the mortgage loans held for resale approximate cost. The mortgage loans held for resale represent fixed rate one-to-four family mortgage loans, which are to be sold pursuant to forward commitments. For purposes of determining the gain on the sale of loans sold in the secondary market, normal servicing fees are determined by reference to the stipulated servicing fee set forth in the loan sale agreements.

Loans receivable
- ----------------
Loans held in portfolio are stated at the principal amount outstanding, less the allowance for losses and net deferred loan origination fees and costs. Interest is accrued as earned unless collectibility of the loan is in doubt, at which time an allowance is provided.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and still due, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -----------------------------------------------------

Loan fees
- ---------
All loan origination fees received from loans with similar characteristics, net of direct origination costs, are deferred and amortized to interest income using the level yield method, giving effect to actual loan prepayments. Fees received for loan commitments that are expected to be drawn upon, based on the Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

Allowance for possible loan losses
- ----------------------------------
The allowance for possible loan losses is maintained at a level which management considers adequate to provide for potential loan losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon a continuing review of the loan portfolio which includes many factors, such as identification of adverse situations which may affect the borrower's ability to repay, a review of overall portfolio quality and an assessment of current and future economic conditions.

Management believes that the allowance for loan loss is adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

The Bank adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" on July 1, 1995. Management considers a loan impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Accordingly, the Bank measures certain impaired commercial mortgage loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, at the loan's observable market price or fair value of collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. The Bank recognizes interest income on impaired loans using the cash basis of income recognition. Adoption of these statements did not have a material impact on the Bank's 1996 consolidated financial statements.

Mortgage servicing rights
- -------------------------
The cost of acquiring the rights to service mortgage loans other than the Bank's own accounts is capitalized and amortized in proportion to, and over the period of, estimated net servicing income. During 1996, approximately $118,000 of such costs were capitalized.

Foreclosed real estate
- ----------------------
Real estate properties acquired through loan foreclosure are valued at the lower of cost or fair value minus estimated costs to sell. Costs relating to the improvement of property are capitalized to the extent that carrying value does not exceed estimated fair value, whereas costs relating to holding property are expensed. Valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Property and equipment
- ----------------------
Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to operations, while costs incurred to improve or extend the life of existing assets are capitalized.

Income taxes
- ------------
The Corporation adopted the provisions of Statement of Financial Accounting Standards 109, "Accounting for Income Taxes ("SFAS 109") in fiscal year 1994. SFAS 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Corporation reported the cumulative effect of the change in the method of accounting for income taxes as of July 1, 1993 in the fiscal 1994 consolidated statement of income.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -----------------------------------------------------

Financial Instruments and Concentration of Credit Risk
- ------------------------------------------------------
In the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include loan commitments, standby letters of credit, loans written with interest rate caps and floors, and forward contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank considers its primary market area for lending and savings activities to be Chemung, Tompkins, Steuben, Schuyler and Tioga Counties in New York and Tioga and Bradford Counties in Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is reliant upon the economic stability of the area.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps, floors, and forward contracts, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of forward contracts through credit approvals, limits and monitoring procedures.

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and residential and personal properties.

Forward contracts are written primarily with government agencies, whereby the agency agrees to purchase substantially all fixed-rate loans originated by the Bank. Risks arise from the possible inability of counterparties to meet the terms of their contracts.

The Bank writes variable rate loan contracts with interest rate caps and floors in order to manage its interest rate exposure. Substantially, all variable rate loans are held by the Bank; the interest rate caps and floors enable both customers and the Bank to transfer, modify, or reduce their interest rate risk.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Net income per share
- --------------------
Primary net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include shares issuable upon exercise of the Company's outstanding stock options. Using the treasury stock method for outstanding options, equivalent common shares of 11,291, 14,281 and 12,579 were added to weighted average shares for 1996, 1995 and 1994. Fully diluted net income per share amounts are not presented because they are not materially dilutive. Weighted average shares outstanding amounted to 570,824 for 1996, 560,637 for 1995, and 547,060 for 1994. See also Note N.

Use of estimates in the preparation of financial statements
- -----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -----------------------------------------------------

New Accounting Pronouncements
- -----------------------------

  Mortgage servicing rights
  -------------------------
  In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Certain Mortgage Banking Activities" ("SFAS 122"). SFAS 122 requires mortgage banking enterprises, including enterprises such as the Bank that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise, to recognize rights to service mortgage loans for others as separate assets, regardless of how the servicing rights are acquired. Under current standards part of the cost of acquiring the loans is capitalized as mortgage servicing rights if the loans are purchased, but not if they are originated by the seller. Additionally, under SFAS 122 mortgage servicing rights are to be assessed for impairment based on their fair value, determined for each group of underlying loans with similar risk characteristics.

  SFAS 122 is effective prospectively for fiscal years beginning after December 15, 1995. Accordingly, the Bank is required to adopt SFAS 122 for the year ending June 30, 1997. The Bank has not completed all of the analyses required to estimate the impact of adopting the Statement, however, management does not expect the adoption of SFAS 122 to have an adverse effect on the Bank's financial condition or results of operations.

  Accounting for long-lived assets
  --------------------------------
  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 establishes guidance for when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of.

  SFAS 121 is effective for fiscal years beginning after December 15, 1995. Accordingly, the Bank is required to adopt SFAS 121 for the year ending June 30, 1997. Management does not expect the adoption of SFAS 121 to have a material effect on the Bank's financial condition or results of operation.

Reclassifications
- -----------------
Certain 1995 amounts have been reclassified to conform with the 1996 presentation.

NOTE B:   INVESTMENT AND MORTGAGE-BACKED SECURITIES
- ---------------------------------------------------

The amortized cost and fair value of investments in securities are as follows:

  June 30, 1996:
                                               Gross        Gross
                                 Amortized   Unrealized  Unrealized      Fair
                                    Cost       Gains       Losses       Value
                                 ----------  ----------  -----------  ----------

      Securities available for
       sale:
       Corporate stock           $   36,763     $13,558    $ (1,813)  $   48,508
                                 ==========  ==========  ==========   ==========

      Securities to be held to
       maturity:
       U.S. Government and its
        agencies                 $2,988,894     $     -    $(37,664)  $2,951,230
       Corporate debt
        securities                   41,627         716           -       42,343
                                 ----------  ----------  ----------   ----------
                                 $3,030,521     $   716    $(37,664)  $2,993,573
                                 ==========  ==========  ==========   ==========

      Mortgage-backed
       securities
       available for sale        $1,823,549     $51,402    $      -   $1,874,951
                                 ==========  ==========  ==========   ==========

      Mortgage-backed
       securities
       to be held to maturity    $  194,628     $     -    $      -   $  194,628
                                 ==========  ==========  ==========   ==========



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- ----------------------------------------------------

  June 30, 1995:
                                               Gross        Gross
                                 Amortized   Unrealized  Unrealized      Fair
                                    Cost       Gains       Losses       Value
                                 ----------  ----------  -----------  ----------
             Securities
              available for
              sale:
                U.S.
                Government and
                its
                agencies         $  200,646     $ 1,760    $      -   $  202,406
                Corporate stock      36,763       3,947      (2,075)      38,635
                                 ----------     -------    --------   ----------
                                 $  237,409     $ 5,707    $ (2,075)  $  241,041
                                 ==========     =======    ========   ==========

             Securities to be
              held to
                maturity:
                U.S.
                Government and
                its
                agencies         $2,700,076     $ 5,236    $(34,374)  $2,670,938
                Corporate debt
                securities        1,075,230       1,003      (2,281)   1,073,952
                                 ----------     -------    --------   ----------
                                 $3,775,306     $ 6,239    $(36,655)  $3,744,890
                                 ==========     =======    ========   ==========

             Mortgage-backed
              securities
                available for
                sale             $2,584,475     $76,833    $      -   $2,661,308
                                 ==========     =======    ========   ==========

             Mortgage-backed
              securities
                to be held to
                maturity         $  206,245     $     -    $      -   $  206,245
                                 ==========     =======    ========   ==========


The amortized cost and fair value of debt securities at June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to repay obligations with or without call or prepayment penalties. All mortgage-backed securities mature after ten years.

                                        Securities           Securities to be
                                    Available For Sale       Held to Maturity
                                   ---------------------  ----------------------
                                   Amortized     Fair     Amortized      Fair
                                     Cost       Value        Cost       Value
                                   ---------  ----------  ----------  ----------

          Due in one year or less $        -  $        - $         -  $        -
          Due after one year
           through
             five years                    -           -   2,988,894   2,951,230
          Due after five years
           through
             ten years                     -           -           -           -
          Due after ten years              -           -      41,627      42,343
                                   ---------  ----------  ----------  ----------
                                  $        -   $       -  $3,030,521  $2,993,573
                                   =========  ==========  ==========  ==========

Proceeds and gross realized gains and losses from sales and maturities of securities are as follows:


                                                   Securities Available for Sale
                                              ----------------------------------
                                                Proceeds
                                                  from
                                               sales and    Realized    Realized
                                              maturities     gains       losses
                                              ----------  ----------  ----------
          Year ended June 30,
          -------------------
                  1996                          $199,812  $        -  $       39
                  1995                            51,900         800           -
                  1994                            55,000           -           -




                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- ----------------------------------------------------

                                       Securities to be Held to Maturity
                                -----------------------------------------------
                                    Proceeds
                                      from
                                    sales and        Realized       Realized
                                   maturities          gains         losses
                                -----------------  -------------  -------------
 Year ended June 30,
 -------------------
   1996                               $3,710,959   $          -   $          -
   1995                                  114,664              -              -
   1994                                  578,581          5,459              -

NOTE C:   LOANS RECEIVABLE
- --------------------------

Loans receivable consist of
 the following:
                                                             June 30,
                                                   -----------------------------
                                                       1996           1995
                                                   ------------   ------------
 Conventional first mortgage
  loans:
  Residential                                      $ 79,401,037   $ 72,944,756
  Commercial                                         25,007,635     27,159,817
  Construction loans                                  3,958,500      5,299,305
 Loans on savings accounts                              213,679        253,261
 Education loans                                        470,515        652,739
 Consumer loans                                       4,663,964      3,905,649
 Demand notes                                         1,519,863      1,078,021
 Home equity lines of credit                          6,699,341      7,659,588
 Commercial non-mortgage loans                        1,926,130      1,844,375
 Commercial lines of credit                           1,212,320      1,095,718
                                                   ------------   ------------
                                                    125,072,984    121,893,229
 Less:
  Allowance for loan losses                           1,430,781      1,423,826
  Loans in process                                    1,953,552      2,177,744
  Deferred loan origination
   fees                                                  52,640        105,130
                                                   ------------   ------------
                                                   $121,636,011   $118,186,529
                                                   ============   ============

The activity in the allowance for loan losses is as follows:


                                                 Year ended June 30,
                                      ------------------------------------------
                                        1996           1995           1994
                                      ----------   ------------   --------------
 Balance at beginning of year         $1,423,826   $  1,268,611   $    681,614
 Provision for possible loan
  losses                                  60,000        150,000        640,000
 Charged-off loans                       (54,207)        (2,142)       (55,522)
 Recoveries                                1,162          7,357          2,519
                                      ----------   ------------   ------------
     Balance at end of year           $1,430,781   $  1,423,826   $  1,268,611
                                      ==========   ============   ============

Nonaccrual loans for which interest has been reduced totaled approximately $223,000 and $718,000 at June 30, 1996 and 1995, respectively. Interest income that would have been recorded on these loans for the years ended June 30, 1996 and 1995 was approximately $20,000 and $30,000, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- ---------------------------

The Bank, in the ordinary course of business, has granted loans to certain officers, directors and their related interests. Related party loans were made on substantially the same terms, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. An analysis of related party loan activity is as follows:


    Balance at July 1, 1994     $ 348,122
    Increase                      209,468
    Decrease                      (32,820)
                                ---------
    BALANCE AT JUNE 30, 1995      524,770

    Increase                      103,207
    Decrease                     (183,384)
                                ---------
    BALANCE AT JUNE 30, 1996    $ 444,593
                                =========

As stated in Note A, the Bank sells loans in the secondary market and generates income on the subsequent servicing of such loans. The income is generated by continuing to service loans sold in the secondary market for an agreed-upon percentage of the interest earned. Total residential loans serviced for others amounted to $110,694,667, $90,824,269 and $87,027,163 at June 30, 1996, 1995 and
1994, respectively.

NOTE D:   PROPERTY AND EQUIPMENT
- --------------------------------

Property and equipment is summarized by major classification as follows:

                                            June 30,
                                     ----------------------
                                        1996        1995
                                     ----------  ----------

    Land                             $  672,933  $  640,836
    Buildings                         2,251,476   2,215,263
    Furniture and equipment             789,356     741,573
                                     ----------  ----------
                                      3,713,765   3,597,672
    Less accumulated depreciation       592,052     405,986
                                     ----------  ----------
                                     $3,121,713  $3,191,686
                                     ==========  ==========

Interest cost incurred on borrowed funds during fiscal year 1995 amounted to $1,053,261, of which $60,393 was capitalized as building costs. No interest was capitalized for 1996 or 1994.

NOTE E:   DEPOSITS
- ------------------

Deposit accounts consist of the following:
                                                              June 30,
                                                       ------------------------
                                                          1996         1995
                                                       ----------   ------------
 Savings accounts with a year end interest rate of
  3.05% and 3.0% at June 30, 1996 and 1995,
  respectively                                         $15,777,639  $ 16,179,373
 NOW accounts with a year end interest rate of 1.80%
  and 1.75% at June 30, 1996 and 1995, respectively      6,516,746     5,323,870
 Money market deposit accounts with a year end
  interest rate of 3.20% and 3.15% at
  June 30, 1996 and 1995, respectively                   5,727,747     5,417,514
 Certificates of deposit with a year end interest rate
  range of 3.80% - 8.35% at June 30, 1996 and 1995      78,630,697    74,093,765
                                                       -----------  ------------
                                                      $106,652,829  $101,014,522
                                                      ============  ============

Non-interest bearing checking accounts are included in the table above in NOW accounts.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -------------------------

Maturities of outstanding certificates of deposit at June 30, 1996, are summarized as follows:

                Year       Amount
                ----    -----------

                1997    $47,917,784
                1998     21,511,426
                1999      4,097,331
                2000      4,225,089
                2001        879,067
                        -----------
                        $78,630,697
                        ===========

The aggregate amount of individual deposits in excess of $100,000 was approximately $19,000,000 and $18,000,000 at June 30, 1996 and 1995,
respectively.

Interest expense on deposits is summarized as follows:

                                      Year ended June 30,
                               ----------------------------------
                                  1996        1995        1994
                               ----------  ----------  ----------

    Savings accounts           $  507,794  $  578,524  $  582,212
    NOW accounts                   24,565      26,287      23,909
    Money market                  217,075     213,155     166,449
    Certificates of deposit     4,408,016   3,663,777   2,796,383
                               ----------  ----------  ----------
                               $5,157,450  $4,481,743  $3,568,953
                               ==========  ==========  ==========

NOTE F:  ADVANCES FROM FEDERAL HOME LOAN BANK
- ---------------------------------------------

Advances from Federal Home Loan Bank are collateralized by certain residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock pursuant to the provisions of a collateral pledge and security.

Scheduled maturities are as follows:

   Maturing in                Amount
fiscal year ending         -----------
- --------------------

     1997                  $13,108,178
     1998                      609,523
     1999                      610,139
     2000                      610,796
     2001                      611,491
  Thereafter                 2,065,433
                           -----------
                           $17,615,560
                           ===========

The Bank has the ability to obtain additional advances from the Federal Home Loan Bank, up to an amount established at the time of borrowing by a predefined formula.

NOTE G:   BENEFIT PLANS
- -----------------------

Savings and Profit Sharing Plan
- -------------------------------
The Bank maintains a defined contribution savings incentive plan (401k) and a profit sharing plan for all eligible employees. Under these plans, the Bank will match up to 3% of annual employee wages, dollar for dollar, for amounts contributed to the savings incentive plan and will contribute a Board approved percentage of wages to the profit sharing plan. Total expense including administrative costs amounted to $83,521, $81,178 and $66,517 for the years ended June 30, 1996, 1995 and 1994, respectively.

Other Retirement Benefits
- -------------------------
The Bank provides limited medical and life insurance benefits to current retirees. The Bank intends to continue to fund the liability associated with these benefits on a "pay-as-you-go" basis, and does not expect to extend this benefit beyond those currently receiving benefits.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- ------------------------

The accumulated postretirement benefit obligation of all retirees as of June 30, 1996 and 1995 was $61,538 and $65,158, respectively. There are no plan/trust assets designated for this purpose.

For measurement purposes, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%. The mortality rate was based on the 1983 Group Annuity Mortality Table.

Stock option plan
- -----------------
Under the terms of the ES&L Bancorp, Inc. 1990 Stock Option Plan (the "Option Plan"), shares were reserved for future issuance by the Corporation upon exercise of stock options granted to employees and directors of the Corporation and its subsidiary from time to time under the Option Plan. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. These options are priced at $5 1/3 per share, the equivalent of the purchase price at the time of issuance. See also Note N.


     Options outstanding June 30, 1995    28,955
     Less options exercised               15,679
                                          ------
     Options outstanding June 30, 1996    13,276
                                          ======

NOTE H:  INCOME TAXES
- ---------------------

The Corporation adopted, effective July 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Those differences are more inclusive in nature than timing differences as determined under previously applicable accounting principles. Deferred tax expense (credit) is the result of the changes in deferred tax assets and liabilities, except for the change in deferred taxes related to unrealized gain on securities available for sale which is reflected in shareholders' equity. The principal types of differences between assets and liabilities for financial statement and tax return purposes are depreciation, nonrefundable loan fees, certain postretirement benefits, allowance for loan losses incurred after July 1, 1988 and unrealized gain on securities available for sale.

The deferred method, used in years prior to July 1, 1993, required the Bank to provide for deferred tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax returns as measured by the tax rate in effect for the year the difference occurred.

The change from the deferred method to the liability method of accounting for income taxes increased the Bank's 1994 net income by $156,400, $.29 per share, before the cumulative effect of the change in accounting. Also, net income for the year ended June 30, 1994, increased by $142,000, $.26 per share, as a result of the cumulative effect of the change in accounting related to years prior to July 1, 1993, which were not restated. Net income for the years ended June 30, 1996 and 1995 was not materially effected by this change.

The provision for income taxes consists of the following:

                                                      Year ended June 30,
                                               ----------------------------------
                                                  1996        1995        1994
                                               ----------  ----------  ----------
 Currently payable:
  State                                        $  160,560  $ 145,934   $  62,560
  Federal                                         907,116    597,072     446,226
 Deferred                                          24,884      4,221    (139,353)
                                               ----------  ---------   ---------
                                               $1,092,560  $ 747,227   $ 369,433
                                               ==========  =========   =========

A reconciliation of income taxes at the federal statutory corporate tax rates to the effective tax rates follows:



                                                        Year ended June 30,
                                               ---------------------------------
                                                     1996       1995        1994
                                               ----------  ---------   ---------
 Total provision at federal statutory
  rates                                        $  968,000  $ 785,000   $ 555,000
 States taxes, net of federal benefit             106,000     96,000      30,000
 Resolution of prior year tax
  liabilities                                           -   (124,000)   (196,000)
 Other                                             18,560     (9,773)    (19,567)
                                               ----------  ---------   ---------
                                               $1,092,560  $ 747,227   $ 369,433
                                               ==========  =========   =========



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -----------------------

Amounts by which income taxes currently payable exceed estimated tax payments made during the year are included in other liabilities in the accompanying financial statements.

A deferred tax asset resulting from temporary differences is summarized as follows and is included in other assets in the accompanying consolidated balance sheet:

                                              June 30,
                                        --------------------
                                          1996       1995
                                        ---------  ---------

       Depreciation                     $(50,000)  $ (2,000)
       Nonrefundable loan fees            35,000     42,000
       Employee benefits                  21,000     22,000
       Allowance for loan losses         344,000    302,000
       Unrealized gain on securities
        available for sale               (25,000)   (32,000)
       Other                              (3,000)     8,000
                                        --------   --------
                                        $322,000   $340,000
                                        ========   ========

As required by SFAS 109, deferred taxes have not been provided for the allowance for loan losses for tax purposes that arose in tax years beginning before July 1, 1988, as management believes that it is not apparent such temporary differences will reverse in the foreseeable future. However, a deferred tax asset has been recognized for the difference between the provision for loan loss for book purposes and the bad debt tax deductions arising in tax years after July 1, 1988.

Various tax court decisions have questioned the validity of tax regulations which required thrift institutions to reduce, or eliminate, the bad debt deductions in the year to which certain net operating losses were carried back. As a result, the Bank filed its tax returns with an increased net operating loss carryforward (NOL) of approximately $1.5 million. The Bank used this increased NOL to offset income for the year ended June 30, 1990 and 1991, while continuing to accrue income taxes for financial reporting purposes without regard to the increase. During the years ended June 30, 1995 and 1994, contingencies relating to this matter were resolved and the accruals were adjusted.

The IRS has permitted a tax deduction for estimated bad debts in an amount greater than the amount reported in the accompanying financial statements. This excess amount of the estimated bad debts is subject to tax only if its is actually distributed to stockholders or depositors. At June 30, 1996, the accumulated amount of such excess for which income taxes have not been accrued was approximately $2.1 million.

NOTE I:   COMMITMENTS
- ---------------------

The Bank leases an office for ES&L Mortgage Corporation under a lease agreement, which is renewable annually. The agreement requires minimum monthly rentals, as well as requiring the Bank to pay its pro rata share of property taxes and utilities. Total rental expense under this agreement amounted to $17,886, $14,696 and $15,678 for the years ended June 30, 1996, 1995 and 1994, respectively.

At June 30, 1996 and 1995, the Bank had outstanding commitments of $3,169,511 and $5,375,316, respectively, to originate loans, of which $931,311 and $1,236,241, respectively, were comprised of fixed-rate loans and $2,238,200 and $4,139,075, respectively, were comprised of variable-rate loans. Substantially all of the fixed-rate loan commitments are to be sold upon establishment of a specified fixed rate of interest. In the opinion of management, all fixed-rate loan commitments equalled or exceeded prevalent market interest rates and all loan commitments will be funded via cash flows from operations, existing excess liquidity, advances from the Federal Home Loan Bank and other borrowings as necessary.

At June 30, 1996 and 1995, the Bank had outstanding commitments under standby letters of credit totalling $436,222 and $92,425, respectively.

At June 30, 1996 the Bank was committed to purchase a Federal Home Loan Bank $1,000,000 bond at par value. The bond has an interest rate of 7.13% and matures July 2, 2001.

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
- --------------------------------------------------------------------
             CONSTRUCTION ARRANGEMENT
             ------------------------

During 1989, the Bank's wholly-owned subsidiary, Brilie Corporation ("Brilie") entered into a partnership agreement with two unrelated parties. The primary purpose of this partnership is to develop land in the Town of Horseheads for eventual resale as residential housing. Management of the partnership intends to develop the land in several phases, enabling the partnership to increase its equity as sales take place. As of June 30, 1996 and 1995, the Bank had loaned $389,170 and $387,627, respectively, to the partnership, and was committed to lend an additional $360,830 and $362,373, respectively, to finance further land development.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
- --------------------------------------------------------------------
             CONSTRUCTION ARRANGEMENT, Cont'd
             -------------------------

All costs incurred by the joint venture partnership during development stages, including interest financing costs, directly attributable to the project are capitalized and specifically allocated to individual parcels within the subdivision. Interest ceases to be capitalized upon the phase's readiness for sale. As sales take place, the partnership recognizes profits by subtracting previously allocated costs for each parcel from the individual sales proceeds of each parcel. Further, interest is not capitalized for phases of the project not presently undergoing development.

The Bank has classified these loans as an acquisition, development, and construction arrangement, since the partnership has title to, but little or no equity in the underlying security and Brilie receives 50% of the profit on the ultimate sale of the project.

Brilie recognizes profits from these activities under the equity method of accounting when the collectibility of the sales price is reasonably assured and the partnership is not obligated to perform significant activities after the sale. Accordingly, profits on sales which do not meet the criteria for profit recognition are deferred and credited to operations on the installment basis until such time as the criteria for profit recognition is met.

All interest income earned by the Bank is deferred. The interest deferred is realized at the time of the sale of related parcels of the project. In addition, the Bank capitalizes interest expense related to the average outstanding investment balance multiplied by the Bank's average cost of funds rate.

As of June 30, 1996, Brilie's share of the partnership's capital was $107,995, which represents 50% of the accumulated earnings of the partnership as of that date less partners' withdrawals. The following summarizes the unaudited financial condition and results of operations of the joint venture partnership:


BALANCE SHEETS
- --------------

                                                     June 30,
                                                -------------------
                                                  1996       1995
                                              -----------  -----------
                                              (UNAUDITED)  (UNAUDITED)
             ASSETS
             ------

 Investment in real estate                      $673,160   $661,743
 Other assets                                      1,526        800
                                                --------   --------
                                                $674,686   $662,543
                                                ========   ========


        LIABILITIES AND
        ---------------
       PARTNERS' CAPITAL
       -----------------


 Liabilities
      Note payable to Elmira Savings and Loan   $389,170   $387,627
      Mortgage payable                            68,000     68,000
      Other liability                              1,526        800
                                                --------   --------
                                                 458,696    456,427

Partners' capital                                215,990    206,116
                                                --------   --------
                                                $674,686   $662,543
                                                ========   ========



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
- --------------------------------------------------------------------
             CONSTRUCTION ARRANGEMENT, Cont'd
             -------------------------

STATEMENTS OF INCOME AND PARTNERS' CAPITAL
- ------------------------------------------


                                                 Year ended June 30,
                                         --------------------------------------
                                             1996         1995         1994
                                         -----------   -----------  -----------
                                         (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
                                         -----------   -----------  -----------

  Sales                                  $   311,901   $  319,499   $  207,400
  Cost of sales                              265,042      185,186      156,406
                                            --------   ----------   ----------
  Gross profit                                46,859      134,313       50,994

  Net rental (expense)
   income                                     (6,622)      (1,157)         274
  General and
   administrative
   expense                                    (7,281)     (12,558)      (5,316)
                                            --------   ----------   ----------
  Net income                                  32,956      120,598       45,952

  Partners' capital at
   beginning
   of year                                   206,116      124,828      118,076
  Partners' withdrawals                       23,082       39,310       39,200
                                            --------   ----------   ----------
  Partners' capital at end
   of year                                  $215,990   $  206,116   $  124,828
                                            ========   ==========   ==========

NOTE K:   PARENT COMPANY FINANCIAL INFORMATION
- ----------------------------------------------

BALANCE SHEETS
- --------------
                                                               June 30,
                                                       -----------------------
                   ASSETS                                 1996         1995
                   ------                              ----------   ----------

 Cash and cash equivalents                             $  146,667   $  564,082
 Securities available for
  sale                                                     48,508       38,635
 Investment in subsidiary                               8,552,329    6,751,200
 Other assets                                              68,891        5,261
                                                       ----------   ----------
                                                       $8,816,395   $7,359,178
                                                       ==========   ==========

             LIABILITIES AND
             ---------------
           SHAREHOLDERS' EQUITY
           --------------------

 Shareholders' equity:
  Common stock                                         $    5,665   $    5,503
  Additional paid-in
   capital                                              2,580,092    2,465,321
  Retained earnings                                     6,270,032    4,897,730
  Net unrealized gain on
   securities available
   for sale                                                 7,047        1,124
                                                       ----------   ----------
                                                        8,862,836    7,369,678
  Less treasury stock                                      46,441       10,500
                                                       ----------   ----------
                                                       $8,816,395   $7,359,178
                                                       ==========   ==========



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -----------------------------------------------

STATEMENTS OF INCOME AND RETAINED EARNINGS
- ------------------------------------------

                                                    Year ended June 30,
                                          ----------------------------------------
                                              1996          1995          1994
                                          ------------  ------------  ------------
  Revenues:
   Equity in earnings of subsidiary       $ 1,801,129   $ 1,579,440   $ 1,403,868
   Income from investments and other            3,091         3,536           791
   Management fee income                            -        56,131        59,398
                                          -----------   -----------   -----------
                                            1,804,220     1,639,107     1,464,057

  General and administrative expenses          66,099        38,571        42,004
                                          -----------   -----------   -----------
  INCOME BEFORE INCOME TAXES                1,738,121     1,600,536     1,422,053

  Income tax benefit (expense)                 15,440       (17,560)      (17,560)
                                          -----------   -----------   -----------
  NET INCOME                                1,753,561     1,582,976     1,404,493

  Retained earnings at beginning
   of year                                  4,897,730     3,643,073     2,442,180
  Dividends paid                              381,259       328,319       203,600
                                          -----------   -----------   -----------
  RETAINED EARNINGS AT END OF YEAR        $ 6,270,032   $ 4,897,730   $ 3,643,073
                                          ===========   ===========   ===========

STATEMENTS OF CASH FLOWS
- ------------------------

                                                    Year ended June 30,
                                          ----------------------------------------
                                              1996          1995          1994
                                          -----------   -----------   -----------
 CASH FLOWS - OPERATING ACTIVITIES
- ----------------------------------
  Net income                              $ 1,753,561   $ 1,582,976   $ 1,404,493
  Adjustments to reconcile net income
   to net
   cash (used for) provided from
    operating
   activities:
    Equity in earnings of subsidiary       (1,801,129)   (1,579,440)   (1,403,868)
    Gain on sale of securities available
     for sale                                       -          (800)            -
    Change in other assets affecting
     operations                               (36,276)       10,704             -
                                          -----------   -----------   -----------
 NET CASH (USED FOR) PROVIDED FROM
 OPERATING ACTIVITIES                         (83,844)       13,440           625

 CASH FLOWS - INVESTING ACTIVITIES
- ----------------------------------
  Dividend received from subsidiary                 -       500,000             -
  Purchase of securities available for
   sale                                             -             -       (37,863)
  Proceeds from sale of securities
   available
   for sale                                         -         1,900             -
                                          -----------   -----------   -----------
 NET CASH PROVIDED FROM (USED FOR)
 INVESTING ACTIVITIES                               -       501,900       (37,863)

 CASH FLOWS - FINANCING ACTIVITIES
- ----------------------------------------
  Dividends paid                             (381,259)     (328,319)     (203,600)
  Purchase of treasury stock                  (35,941)            -             -
  Net proceeds from exercise of stock
   options                                     83,629        17,075       100,527
                                          -----------   -----------   -----------
 NET CASH (USED FOR) FINANCING
  ACTIVITIES                                 (333,571)     (311,244)     (103,073)
                                          -----------   -----------   -----------

 NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS                        (417,415)      204,096      (140,311)

 Cash and cash equivalents at beginning
  of year                                     564,082       359,986       500,297
                                          -----------   -----------   -----------
 CASH AND CASH EQUIVALENTS AT END OF
  YEAR                                    $   146,667   $   564,082   $   359,986
                                          ===========   ===========   ===========


                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

NOTE L:   OFFICE OCCUPANCY AND EQUIPMENT EXPENSE
- ------------------------------------------------

Office occupancy and equipment expense is comprised of the following:

                                            Year ended June 30,
                                        ----------------------------
                                          1996      1995      1994
                                        --------  --------  --------

    Depreciation                        $180,336  $ 64,666  $ 97,397
    Service bureau                       134,893   119,989    95,529
    Other                                188,330   188,190   197,700
                                        --------  --------  --------
                                        $503,559  $372,845  $390,626
                                        ========  ========  ========

NOTE M:  REGULATORY CAPITAL
- ---------------------------

The Bank is required to meet minimum capital standards, which have been established by the Office of Thrift Supervision. The minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for a minimum tangible capital (defined as shareholders' equity determined in accordance with generally accepted accounting principles less all intangible assets) ratio equal to 1.5% of adjusted assets. The core capital requirement provides for a minimum core capital (tangible capital plus certain intangible assets) to adjusted assets ratio of 3.0%. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its balance sheet by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

Based on management's calculations, the Bank is in full compliance, as of June 30, 1996, with all of the current regulatory capital requirements as follows:

                                              June 30, 1996
                                     --------------------------------
                                     Tangible     Core    Risk-based
                                      capital   capital     capital
                                     ---------  --------  -----------
[S]                                  [C]        [C]       [C]
                                             (in thousands)

GAAP capital                          $12,648   $12,648      $12,648
Investment in joint venture              (389)     (389)        (389)
Net unrealized gain on securities
 available for sale                       (31)      (31)         (31)
General allowance for loan losses           -         -        1,153
                                      -------   -------      -------
Actual amount                          12,228    12,228       13,381
Required amount                         2,096     4,191        7,355
                                      -------   -------      -------
                             EXCESS   $10,132   $ 8,037      $ 6,026
                                      =======   =======      =======

NOTE N:  SHAREHOLDERS' EQUITY
- -----------------------------

Capital restrictions
- --------------------
Since the Corporation has no significant source of income other than dividends from the Bank, the payment of dividends by the Corporation is dependent upon receipt of dividends from the Bank. Payment of cash dividends by the Bank is limited by certain federal regulations under which the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion to stock form or (2) the regulatory capital requirements imposed by the OTS. In certain circumstances, earnings appropriated to bad debt reserves and deducted for federal income tax purposes may not be available to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such earnings removed from the reserves for such purposes at the then current income tax rate (see Note H).

At the time of conversion, the Bank established a liquidation account for the benefit of Eligible Account Holders who continue to maintain their accounts in the Bank. The liquidation account was set at an amount equal to the regulatory capital of the Bank at March 31, 1990. The liquidation account will be reduced annually to the extent that Eligible Account Holders reduce their eligible deposits. Subsequent increases will not restore an Eligible Account Holder's interest in the liquidation account. In the event of a complete liquidation, each Eligible Account Holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted eligible account balance held.

                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -------------------------------

Preferred stock
- ---------------
Shareholders of the Corporation have authorized the issuance of up to 500,000 shares of preferred stock with terms to be established by the Board of Directors. The serial preferred may rank prior to the common stock as to dividend rights, liquidation preference, or both, and may have full or limited voting rights. No shares of this preferred stock have been issued, nor does the Corporation have any present plan for the issuance or sale of any such shares.

Stock split
- -----------
The Corporation's common stock was split three-for-two on September 1, 1994, effected in the form of a 50% stock dividend. All stock option data, common and treasury stock, and earnings and dividend per share amounts in the consolidated financial statements were restated to give effect to this stock split.

Subsequent event
- ----------------
On July 16, 1996, the Board of Directors of the Corporation authorized a three-for-two stock split, effected in the form of a 50% stock dividend, of the Corporation's common stock, payable on August 23, 1996 to shareholders of record on August 16, 1996. Financial information contained in this report has not been adjusted to reflect the impact of this common stock split.

NOTE O:  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
- ------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and short-term investments
- -------------------------------
The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

Securities (including mortgage-backed securities)
- -------------------------------------------------
Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable
- ----------------
For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with the securitization transactions, adjusted for differences in loan characteristics. The estimated fair values of other loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Deposits
- --------
The fair values estimated for demand deposits (e.g., interest and non-interest bearing demand deposits, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

Borrowed funds
- --------------
The fair value of the advances from the Federal Home Loan Bank is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar borrowing arrangements.

Off-balance-sheet instruments
- -----------------------------
Fair values for off-balance-sheet lending commitments, which are substantially comprised of variable rate loans, approximate the loan commitment amount (see
Note I).

Accrued interest
- ----------------
The carrying amount of accrued interest approximates its fair value.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                  Notes to Consolidated Financial Statements

- -------------------------------------------------------------------

The estimated fair value of the Corporation's financial instruments are as follows: (000's)


                                                      1996
                                              --------------------
                                              Carrying  Estimated
                                               value    fair value
                                              --------  ----------
    Financial assets:
      Cash and short-term investments         $  1,374    $  1,374
      Investment securities (including
       mortgage-backed securities)               5,149       5,112
      Loans receivable                         127,094     129,593
      Accrued interest receivable                  794         794
    Financial liabilities:
      Deposits                                 106,653     107,143
      Advances from Federal Home Loan Bank 17,616 17,373 Off-balance-sheet instruments:
      Commitments to extend credit               3,170       3,170
      Standby letters of credit                    436         436



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                     Market Price and Dividend Information

ES&L Bancorp stock is not listed on a national or regional exchange and there are minimal trades occurring. While there are no market makers for the stock, registered brokers can facilitate sales and purchases of ES&L Bancorp shares by using standard procedures for trading unlisted stocks.

Currently the following brokerage firms have facilitated purchases and sales of ES&L Bancorp Stock:

            Dean Witter Reynolds                   Smith Barney Shearson
            Elmira, New York                       Elmira, New York

On July 16, 1996, the Corporation's Board of Directors approved a three-for-two stock split, effected in the form of a 50% stock dividend. As a result, on August 23, 1996, the Corporation issued 282,227 new shares of its common stock to stockholders of record as of August 16, 1996. No fractional shares were issued by the Corporation, rather 211 stockholders were paid $13.33 per full share in lieu of any fractional shares created by the split. Management of the Corporation established the $13.33 per share price by adjusting the last known market price relative to the terms of the stock split.

On September 1, 1994 the Corporation also enacted a three-for-two stock split, effected in the form of a 50% stock dividend.

Given the minimal trading activity, the Corporation must rely on information obtained from brokers, investment advisors and investors themselves in identifying the market price of the common stock. During fiscal 1996, the trading price of the stock has ranged from $11.125 to $20.00 per share. These prices have not been adjusted to reflect the effect of the August 1996 three-for-two stock split.

Since the Corporation has no significant source of income other than dividends from the Bank, the payment of dividends by the Corporation is dependent upon receipt of dividends from the Bank. Payment of cash dividends by the Bank is limited by certain federal regulations under which the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion to stock form or (2) the regulatory capital requirements imposed by the OTS. In certain circumstances, earnings appropriated to bad debt reserves and deducted for federal income tax purposes may not be available to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such earnings removed from the reserves for such purposes at the then current income tax rate.

Federal regulations impose certain additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Elmira Savings & Loan. Under such regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount of the greater of (a) 75% of its income for the previous four quarters or (b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital to assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. At June 30, 1996, ES&L was a Tier 1 Institution.

ES&L Bancorp, Inc. has paid the following per share cash dividends, adjusted to reflect the effect of the 1994 three-for-two stock split, to its shareholders during the past three fiscal years:


                         1996 Fiscal Year    1995 Fiscal Year      1994 Fiscal Year
                        8/31/95    $0.17      9/1/94    $0.15       9/1/93   $0.08
                       11/30/95    $0.17     12/1/94    $0.15      12/1/93   $0.10
                        2/29/96    $0.17      3/1/95    $0.15       3/1/94   $0.10
                        5/31/96    $0.17      6/1/95    $0.15       6/1/94   $0.10
                                   -----                -----                -----
                                  $0.68                $0.60                $0.38
 Dividend Payment Ratio           22.15%               21.28%               14.79%


The Corporation's Board of Directors intend to periodically review the financial condition, earnings and capital requirements of the Corporation in an effort to determine the declaration of future dividend payments.

At June 30, 1996, the Corporation had 563,161 shares of common stock outstanding. At September 2, 1996, after the previously identified August 1996 stock split, 846,888 shares were outstanding, representing approximately 450 shareholders of record, excluding those shares registered in the "street name" of brokerage firms and stock depositories.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                                   DIRECTORS
- --------------------------------------------------------------------------------

Robert E. Butler -
Chairman of the Board
President, Deister & Butler, Inc.
Owner, H. H. Equipment, Inc.

William A. McKenzie -
President and Chief Executive Officer,
Elmira Savings & Loan, F.A.

John F. Cadwallader -
President and Chief Executive Officer,
The Glass Company
Owner, Windshield Installation Network, Inc.

L. Edward Considine -
Professional Engineer,
Hunt Engineers and Architects
Retired General Manager, Elmira Water Board

Dr. Adrian P. Hulsebosch -
Retired Othodontist

Jack H. Mikkelsen -
Retired President,
Zeiser Wilbert Vault, Inc.

Frederick J. Molter -
Professional Engineer,
The Sear Brown Group

Paul Morss -
Retired Insurance Executive,
Swan & Sons Morss Co. Insurance Agency

Gerald F. Schichtel -
President,
Hilliard Corporation


All directors of ES&L Bancorp, Inc. are directors of Elmira Savings and Loan,
                                     F.A.





                                   OFFICERS
- --------------------------------------------------------------------------------

    William A. McKenzie                            Glenn R. Ahart
    President and Chief Executive Officer          Assistant Vice President

    J. Michael Ervin                               Anne H. Bennett
    Senior Vice President and Treasurer            Assistant Vice President

    Michael J. Wayne                               Howard M. Fox
    Vice President                                 Assistant Vice President

    Lynn M. Morris                                 Maryanna S. Atkinson
    Vice President                                 Assistant Vice President

    James D. Stanton                               Brenda A. Bement
    Vice President                                 Assistant Vice President

    Judy A. Peters                                 Larry A. Tressler/1/
    Vice President                                 Assistant Treasurer

    Michael J. Crimmins                            Shirley L. Gleockner
    Vice President                                 Corporate Secretary



                         1 - Elected October 25, 1995
All officers of ES&L Bancorp, Inc. are officers of Elmira Savings and Loan, F.A.





                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

Corporate Information
                     ------------------

Main Office
- -----------
   300 West Water Street
   Elmira, New York 14901
   607-733-5533



     Subsidiaries
     ------------

Brilie Corporation
- ------------------
   ES&L Financial Services
   300 West Water Street
   Elmira, New York 14901
   607-733-5533

   ES&L Appraisal Services
   300 West Water Street
   Elmira, New York 14901
   607-733-5533


ES&L Mortgage Corporation
- -------------------------
   Cayuga Mortgage Company
   200 East Buffalo Street
   Suite 101B
   Ithaca, New York 14850
   607-272-3595


Auditors, Agents and Counsel
                            -----------

Independent Auditors
- --------------------
   Mengel, Metzger, Barr & Co. LLP
   Suite 210
   147 West Gray Street
   Elmira, New York 14901


General Counsel
- ---------------
   Denton, Keyser, LaBrecque & Moore
   150 Lake Street
   Elmira, New York 14901


Special Counsel
- ---------------
   Housley Kantarian & Bronstein, P.C.
   Suite 700
   1220 19th Street, NW
   Washington, D.C. 20036



Stock Registrar and Transfer Agent
- ----------------------------------
   American Stock Transfer & Trust Co.
   40 Wall Street
   New York, New York 10005
   (800) 937-5449





Meeting Information
                   ------------------------------------------------------------

The annual Meeting of Stockholders of ES&L Bancorp, Inc. will be held at Mandeville Hall, The Clemens Center, Clemens Center Parkway, Elmira, New York, on Wednesday, October 23, 1996, at 7:00 p.m.







COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED AT NO CHARGE TO STOCKHOLDERS BY WRITING TO THE SECRETARY OF THE CORPORATION, 300 WEST WATER STREET, ELMIRA, NEW YORK 14901.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

                            [GRAPHIC APPEARS HERE]

             This Publication was printed with recycled materials.



                              ES&L Bancorp, Inc.
- --------------------------------------------------------------------------------

[ES&L BANCORP LETTERHEAD APPEARS HERE]