Form 10-K, Exhibit 13
period 1997-06-30
ES&L BANCORP INC
filed 1997-09-23
CIK 861995

                                     1997
                                 Annual Report


                              ES&L Bancorp, Inc.

                     Selected Consolidated Financial Data


SUMMARY OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------
At June 30                                        1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------
Total amount of:
  Assets                                  $149,641,144   $140,138,518   $136,484,313   $120,933,211   $116,300,778
  Loans receivable, net                    131,710,850    121,636,011    118,186,529    106,437,875    101,613,693
  Cash and investment securities (1)         4,812,020      4,452,792      5,305,872      5,487,223      4,253,751
  Mortgage-backed securities                 1,575,642      2,069,579      2,867,553      3,257,042      4,279,104
  Deposit accounts                         111,748,518    106,652,829    101,014,522     86,856,773     83,973,773
  Advances from FHLB                        20,606,615     17,615,560     20,523,963     20,831,855     16,750,000
  Shareholders' equity, substantially
     restricted                             14,155,282     12,912,145     11,471,243     10,145,984      8,833,098
  Book value (2)                                 16.71          15.29          13.92          12.38          11.17



------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                               1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------
Interest income                            $11,944,989    $11,379,003    $10,052,154     $8,535,120     $8,531,797
Interest expense                             6,404,745      6,195,480      5,474,611      4,441,012      4,671,546
------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
     loan losses                             5,540,244      5,183,523      4,577,543      4,094,108      3,860,251
Provision for loan losses                       40,000         60,000        150,000        640,000        265,000
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
     loan losses                             5,500,244      5,123,523      4,427,543      3,454,108      3,595,251
Other income                                 1,041,176        800,752        673,417        816,574        960,306
Other expenses                               4,012,490      3,078,154      2,770,757      2,638,756      2,472,398
------------------------------------------------------------------------------------------------------------------
Income before income taxes and
     cumulative effect                       2,528,930      2,846,121      2,330,203      1,631,926      2,083,159
Income taxes                                   690,550      1,092,560        747,227        369,433        830,560
------------------------------------------------------------------------------------------------------------------
Income before cumulative effect              1,838,380      1,753,561      1,582,976      1,262,493      1,252,599
Cumulative effect of accounting change             ---            ---            ---        142,000         47,398
------------------------------------------------------------------------------------------------------------------
Net Income                                 $ 1,838,380    $ 1,753,561    $ 1,582,976    $ 1,404,493    $ 1,205,201
                                          ============   ============   ============   ============   ============
Net Income per share (2)                   $      2.14    $      2.05    $      1.88    $      1.71    $      1.51
                                          ============   ============   ============   ============   ============
Cash dividends paid (2)                    $      0.68    $      0.45    $      0.40    $      0.25    $      0.21
                                          ============   ============   ============   ============   ============



------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS
------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                                                             1997           1996           1995
------------------------------------------------------------------------------------------------------------------
Return on average assets                                                       1.27%          1.27%          1.23%
Return on average equity                                                      13.58%         14.38%         14.65%
Average equity-to-average asset ratio                                          9.34%          8.81%          8.40%
Interest rate spread                                                           3.61%          3.55%          3.31%
Net yield on interest-earning assets                                           3.93%          3.87%          3.61%
Other expenses to average total assets                                         2.77%          2.23%          2.15%
Non-performing loans as a percentage of total loans, at 6/30                   0.53%          0.24%          0.82%
One year interest rate sensitivity gap to total assets, at 6/30                0.73%         12.00%         19.65%
Net interest income to other expenses (3)                                      1.38X          1.68X          1.65X


(1) Includes interest-earning deposits in other depository institutions.
(2) Per share data has been adjusted for the three-for-two stock split which occurred on August 23, 1996.
(3) Represents the number of times net interest income covers other expenses.

                              ESL&L Bancorp, Inc.
--------------------------------------------------------------------------------

                      A Message from the Managing Officer

TO OUR SHAREHOLDERS:

     On behalf of the Directors and staff, I am pleased to report that your Corporation again achieved record success during our recently concluded 1997 fiscal year. Earnings were $1.8 million which generated a 1.3% return on average assets and a 13.6% return on average equity. These numbers compare very favorably with our industry as a whole.

     Last year's commercial, consumer and residential lending volume of $54 million by the Bank and its affiliates, continued to be a key factor in our long run profitability. That, coupled with high asset quality, well matched maturity structures and tight expense control, positioned the Bank well ahead of various peer groups.

     Deposit growth was assisted greatly by our new limited service "cashless" Ithaca deposit office. Customer acceptance of this facility resulted in new deposits of $4.4 million as of the end of July 1997. Our Ithaca operation to include the Branch, our wholly-owned subsidiary, Cayuga Mortgage Company, and our joint venture, Pace Funding Company, contributed to the Corporation's success for the year.

     ES&L Bancorp stock continues to generate a desirable return for investors. The last known trade was at $16.50 per share. In addition to regular quarterly dividends of $.17 per share, a special cash dividend of $1.00 per share was declared and paid this past July, the first month of our 1998 fiscal year.

     Part of the banking moderization and deposit insurance legislation, which I have reported in previous reports, was enacted during the first quarter of the 1997 fiscal year. Our FDIC insurance fund is now fully capitalized and our insurance premiums are more in line with the commercial banking sector. Unfortunately, the Thrift Industry's cost to solve this problem was a $4.5 billion special assessment, of which our share of the expense was $657,000. We charged that expense off last September.

     Now Congress is wrestling with modernization of banking powers and a merger of the FDIC funds. There are many pitfalls ahead as this legislation moves through Congress over the next year. We are working hard through our trade organizations to prevent losing any of our current desirable powers.

     In summary, your Corporation has done well over the past year and we are optimistic that our objectives will be met and we will do even better in the future. Your continued support is greatly appreciated. Our Directors and staff members are determined to enhance your investment in our Bank as we move forward.



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

The thrift industry has experienced significant fluctuations in net interest income due to changing interest rate environments. During periods of increasing rates, net interest income has decreased because thrifts generally have larger amounts of rate sensitive liabilities than rate sensitive assets. However, the Bank has a virtual even one-year gap, which means that its net interest income should be stable regardless of shifts in interest rates.

The Bank is subject to minimal interest rate risk to the degree that its interest-bearing liabilities mature or reprice more slowly, or on a different basis, than its interest-earning assets. As a continuing part of its financial strategy, the Bank attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk and maintenance of yield.

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

The Board of Directors of the Bank has adopted an interest rate policy providing that one-year gap of up to negative 5% or positive 25% is acceptable. At June 30, 1997, the Bank had a positive one-year gap of 0.73% of total assets.

The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1997 (000's):


                                                              1 Yr.          Over 1          Over 3          Over
                                                                 or            thru            thru             5
                                                               Less          3 Yrs.          5 Yrs.          Yrs.             Total
                                                             ----------------------------------------------------------------------
Interest-Earning Assets:
   Mortgage-Backed Securities                               $   1,516      $       0      $        0      $       0     $     1,516
   Loans Receivable                                            96,678         33,369           2,287          5,457         137,790
   Investments                                                  1,335          1,000           3,000             23           5,358
                                                             ----------------------------------------------------------------------
                                   Total                    $  99,529      $  34,369      $    5,287      $   5,480     $   144,664

Interest-Bearing Liabilities:
   Certificates of Deposit                                  $  60,844      $  23,000      $      967      $       0     $    84,811
   Other Deposits                                              20,940              0               0          7,778          28,718
   Borrowings                                                  16,648            800             400          2,759          20,607
                                                             ----------------------------------------------------------------------
                                   Total                   $   98,432      $  23,800      $    1,367      $  10,537     $   134,136


Interest Sensitivity Gap                                   $    1,097      $  10,569      $    3,920      $ (5,057)     $    10,528

Gap as a Percentage of Total Assets                             0.73%          7.06%           2.62%         -3.38%

Cumulative Gap                                             $    1,097      $  11,666       $  15,586      $  10,528

Cumulative Gap as a Percentage of Total Assets                  0.73%          7.80%          10.42%          7.04%


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

          Management's Discussion and Analysis of Financial Condition
                            and Results of Operation

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1997 AND JUNE 30, 1996

General:
-------

The Corporation recorded net income of $1,838,380, for the fiscal year ending June 30, 1997, an increase of $84,819, or 4.84% compared to net income totaling $1,753,561, earned during the fiscal year ending June 30, 1996.

Total assets of the Corporation increased by $9,502,626, or 6.78%, to $149,641,144 for the fiscal year ending June 30, 1997, compared to $140,138,518 at the start of the fiscal year. The majority of the increase occurred in the Corporation's net loans receivable portfolio, which increased by $10,074,839, or 8.28%, to $131,710,850 at June 30, 1997. The majority of the funding for the increase in net loans outstanding was through an increase in deposits, which rose by $5,095,689, or 4.78%, to $111,748,518. Additionally, the Corporation's borrowings, advances from the Federal Home Loan Bank of New York, increased by $2,991,055, or 16.98%, to $20,606,615 at June 30, 1997.

During the fiscal year ending June 30, 1997 the Corporation's Stockholders' Equity increased by $1,243,137, or 9.63%, to $14,155,282.

Net Interest Income:
-------------------

Net interest income earned by the Corporation was $5,540,244 for the fiscal year ending June 30, 1997, an increase of $356,721, or 6.88%, when compared to net interest income of $5,183,523 earned during the fiscal year ending June 30, 1996. The Corporation's net interest margin increased to 3.61% for the year ending June 30, 1997, compared to 3.55% for the year ending June 30, 1996.

Interest Income:
---------------

The Corporation's total interest income was $11,944,989 for the year ending June 30, 1997, an increase of $565,986, or 4.97%, over the comparative fiscal period.

The majority of the Corporation's interest income is generated by its loan portfolio. During the 1997 fiscal year the Corporation's loan portfolio generated interest income of $11,461,628, an increase of $606,199, or 5.58%, over the previous fiscal year when $10,855,429 in interest income was generated from the loan portfolio. The increase in earnings is the result of an increase in the average outstanding balance of the portfolio, which more than offset a slight decrease in the average yield earned on the portfolio. For the year ending June 30, 1997 the average balance of the Corporation's loan portfolio was $133.3 million, yielding 8.60%, compared to an average balance of $125.8 million, yielding 8.63%, for the year ending June 30, 1996.

The Corporation also recorded a $20,783, or 6.52%, increase in income from its investment security portfolio. Interest generated from the investment portfolio totaled $339,475 and $318,692 for the fiscal years ending June 30, 1997 and 1996, respectively. The increase is attributable to an increase in both the average balance and yield of the portfolio. During the 1997 fiscal year the average balance of the portfolio was $5.3 million, yielding 6.42%, compared to $5.1 million, yielding 6.22% for the 1996 fiscal year.

Conversely, a decrease in the average balance and average yield of the Corporation's mortgage-backed security (MBS) portfolio, combined with the ongoing legal problems of a servicer of one of the Corporation's smaller MBS pools, has prompted a $57,398, or 30.30%, decrease in interest income generated from this portfolio. Because of strong loan demand in its primary markets, the Corporation has not purchased MBS pools in a number of years and has seen the balance of its existing MBS portfolio, which is comprised of adjustable rate mortgages, decrease as a result of scheduled principal paydowns and individual loan payoffs. This balance reduction, combined with a reduction in the yield of the portfolio, as the underlying mortgages adjust to current market rates, has prompted an overall reduction in earnings from the portfolio. In addition, the Servicer of a small (approximately $182,000) MBS pool owned by the Corporation is in the midst of a dispute with the FDIC. Despite the fact that the underlying borrowers have been making payments to the Servicer, a dispute has existed between the Servicer and the FDIC, and not all the payments due the Corporation have been remitted by the Servicer. The Corporation began receiving current payments during the fourth quarter of the 1997 fiscal year and, based on amounts estimated by the Office of Thrift Supervision, has fully reserved any principal and interest payments which may not be received as a result of the settlement of this dispute. During the fiscal year ending June 30, 1997 the average balance of the MBS portfolio was $1.9 million, yielding 6.97%, compared to $2.4 million, yielding 7.84% for the year ending June 30, 1996.

Interest Expense:
----------------

The Corporation's total interest expense was $6,404,745 for the year ending June 30, 1997, an increase of $209,265, or 3.38%, compared to total interest expense of $6,195,480 for the year ending June 30, 1996.

Interest paid to the Corporation's depositors during the 1997 fiscal year was $5,168,284, nearly equal to deposit interest expense of $5,157,450 paid during the 1996 fiscal year. The increase was prompted by an increase in the average balance of total deposits, which slightly exceeded the reduction in interest expense which resulted from a decrease in the average interest rate (cost) paid on deposits. For the fiscal year ending June 30, 1997 the average balance of deposits outstanding

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
totaled $109.3 million, costing 4.73%, compared to an average balance of $106.8 million, costing 4.83%, for the fiscal year ending June 30, 1996.

The expense related to the Corporation's borrowings, advances from the Federal Home Loan Bank of New York, increased by $198,431, or 19.12%, as a result of an increase in the average balance of the borrowings, and despite a slight reduction in the average cost of the borrowings. During the 1997 fiscal year, the Corporation's average borrowings totaled $22.0 million, costing 5.61%, compared to $18.3 million, costing 5.67%, for the 1996 fiscal year.

Provisions for Loan Losses:
--------------------------

Provisions for loan losses are charged to earnings to bring the allowance to a level considered appropriate based on historical experience, the volume and type of lending conducted by the Bank, industry standards, the status of past principal and interest payments, general economic conditions - particularly as they relate to the Bank's market area - and other factors related to the collectibility of the Bank's loan portfolio. During the 1997 fiscal year the Bank reduced its provision from $60,000 for the fiscal year ending June 30, 1996 to $40,000 for the fiscal year ending June 30, 1997. At June 30, 1997 the total allowance for loan losses was $1,435,500, compared to $1,430,781 at June 30, 1996.

Other Income:
------------

The Corporation's total other income increased by $240,424, or 30.02%, to $1,041,176 for the fiscal year ending June 30, 1997, compared to $800,752 for the same period one year earlier.

Income from loan servicing totaled $293,989 during the 1997 fiscal year, a decrease of $20,926, or 6.64%, when compared to $314,915 earned during the 1996 fiscal year. During the 1997 fiscal year the Corporation increased the outstanding balance of the mortgages it serviced for a fee in the national secondary mortgage market by more than $12.0 million. The reduction in servicing income is actually attributable to the amortization of mortgage servicing rights and is prompted by an accounting change issued by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 122 (SFAS
122) entitled "Accounting for Mortgage Servicing Rights." See Note A of the accompanying audited financial statements for additional information on this accounting change. At June 30, 1997 the total of all residential mortgages serviced by the Corporation, in the national secondary mortgage market, for which it either receives a fee or certain tax credits, was $126.5 million, compared to $109.1 million at June 30, 1996.

The Corporation recorded earnings of $29,727 from its unconsolidated land development joint venture during the 1997 fiscal year, an increase of $13,249 over the 1996 fiscal year. Profits are generated from the net income resulting from lot sales of real estate owned by the partnership.

During the 1997 fiscal year PACE Funding Company, an Ithaca, NY mortgage banking partnership, 50% of which is owned by ES&L Mortgage Corporation, generated earnings of $22,525 for the Corporation. The current fiscal year was the first full year of operation for PACE Funding, which originates residential mortgages, servicing released, for sale to investors, one of whom is the Corporation. No comparable income resulted from this mortgage banking operation during the 1996 fiscal year.

During the year ending June 30, 1997 income recorded from the gain on the sale of mortgages totaled $384,991, an increase of $224,042, compared to $160,949 recorded during the year ending June 30, 1996. Like income from loan servicing, gains on the sale of mortgages were impacted by the implementation of SFAS 122. Included during the 1997 fiscal year is income from this accounting change totaling approximately $243,000 for which there was no comparable offset during the 1996 fiscal year. See Note A of the accompanying audited financial statements for additional information on this accounting change.

Other operating income earned by the Corporation during the 1997 fiscal year increased by $15,641, or 8.83%. The majority of the overall increase is primarily attributable to a $35,000 settlement received by the Bank on a deficiency judgment resulting from a 1989 mortgage foreclosure. Additionally, sales commissions earned through ES&L Financial Services, a division of Brilie Corporation, generated an increase in revenue of approximately $10,000, and additional rental income, totaling $8,500, was recorded by leasing a portion of the Bank's parking lot. During the 1996 fiscal year the Corporation, through ES&L Mortgage Corporation earned approximately $44,000 in processing fees from PACE Funding Company. During the 1997 fiscal year PACE Funding Company assumed these responsibilities, which resulted in a reduction of approximately $27,500 in processing fees earned by ES&L Mortgage Corporation. Additionally, the Corporation recorded a gain on the sale of foreclosed real estate of approximately $13,500 during the 1996 fiscal year, while no comparable activity occurred during the current fiscal year.

Other Expenses:
--------------

Employee compensation and benefit expense totaled $1,995,736, during the year ended June 30, 1997, an increase of $172,552, or 9.46%, compared to $1,823,184 during the comparison period. The increase is directly related to increased wages and the expense related to the Corporation's Officer/Manager bonus plan, which is related to the overall profitability of the Corporation. Additionally, the Corporation has also experienced an overall increase in the cost of employee benefits.


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

During the first quarter of the Corporation's 1997 fiscal year the federal government passed legislation which assessed a special premium to all financial institutions insured by the Savings Association Insurance Fund (SAIF), in an effort to recapitalize the fund. SAIF is one of the two federal deposit insurance funds administered by the Federal Deposit Insurance Corporation. The Corporation's deposits are insured by SAIF. As a result the Corporation recorded a one time special assessment expense totaling $657,000 before taxes. As a result, deposit insurance expense for the 1997 fiscal year totaled $844,055, an increase of $565,961 over deposit insurance expense of $278,094 recorded during the fiscal year ending June 30, 1996. As a result of the recapitalization of the fund, the Corporation's ongoing insurance premiums have been decreased substantially, and are now nearly equal to its competitors. Despite an increase in deposits outstanding, insurance expense, exclusive of the special assessment, decreased by $90,600 during the 1997 fiscal year.

Other expenses of the Corporation were $670,400 for the 1997 fiscal year, an increase of $197,083 over the comparative fiscal period. The majority of the increase results from increases in expense related to the Corporation's mortgage origination activity and the coordination of all mortgage banking activities of the Bank and its mortgage banking subsidiaries. The Corporation reported an increase in advertising and office supply/printing/stationery expenses, much of which was related to the November 1996 opening of its "cashless" deposit office in Ithaca, NY. Additionally, the Corporation reported losses on the sale of foreclosed real estate during the 1997 fiscal year of approximately $20,000. No similar losses were recorded during the 1996 fiscal year.

Income Taxes:
------------

The Corporation's income tax expense for the year ending June 30, 1997 was $690,550, a decrease of $402,010 from the year ending June 30, 1996. During the 1997 fiscal year the Corporation concluded a thorough analysis of all potential income tax liabilities and adjusted the liability balance accordingly, resulting in an income tax benefit of $235,000. Additionally, the Corporation's pre-tax income decreased by over $300,000.

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING JUNE 30, 1996 AND JUNE 30, 1995

General:
-------

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

Net Interest Income:
-------------------

The Corporation's net interest income was $5,183,523 for the 1996 fiscal year, an increase of $605,980, or 13.24%, from $4,577,543 for the year ending June 30, 1995. The Corporation's net interest margin was 3.55% for the year ending June 30, 1996, compared to 3.31%, a year earlier.

Interest Income:
---------------

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

Interest Expense:
----------------

Total interest expense paid by the Corporation was $6,195,480 during the 1996 fiscal year, an increase of $720,869, or 13.17%, compared to $5,474,611 the year earlier.

Interest paid on deposits increased by $675,707, or 15.08%, to $5,157,450 for the year ending June 30, 1996, compared to $4,481,743 for the comparable 1995 period. The current year's average balance of deposits outstanding was $106.8


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
million, costing 4.83%, compared to $99.7 million, costing 4.50%, for the year ending June 30, 1995. The growth in volume prompted the majority ($431,472) of the increased interest expense, more so than the 33 basis point increase in the average cost of deposits.

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

Provision for Loan Losses:
-------------------------

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

Other Income:
------------

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

Other Expenses:
--------------

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

Income Taxes:
------------

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

The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision (OTS) requirements. This requirement, which may, depending upon economic conditions and cash flows of the Bank, be varied from time to time at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5.0%. Elmira Savings & Loan's liquidity ratio for June 1997 was 5.37%.

An analysis of the three components of the Consolidated Statements of Cash Flows provides a more detailed presentation of the Bank's activities. Net cash provided from operating activities is expected to continue to be a steady source of liquidity and this area provided $3,107,000 during fiscal year ending June 30, 1997, however, this amount was a negative $502,000 for the prior year ending June 30, 1996. The main component of this cash addition for the June 30, 1997 period was net income which provided $1,838,000, in addition to net proceeds from loan sales amounting to $1,139,000 and increases on advances from borrowers for taxes and insurance of $279,000. The corresponding numbers for the June 30, 1996 period were $1,754,000, ($1,620,000) and ($371,000). Net income has been a relatively stable number but net proceeds from loan sales are strictly timing differences in that the majority of these loans will be delivered into the secondary market within 60 days. The large change in advances from borrowers for taxes and insurance was due to increased volumes of loans serviced by Elmira Savings & Loan.

Net cash used for investing activities amounted to $11,227,000 for year ending June 30, 1997 and $1,810,000 for 1996. The largest item responsible for this reduction in cash was net loans receivable which utilized $10,287,000 for 1997 and $3,668,000 for 1996. Another significant item in investing activities was net activity from securites held to maturity which used cash for the period ending June 30, 1997 amounting to $989,000 and generated cash of $723,000 for the June 30, 1996 period. The current year also saw a net increase in Federal Home Loan Bank stock of $209,000 with no similar entry for the June 30, 1996 period. Principal repayments on mortgage-backed securities provided cash amounting to $502,000 and $773,000 for both the 1997 and 1996 periods respectively. The significant changes in the net loans receivable balances are driven both by the interest rate risk environment and the increase in activity of adjustable rate loans originated for the Bank's loan portfolio. As rates move upward, demand for adjustable rate loans increase.

Financing activities, the third component of cash flows, provided $7,470,000 in cash and cash equivalents for 1997 and $2,396,000 for 1996. Interest credited to deposit accounts was $5,103,000 for 1997 and $5,130,000 for 1996. The current period also had a net increase in advances from the Federal Home Loan Bank of $2,991,000 and a decrease for the 1996 period of $2,908,000. Cash outflows of $577,000 and $381,000 also were incurred through dividends paid for periods of June 30, 1997 and June 30, 1996 respectively.

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

ES&L is not aware of any trends, events or uncertainties, other than those disclosed, that will have or that are reasonably likely to have a material affect on the Bank's liquidity position, operations or capital resources.


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

             Pending Financial Services Modernization Legislation

Legislation currently under consideration by Congress would repeal the federal thrift charter and require federal associations like the Bank to convert to national banks two years after the enactment of the bill. The bill, in its current form, would permit federal thrifts that converted to national banks to exercise any authority which they were legally entitled to exercise immediately prior to such conversion and would not be required to divest any branches. Further, these institutions could continue to branch in any state in which they were located to the same extent as national banks. Unitary savings and loan holding companies, like the Corporation, could continue to exercise any powers they had prior to their subsidiary becoming a bank by operation of law as long as they did not acquire another bank. Powers of those unitary savings and loan holding companies that were grandfathered, however, could not be transferred to another company which acquires control of the unitary holding company after the effective date of the law. There can be no assurance that this legislation will be passed in its current form. At this time, the Corporation is unable to predict whether such legislation would significantly impact its operations.



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


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

          [LETTERHEAD OF MENGEL METZGER BARR & CO. LLP APPEARS HERE]



              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


To the Board of Directors of
ES&L Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the consolidated financial position of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Corporation changed its method of accounting for mortgage servicing rights, impairment of loans and certain investments in debt and equity securities in fiscal years 1997, 1996 and 1995, respectively.


                                                 Mengel, Metzger, Barr & Co. LLP

Elmira, New York
July 18, 1997


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

                                                                           June 30,
                                                                 ---------------------------
                                                                     1997           1996
                                                                 ------------   ------------
ASSETS
Cash and due from banks                                          $    721,891   $  1,355,844
Short-term investments                                                  1,041         17,919
                                                                 ------------   ------------
CASH AND CASH EQUIVALENTS                                             722,932      1,373,763

Securities available for sale                                          66,156         48,508
Securities to be held to maturity -
  approximate market value of $4,036,495
  and $2,993,573 at 1997 and 1996, respectively                     4,022,932      3,030,521
Mortgage-backed securities available for sale                       1,403,848      1,874,951
Mortgage-backed securities to be held to
  maturity - approximate market value of
  $171,794 and $194,628 at 1997 and 1996, respectively                171,794        194,628
Mortgage loans held for sale                                        4,460,810      5,457,831
Loans receivable, net of allowance for loan
  losses of $1,435,500 and $1,430,781
  at 1997 and 1996, respectively                                  131,710,850    121,636,011
Federal Home Loan Bank stock, at cost                               1,313,100      1,103,800
Foreclosed real estate                                                131,000         90,815
Investment in joint venture - acquisition,
  development and construction arrangement                            676,001        497,165
Investment in mortgage banking partnership                            183,318        170,065
Property and equipment, net                                         3,053,735      3,121,713
Accrued interest receivable:
  Loans and mortgage-backed securities                                811,247        749,780
  Investment securities and other                                      89,675         44,160
Other assets                                                          823,746        744,807
                                                                 ------------   ------------
TOTAL ASSETS                                                     $149,641,144   $140,138,518
                                                                 ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Deposits:
  Non-interest bearing                                           $  4,851,413   $  5,009,504
  Interest bearing                                                106,897,105    101,643,325
                                                                 ------------   ------------
                                                                  111,748,518    106,652,829

Advances from Federal Home Loan Bank                               20,606,615     17,615,560

Accrued interest payable:
  Deposits                                                             26,777         29,125
  Borrowings                                                           69,695         73,029
Advances from borrowers for taxes and insurance                     2,565,036      2,286,398
Other liabilities                                                     469,221        569,432
                                                                 ------------   ------------
TOTAL LIABILITIES                                                 135,485,862    127,226,373

Commitments

Shareholders' equity:
  Preferred stock:
    Authorized, 500,000 shares
    Issued, none                                                            -              -
  Common stock, $.01 par value:
    Authorized, 3,000,000 shares
    Issued, 855,967 and 849,757 shares, respectively                    8,560          5,665
  Additional paid-in capital                                        2,599,654      2,580,092
  Retained earnings, substantially restricted                      11,595,957     10,334,941
  Net unrealized gain on securities available for sale                 59,482         37,888
                                                                 ------------   ------------
                                                                   14,263,653     12,958,586

Less cost of treasury stock, 8,933 and
  5,016 shares, respectively                                          108,371         46,441
                                                                 ------------   ------------
TOTAL SHAREHOLDERS' EQUITY                                       $ 14,155,282   $ 12,912,145
                                                                 ------------   ------------
                                                                 $149,641,144   $140,138,518
                                                                 ============   ============


The accompanying notes are an integral part of the consolidated financial statements.

                                                             Year ended June 30,
                                                  -----------------------------------------
                                                      1997           1996           1995
                                                  -----------    -----------    -----------
Interest income:
  Loans                                           $11,461,628    $10,855,429    $ 9,516,283
  Investment securities                               339,475        318,692        315,661
  Mortgage-backed securities                          132,019        189,417        199,122
  Interest-earning deposits and other                  11,867         15,465         21,088
                                                  -----------    -----------    -----------
TOTAL INTEREST INCOME                              11,944,989     11,379,003     10,052,154

Interest expense:
  Deposits                                          5,168,284      5,157,450      4,481,743
  Borrowings                                        1,236,461      1,038,030        992,868
                                                  -----------    -----------    -----------
TOTAL INTEREST EXPENSE                              6,404,745      6,195,480      5,474,611
                                                  -----------    -----------    -----------
NET INTEREST INCOME                                 5,540,244      5,183,523      4,577,543

Provision for loan losses                              40,000         60,000        150,000
                                                  -----------    -----------    -----------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                           5,500,244      5,123,523      4,427,543

Other income:
  Service fees and other charges                      127,248        131,394        114,012
  Net (loss) gain on investment securities            (10,000)           (39)           800
  Income from loan servicing                          293,989        314,915        301,765
  Income from unconsolidated joint venture             29,727         16,478         60,299
  Income from mortgage banking partnership             22,525              -              -
  Gain on sale of mortgages                           384,991        160,949         69,094
  Other operating income                              192,696        177,055        127,447
                                                  -----------    -----------    -----------
TOTAL OTHER INCOME                                  1,041,176        800,752        673,417

Other expenses:
  Employee compensation and benefits                1,995,736      1,823,184      1,748,778
  Office occupancy and equipment                      502,299        503,559        372,845
  Federal deposit insurance premiums                  844,055        278,094        254,410
  Other expenses                                      670,400        473,317        394,724
                                                  -----------    -----------    -----------
TOTAL OTHER EXPENSES                                4,012,490      3,078,154      2,770,757
                                                  -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                          2,528,930      2,846,121      2,330,203

Income taxes                                          690,550      1,092,560        747,227
                                                  -----------    -----------    -----------
NET INCOME                                        $ 1,838,380    $ 1,753,561    $ 1,582,976
                                                  ===========    ===========    ===========
Primary income per common share:
  Net income                                      $      2.14    $      2.05    $      1.88
                                                  ===========    ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

Years ended June 30, 1997, 1996 and 1995
----------------------------------------

                                                                                  Net unrealized
                                                                   Retained           gain on
                                                   Additional      earnings,         securities
                                      Common        paid-in      substantially       available      Treasury
                                       stock        capital        restricted         for sale        stock         Total
                                   ------------  -------------  ---------------  ----------------  -----------  ---------------
Balance at July 1, 1994             $    3,651    $ 2,444,851    $   7,707,982    $            -    $ (10,500)   $ 10,145,984

Cumulative effect of
 accounting change -
 unrealized gain on
 securities available for
 sale, net of deferred
 taxes of $38,684                            -              -                -            58,027            -          58,027

Current year change in
 unrealized gain on securities
 available for sale, net of
 deferred taxes of $6,498                    -              -                -            (9,747)           -          (9,747)

Issuance of 273,749
 shares in connection with
 three-for-two stock split               1,825         (1,825)               -                 -            -               -

Dividends on common stock
 ($.40 per share)                            -              -         (328,319)                -            -        (328,319)

Issuance of 4,805 shares
 in connection with stock
 options exercised at
 $3 5/9 per share                           32         17,043                -                 -            -          17,075

Tax benefit from exercise
 of non-incentive stock
 options                                     -          5,247                -                 -            -           5,247

Net income                                   -              -        1,582,976                 -            -       1,582,976
                                   ------------  -------------  ---------------  ----------------  -----------  ---------------
BALANCE AT JUNE 30, 1995                 5,508      2,465,316        8,962,639            48,280      (10,500)     11,471,243

Current year change in
 unrealized gain on securities
 available for sale, net of
 deferred taxes of $6,926                    -              -                -           (10,392)           -         (10,392)

Issuance of 23,519 shares in
 connection with stock options
 exercised at $3 5/9 per share             157         83,472                -                 -            -          83,629

Dividends on common stock
 ($.45 per share)                            -              -         (381,259)                -            -        (381,259)

Tax benefit from exercise of
 non-incentive stock options                 -         31,304                -                 -            -          31,304

Purchase of 2,766 shares of
 treasury stock                              -              -                -                 -      (35,941)        (35,941)

Net income                                   -              -        1,753,561                 -            -       1,753,561
                                   ------------  -------------  ---------------  ----------------  -----------  ---------------
BALANCE AT JUNE 30, 1996                 5,665      2,580,092       10,334,941            37,888      (46,441)     12,912,145

Current year change in
 unrealized gain on securities
 available for sale, net of
 deferred taxes of $14,396                   -              -                -            21,594            -          21,594

Issuance of 283,147 shares in
 connection with three-for-two
 stock split                             2,832         (2,832)               -                 -            -               -

Dividend in lieu of fractional
 shares due to three-for-two
 stock split                                 -              -           (1,405)                -            -          (1,405)

Dividends on common stock
 ($.68 per share)                            -              -         (575,959)                -            -        (575,959)

Issuance of 6,315 shares in
 connection with options
 exercised at $3 5/9 per share              63         22,394                -                 -            -          22,457

Purchase of 3,917 shares of
 treasury stock                              -              -                -                 -      (61,930)        (61,930)

Net income                                   -              -        1,838,380                 -            -       1,838,380
                                   ------------  -------------  ---------------  ----------------  -----------  ---------------
BALANCE AT JUNE 30, 1997            $    8,560    $ 2,599,654    $  11,595,957    $       59,482    $(108,371)   $ 14,155,282
                                   ============  =============  ===============  ================  ===========  ===============

The accompanying notes are an integral part of the consolidated financial statements.

                                                                               Year ended June 30,
                                                            -------------------------------------------------------
                                                                   1997                1996               1995
                                                            --------------      --------------      ---------------
CASH FLOWS - OPERATING ACTIVITIES
---------------------------------
  Net income                                                $    1,838,380      $    1,753,561      $    1,582,976
  Adjustments to reconcile net income to net cash
    provided from (used for) operating activities:
      Depreciation                                                 175,774             180,336              64,666
      Deferred income taxes                                         17,254              24,884               4,221
      Provision for loan losses                                     40,000              60,000             150,000
      Net amortization                                              85,201              22,533              29,202
      Deferred loan origination fees                               (22,515)            (52,490)             (7,446)
      Income from unconsolidated joint venture                     (29,727)            (16,478)            (60,299)
      Income from mortgage-banking partnership                     (22,525)                  -                   -
      Net loss (gain) on investment securities                      10,000                  39                (800)
      Net loss on sale of property and equipment                     3,091                   -                   -
      Net loss (gain) on sale of foreclosed real estate             19,847             (13,457)                  -
      Gain on sale of mortgages                                   (384,991)           (160,949)            (69,094)
      Proceeds from loan sales                                  27,155,312          29,370,422          11,240,565
      Originations and purchases of loans held for sale        (26,016,597)        (30,990,370)        (13,054,383)
      Changes in certain assets and liabilities
        affecting operations:
          Accrued interest receivable                             (106,982)            (67,415)           (158,330)
          Other assets                                              80,522             (96,051)            181,053
          Accrued interest payable                                  (5,682)              8,494              14,340
          Advances from borrowers for taxes
            and insurance                                          278,638            (370,808)            291,259
          Other liabilities                                         (8,240)           (154,287)             70,387
                                                            --------------      --------------      --------------
NET CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES                                             3,106,760            (502,036)            278,317

CASH FLOWS - INVESTING ACTIVITIES
---------------------------------
  Net other increase in loans receivable                       (10,286,971)         (3,667,626)        (11,987,160)
  Net increase in Federal Home Loan Bank stock                    (209,300)                  -             (37,200)
  Investment in foreclosed real estate                              (9,102)               (383)             (7,221)
  Investment in joint venture                                     (149,109)              9,356             128,565
  Investment in mortgage banking partnership                         9,272             (20,065)           (150,000)
  Proceeds from sale of foreclosed real estate                     120,038             283,620              19,608
  Proceeds from sale of securities available for sale                    -              49,812               1,900
  Proceeds on maturity of securities available for sale                  -             150,000              50,000
  Purchases of securities to be held to maturity                (2,324,062)         (2,987,912)           (500,000)
  Proceeds from maturities of securities to be held
    to maturity                                                  1,335,269           3,710,959             114,664
  Principal repayments on mortgage-backed securities               502,279             772,543             466,322
  Proceeds from sale of property and equipment                      13,464                   -                   -
  Purchases of property and equipment                             (124,351)           (110,363)         (2,406,315)
  Purchase of mortgage servicing rights                           (104,925)                  -                   -
                                                            --------------      --------------      --------------
NET CASH (USED FOR) INVESTING ACTIVITIES                       (11,227,498)         (1,810,059)        (14,306,837)

CASH FLOWS - FINANCING ACTIVITIES
---------------------------------
  Interest credited to deposit accounts                     $    5,103,199      $    5,129,548      $    4,435,853
  Net other (decrease) increase in deposits                         (7,510)            508,759           9,721,896
  Net increase (decrease) in advances from
    Federal Home Loan Bank                                       2,991,055          (2,908,403)           (307,892)
  Proceeds from exercise of stock options                           22,457              83,629              17,075
  Purchase of treasury stock                                       (61,930)            (35,941)                  -
  Dividends  paid                                                 (577,364)           (381,259)           (328,319)
                                                            --------------      --------------      --------------
NET CASH PROVIDED FROM FINANCING ACTIVITIES                      7,469,907           2,396,333          13,538,613
                                                            --------------      --------------      --------------

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS                                         (650,831)             84,238            (489,907)

Cash and cash equivalents at beginning of year                   1,373,763           1,289,525           1,779,432
                                                            --------------      --------------      --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $      722,932      $    1,373,763      $    1,289,525
                                                            --------------      --------------      --------------

SUPPLEMENTAL DISCLOSURE OF
--------------------------
 CASH FLOW INFORMATION
 ---------------------
  Cash paid during the year for:
   Interest on advances from Federal
     Home Loan Bank                                              1,239,795           1,027,992             977,182
                                                            --------------      --------------      --------------
  Income taxes                                              $      782,909      $    1,156,051      $      727,300
                                                            --------------      --------------      --------------
SUPPLEMENTAL SCHEDULE OF
------------------------
 NONCASH INVESTING ACTIVITIES
 ----------------------------
  Loans transferred to foreclosed real estate               $      170,968      $      213,815      $       91,455
                                                            --------------      --------------      --------------
  Foreclosed real estate transferred to
   property and equipment                                   $            -      $            -      $       51,285
                                                            --------------      --------------      --------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTE A:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

PRINCIPLES OF CONSOLIDATION
---------------------------
ES&L Bancorp, Inc. (the "Corporation") is a savings and loan holding company, which engages in no significant business activity other than holding the stock of Elmira Savings and Loan, F.A. (the "Bank") and operating the business of a savings and loan through the Bank. The consolidated financial statements include the accounts of the Corporation, its wholly-owned subsidiary, the Bank and the whollyowned subsidiaries of the Bank, Brilie Corporation (D/B/A ES&L Financial Services) and ES&L Mortgage Corporation (D/B/A Cayuga Mortgage Company). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS
-------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, and short-term investments, with original terms to maturity of less than 90 days.

INVESTMENTS IN DEBT, EQUITY AND MORTGAGE-BACKED SECURITIES
----------------------------------------------------------
The Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") on July 1, 1994. SFAS 115 applies to investments in equity securities whose fair values are readily determinable and to all debt securities. SFAS 115 requires banks to classify debt and equity securities into three reporting categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading.

The Corporation has classified as held-to-maturity, all debt securities including certain mortgage-backed securities which the Corporation has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt and equity securities, including certain mortgage-backed securities, having readily determinable fair values have been categorized as securities available-for-sale and are carried at fair value. Unrealized holding gains and losses for these securities are reported as a separate component of equity. The cumulative effect of this accounting change at July 1, 1994, was recorded in the accompanying consolidated statement of changes in shareholders' equity as an unrealized gain on securities available-for-sale of $58,027 net of deferred taxes of $38,684. The increase (decrease) in unrealized gain amounted to $21,594, $(10,392) and $(9,747) net of deferred taxes of $14,396, $(6,926) and $(6,498) for 1997, 1996 and 1995, respectively.
The Corporation has no securities classified as trading securities.

Realized gains or losses are recognized upon the sale of securities on a specific identification basis.

MORTGAGE LOANS HELD FOR SALE
----------------------------
Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. At June 30, 1997 and 1996, market values of the mortgage loans held for resale approximate cost. The mortgage loans held for resale represent fixed rate one-to-four family mortgage loans, which are to be sold pursuant to forward commitments. For purposes of determining the gain on the sale of loans sold in the secondary market, normal servicing fees are determined by reference to the stipulated servicing fee set forth in the loan sale agreements.

LOANS RECEIVABLE
----------------
Loans held in portfolio are stated at the principal amount outstanding, less the allowance for losses and net deferred loan origination fees and costs. Interest is accrued as earned unless collectibility of the loan is in doubt, at which time an allowance is provided.

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

LOAN FEES
---------
All loan origination fees received from loans with similar characteristics, net of direct origination costs, are deferred and amortized to interest income using the level yield method, giving effect to actual loan prepayments. Fees received for loan commitments that are expected to be drawn upon, based on the Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

-----------------------------------------------------

ALLOWANCE FOR POSSIBLE LOAN LOSSES
----------------------------------
The allowance for possible loan losses is maintained at a level which management considers adequate to provide for potential loan losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon a continuing review of the loan portfolio which includes many factors, such as identification of adverse situations which may affect the borrower's ability to repay, a review of overall portfolio quality and an assessment of current and future economic conditions.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

MORTGAGE SERVICING RIGHTS
-------------------------
The Bank adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122") on July 1, 1996. Under SFAS 122, the cost of mortgage loans purchased or originated and subsequently sold with servicing rights retained is allocated between the mortgage servicing rights and the loans based on their relative fair value. The mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, mortgage servicing rights are assessed for impairment based on their fair value, determined for each group of underlying loans with similar risk characteristics.

Prior to July 1, 1996, a portion of the cost of acquiring loans was capitalized as mortgage servicing rights if the loans were purchased, but not if they were originated by the seller. Additionally, no impairment measurement was performed.

During 1997 and 1996, approximately $348,000 and $118,000, respectively, of costs of acquiring the rights to service mortgage loans were capitalized and included in other assets in the accompanying consolidated balance sheets. In 1997, the adoption of SFAS 122 increased net income by approximately $128,400, net of income taxes of $85,600. The aggregate fair value of mortgage servicing rights is approximately $398,000. Fair value is based on fundamental analysis and the present value of expected future cash inflows.

For measuring impairment, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. Such characteristics include the loan size, interest rate, date of origination, loan term, and geographic region. Impairment is recognized through a valuation allowance for each stratum, as necessary. At June 30, 1997, no valuation allowance has been recorded.

FORECLOSED REAL ESTATE
----------------------
Real estate properties acquired through loan foreclosure are valued at the lower of cost or fair value minus estimated costs to sell. Costs relating to the improvement of property are capitalized to the extent that carrying value does not exceed estimated fair value, whereas costs relating to holding property are expensed. Valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance, as well as renewals and replacements of a routine nature, are charged to operations, while costs incurred to improve or extend the life of existing assets are capitalized.

-----------------------------------------------------

INCOME TAXES
------------
Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax expense (credit) is a result of the changes in deferred tax assets and liabilities, except for the change in deferred taxes related to unrealized gain on securities available for sale which is reflected in shareholders' equity. The principle types of temporary differences between assets and liabilities for financial statement and tax return purposes are depreciation, nonrefundable loan fees, certain postretirement benefits, allowance for loan losses incurred after July 1, 1988 and unrealized gain on securities available for sale.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK
------------------------------------------------------
In the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to financial instruments with off-balancesheet risk. These financial instruments include loan commitments, standby letters of credit, loans written with interest rate caps and floors, and forward contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

NET INCOME PER SHARE
--------------------
Primary net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include shares issuable upon exercise of the Company's outstanding stock options. Using the treasury stock method for outstanding options, equivalent common shares of 12,438, 16,937 and 21,422 were added to weighted average shares for 1997, 1996 and 1995. Fully diluted net income per share amounts are not presented because they are not materially dilutive. Weighted average shares outstanding amounted to 858,658 for 1997, 856,236 for 1996, and 840,956 for 1995. See also Note N.

-----------------------------------------------------

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
-----------------------------------------------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------

  EARNINGS PER SHARE
  ------------------
  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 changes the manner in which earnings per share (EPS) amounts are calculated and presented. Under SFAS 128 two EPS amounts are required basic EPS and diluted EPS. Basic EPS is the per share allocation of income based only on the weighted average number of common shares actually outstanding during the period. Diluted EPS represents the per share allocation of income based on the weighted average number of common shares actually outstanding plus all dilutive potential common shares outstanding during the period.

  SFAS 128 is effective for fiscal years ending after December 15, 1997. Accordingly, the Corporation is required to adopt SFAS 128 for the year ending June 30, 1998. The adoption of SFAS 128 will require the disclosure of basic EPS, however, management does not expect diluted EPS under SFAS 128 to be materially different than the currently disclosed primary EPS.

  DISCLOSURE OF CAPITAL STRUCTURE
  -------------------------------
  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 consolidates existing guidance about disclosure of capital structure into one standard and extends the scope of the disclosure requirements to include nonpublic entities.

  SFAS 129 is effective for fiscal years ending after December 15, 1997. Accordingly, the Corporation is required to adopt SFAS 129 for the year ending June 30, 1998. The Corporation is currently disclosing the information required in SFAS 129 since it is a public company; therefore, management does not expect the adoption of SFAS 129 to have a material effect on the Corporation's financial statements.

NOTE B:   INVESTMENT AND MORTGAGE-BACKED SECURITIES
---------------------------------------------------

The amortized cost and fair value of investments in securities are as follows:

     June 30, 1997:

                                                             Gross         Gross
                                              Amortizeed    Unrealized   Unrealized       Fair
                                                Cost          Gains         Losses       Value
                                             -----------    ----------   ----------   -----------
     Securities available for sale:
      Corporate stock                        $    36,763    $   29,790   $     (397)  $    66,156
                                             ===========    ==========   ==========   ===========

     Securities to be held to maturity:
      U.S. Government and its
        agencies                             $ 3,991,287    $   13,133   $        -   $ 4,004,420
      Corporate debt securities                   31,645           430            -        32,075
                                             -----------    ----------   ----------   -----------
                                             $  4,022,92    $   13,563   $        -   $ 4,036,495
                                             ===========    ==========   ==========   ===========

     Mortgage-backed securities
      available for sale                     $ 1,334,104    $   69,744   $        -   $ 1,403,848
                                             ===========    ==========   ==========   ===========
     Mortgage-backed securities
      to be held to maturity                 $   171,794    $        -   $        -   $   171,794
                                             ===========    ==========   ==========   ===========

---------------------------------------------------

    June 30, 1996:

                                                            Gross         Gross
                                             Amortized    Unrealized    Unrealized        Fair
                                               Cost         Gains         Losses         Value
                                             ----------   -----------  -----------  -----------
    Securities available  for sale:
     Corporate stock                         $    36,763   $   13,558   $   (1,813)  $    48,508
                                             -----------   ----------   ----------   -----------
    Securities to be held to maturity:
     U.S. Government and its
      agencies                               $ 2,988,894   $        -   $  (37,664)  $ 2,951,230
     Corporate debt securities               $    41,627   $      716   $        -   $    42,343
                                             -----------   ----------   ----------   -----------
                                             $ 3,030,521   $      716   $  (37,664)  $ 2,993,573
                                             -----------   ----------   ----------   -----------
    Mortgage-backed securities
      available for sale                     $ 1,823,549   $   51,402   $        -   $ 1,874,951
                                             -----------   ----------   ----------   -----------

    Mortgage-backed securities
     to be held to maturity                  $   194,628   $        -   $        -   $   194,628
                                             -----------   ----------   ----------   -----------

The amortized cost and fair value of debt securities at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to repay obligations with or without call or prepayment penalties. All mortgage-backed securities mature after ten years.

                                                   Securities to be
                                                    Held to Maturity
                                                -------------------------
                                                 Amortized       Fair
                                                   Cost          Value
                                                -----------   -----------
    Due in one year or less                     $         -   $         -
    Due after one year through
     five years                                   3,991,287     4,004,420
    Due after five years through
     ten years                                            -             -
    Due after ten years                              31,645        32,075
                                                -----------   -----------
                                                $ 4,022,932   $ 4,036,495
                                                ===========   ===========

Proceeds and gross realized gains and losses from sales and maturities of securities are as follows:

--------------------------------------------------------------------------------








--------------------------------------------------------------------------------

NOTE C:   LOANS RECEIVABLE
--------------------------

Loans receivable consist of the following:

                                                                June 30,
                                                     ------------------------------
                                                        1997               1996
                                                     --------------   -------------
    Conventional first mortgage loans:
     Residential                                     $   86,088,562   $  79,401,037
     Commercial                                          27,744,971      25,007,635
     Construction loans                                   4,719,712       3,958,500
    Loans savings accounts                                  245,864         213,679
    Education loans                                         462,353         470,515
    Consumer loans                                        5,202,370       4,663,964
    Demand notes                                          1,188,781       1,519,863
    Home equity lines of credit                           6,048,557       6,699,341
    Commercial non-mortgage loans                         1,806,681       1,926,130
    Commercial lines of credit                            1,353,262       1,212,320
                                                     --------------   -------------
    SUBTOTAL                                            134,861,113     125,072,984

    Allowance for loan losses                            (1,435,500)     (1,430,781)
    Loans in process                                     (1,789,694)     (1,953,552)
    Net deferred loan origination fees and premiums          74,931         (52,640)
                                                     --------------   -------------
                                                     $  131,710,850   $ 121,636,011
                                                     ==============   =============

The activity in the allowance for loan losses is as follows:

                                                    Year ended June 30,
                                          ----------------------------------------
                                              1997           1996        1995
                                          ------------   -----------  ------------
    Balance at beginning of year          $  1,430,781   $ 1,423,826  $  1,268,611
    Provision for possible loan losses          40,000        60,000       150,000
    Charged-off loans                          (44,465)      (54,207)       (2,142)
    Recoveries                                   9,184         1,162         7,357
                                          ------------   -----------  ------------
    BALANCE AT END OF YEAR                $  1,435,500   $ 1,430,781  $  1,423,826
                                          ============   ===========  ============

Nonaccrual loans for which interest has been reduced totaled approximately $340,000 and $223,000 at June 30, 1997 and 1996, respectively. Interest income that would have been recorded on these loans for the years ended June 30, 1997, 1996 and 1995 was approximately $23,000, $20,000 and $30,000, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The Bank, in the ordinary course of business, has granted loans to certain officers, directors and their related interests. Related party loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. An analysis of related party loan activity is as follows:

    Balance at July 1, 1995                  $  524,770
    Increase                                    103,207
    Decrease                                   (183,384)
                                             ----------
    BALANCE AT JUNE 30, 1996                    444,593


    Increase                                     18,000
    Decrease                                   (190,375)
                                             ----------
    BALANCE AT JUNE 30, 1997                 $  272,218
                                             ==========

As stated in Note A, the Bank sells loans in the secondary market and generates income on the subsequent servicing of such loans. The income is generated by continuing to service loans sold in the secondary market for an agreed-upon percentage of the interest earned. Total loans serviced for others amounted to $129,495,624, $110,694,667 and $90,824,269 at June 30, 1997, 1996 and 1995,
respectively.

NOTE D:   PROPERTY AND EQUIPMENT
--------------------------------

Property and equipment is summarized by major classification as follows:

                                                            June 30,
                                                  ----------------------------
                                                       1997           1996
                                                  -------------  -------------
    Land                                          $    672,933   $     672,933
    Buildings                                        2,262,652       2,251,476
    Furniture and equipment                            808,450         789,356
                                                  -------------  -------------
                                                     3,744,035       3,713,765
    Less accumulated depreciation                      690,300         592,052
                                                  -------------  -------------
                                                  $  3,053,735   $   3,121,713
                                                  =============  =============

Interest cost incurred on borrowed funds during fiscal year 1995 amounted to $1,053,261, of which $60,393 was capitalized as building costs. No interest was capitalized for 1996 or 1997.

NOTE E:   DEPOSITS
------------------

Deposit accounts consist of the following:

                                                             June 30,
                                                  ----------------------------
                                                       1997             1996
                                                  -------------  -------------
    Savings accounts with a year end interest
     rate of 2.96% and  3.05% at June 30, 1997
     and 1996, respectively                       $  14,183,722  $  15,777,639
    NOW accounts with a year end interest rate
     of 1.74% and 1.80% at June 30, 1997 and
     1996, respectively                               7,883,421      6,516,746
    Money market deposit accounts with a year
     end interest rate of 3.11% and 3.20% at
     June 30, 1997 and 1996, respectively             5,100,541      5,727,747
    Certificates of deposit with a year end
     interest rate range of 3.80% - 6.08% at
     June 30, 1997 and 1996                          84,580,834     78,630,697
                                                  -------------  -------------
                                                  $ 111,748,518  $ 106,652,829
                                                  =============  =============

Non-interest bearing checking accounts are included in the table above in NOW accounts.

Maturities of outstanding certificates of deposit at June 30, 1997, are summarized as follows:

                     Year                      Amount
                     ----                   ------------
                     1998                   $ 60,021,723
                     1999                     16,382,440
                     2000                      6,290,303
                     2001                      1,268,757
                     2002                        617,611
                                            ------------
                                            $ 84,580,834
                                            ============

The aggregate amount of individual deposits in excess of $100,000 was approximately $21,000,000 and $19,000,000 at June 30, 1997 and 1996,
respectively.

------------------

Interest expense on deposits is summarized as follows:

                                            Year ended June 30,
                                  -----------------------------------
                                      1997       1996        1995
                                  ----------  ----------   ----------
    Savings accounts              $  453,090  $  507,794   $  578,524
    NOW accounts                      59,416      24,565       26,287
    Money market                     209,290     217,075      213,155
    Certificates of deposit        4,446,488   4,408,016    3,663,777
                                  ----------  ----------   ----------
                                  $5,168,284  $5,157,450   $4,481,743
                                  ==========  ==========   ==========

NOTE F:   ADVANCES FROM FEDERAL HOME LOAN BANK
----------------------------------------------

Advances from Federal Home Loan Bank are collateralized by certain residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock pursuant to the provisions of a collateral pledge and security agreement.

Scheduled maturities are as follows:

                  Maturing in
              fiscal year ending               Amount
              ------------------           ------------
                     1998                  $ 16,709,523
                     1999                       610,139
                     2000                       610,796
                     2001                       611,491
                     2002                       612,237
                  Thereafter                  1,452,429
                                           ------------
                                           $ 20,606,615
                                           ============

The Bank has the ability to obtain additional advances from the Federal Home Loan Bank, up to an amount established at the time of borrowing by a predefined formula.

NOTE G:   BENEFIT PLANS
-----------------------

SAVINGS AND PROFIT SHARING PLAN
-------------------------------
The Bank maintains a defined contribution savings incentive plan (401k) and a profit sharing plan for all eligible employees. Under these plans, the Bank will match up to 3% of annual employee wages, dollar for dollar, for amounts contributed to the savings incentive plan and will contribute a Board approved percentage of wages to the profit sharing plan. Total expense including administrative costs amounted to $90,476 , $83,521 and $81,178 for the years ended June 30, 1997, 1996 and 1995, respectively.

OTHER RETIREMENT BENEFITS
-------------------------
The Bank provides limited medical and life insurance benefits to current retirees. The Bank intends to continue to fund the liability associated with these benefits on a "pay-as-you-go" basis, and does not expect to extend this benefit beyond those currently receiving benefits.

The accumulated postretirement benefit obligation of all retirees as of June 30, 1997 and 1996 was $57,918 and $61,538, respectively. There are no plan/trust assets designated for this purpose.

For measurement purposes, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%. The mortality rate was based on the 1983 Group Annuity Mortality Table.

------------------------

STOCK OPTION PLAN
-----------------
Under the terms of the ES&L Bancorp, Inc. 1990 Stock Option Plan (the "Option Plan"), shares were reserved for future issuance by the Corporation upon exercise of stock options granted to employees and directors of the Corporation and its subsidiary from time to time under the Option Plan. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. These options are priced at $3 5/9 per share, the equivalent of the purchase price at the time of issuance. See also Note N.

    Options outstanding June 30, 1996                              13,276
    Additional options due to three-for-two stock split             6,637
    Less options exercised                                         (6,315)
                                                                   ------
    OPTIONS OUTSTANDING JUNE 30, 1997                              13,598
                                                                   ======

NOTE H:   INCOME TAXES
----------------------

The provision for income taxes consists of the following:

                                                                  Year ended June 30,
                                                       -----------------------------------------
                                                            1997         1996           1995
                                                       ------------  -----------  --------------
    Currently payable:
     State                                              $   92,945    $  160,560   $    145,934
     Federal                                               580,351       907,116        597,072
    Deferred                                                17,254        24,884          4,221
                                                       ------------  -----------  --------------
                                                        $  690,550    $1,092,560   $    747,227
                                                       ============  ===========  ==============

A reconciliation of income taxes at the federal statutory corporate tax rates to the effective tax rates follows:

                                                                  Year ended June 30,
                                                       -----------------------------------------
                                                            1997         1996           1995
                                                       ------------  -----------  --------------
    Total provision at federal statutory rates          $  860,000    $  968,000   $    785,000
    States taxes, net of federal benefit                    61,000       106,000         96,000
    Resolution and adjustment of
     prior year tax liabilities                           (235,000)            -       (124,000)
    Other                                                    4,550        18,560         (9,773)
                                                       ------------  -----------  --------------
                                                        $  690,550    $1,092,560   $    747,227
                                                       ============  ===========  ==============

Amounts by which income taxes currently payable exceed estimated tax payments made during the year are included in other liabilities in the accompanying financial statements.

A deferred tax asset resulting from temporary differences is summarized as follows and is included in other assets in the accompanying consolidated balance sheet:

                                                                           June 30,
                                                                 -------------------------------
                                                                      1997             1996
                                                                 ------------   ----------------
    Depreciation                                                  $  (70,000)    $      (50,000)
    Nonrefundable loan fees                                           21,000             35,000
    Employee benefits                                                 20,000             21,000
    Allowance for loan losses                                        234,000            344,000
    Unrealized gain on securities
     available for sale                                              (28,000)           (25,000)
   Other                                                              50,000             (3,000)
                                                                 ------------   ----------------
                                                                  $  227,000     $      322,000
                                                                 ============   ================

-----------------------

As required by SFAS 109, deferred taxes have not been provided for the allowance for loan losses for tax purposes that arose in tax years beginning before July 1, 1988, as management believes that it is not apparent such temporary differences will reverse in the foreseeable future. However, a deferred tax asset has been recognized for the difference between the provision for loan losses for book purposes and the bad debt tax deductions arising in tax years after July 1, 1988.

Various tax court decisions have questioned the validity of tax regulations which required thrift institutions to reduce, or eliminate, the bad debt deductions in the year to which certain net operating losses were carried back. As a result, the Bank filed its tax returns with an increased net operating loss carryforward (NOL) of approximately $1.5 million. The Bank used this increased NOL to offset income in previous years, while continuing to accrue income taxes for financial reporting purposes without regard to the increase. During the year ended June 30, 1995, contingencies relating to this matter were resolved and the accruals were adjusted. Additionally, in fiscal year 1997 the Bank performed an extensive analysis of all potential income tax liabilities, which ultimately resulted in an income tax benefit of $235,000.

The IRS has permitted a tax deduction for estimated bad debts in an amount greater than the amount reported in the accompanying financial statements. This excess amount of estimated bad debts is subject to tax only if it is actually distributed to shareholders or depositors. At June 30, 1997, the accumulated amount of such excess for which income taxes have not been accrued was approximately $2.1 million.

NOTE I:   COMMITMENTS
---------------------

The Bank leases an office for ES&L Mortgage Corporation under a lease agreement, which is renewable annually. The agreement requires minimum monthly rentals, as well as requiring the Bank to pay its pro rata share of property taxes and utilities. Total rental expense under this agreement amounted to $17,029, $17,886 and $14,696 for the years ended June 30, 1997, 1996 and 1995, respectively.

At June 30, 1997 and 1996, the Bank had outstanding commitments of $5,243,927 and $3,169,511, respectively, to originate loans, of which $2,358,115 and $931,311, respectively, were comprised of fixed-rate loans and $2,885,812 and $2,238,200, respectively, were comprised of variable-rate loans. Substantially all of the fixed-rate loan commitments are to be sold upon establishment of a specified fixed rate of interest. In the opinion of management, all fixed-rate loan commitments equaled or exceeded prevalent market interest rates and all loan commitments will be funded via cash flows from operations, existing excess liquidity, advances from the Federal Home Loan Bank and other borrowings as necessary.

At June 30, 1997 and 1996, the Bank had outstanding commitments under standby letters of credit totaling $256,822 and $436,222, respectively.

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
--------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT
 ------------------------

The Bank's wholly-owned subsidiary, Brilie Corporation ("Brilie") has a partnership agreement with two unrelated parties. The primary purpose of this partnership is to develop land in the Town of Horseheads for eventual resale as residential housing. Management of the partnership intends to develop the land in several phases, enabling the partnership to increase its equity as sales take place. As of June 30, 1997 and 1996, the Bank had loaned $561,439 and $389,170, respectively, to the partnership, and was committed to lend an additional $188,561 and $360,830, respectively, to finance further land development.

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

The Bank has classified these loans as an acquisition, development and construction arrangement, since the partnership has title to, but little or no equity in the underlying security and Brilie receives 50% of the profit on the ultimate sale of the project.

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
--------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT, Cont'd
 ------------------------

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

As of June 30, 1997, Brilie's share of the partnership's capital was $114,562, which represents 50% of the accumulated earnings of the partnership as of that date less partners' withdrawals. The following summarizes the unaudited financial condition and results of operations of the joint venture partnership:

  BALANCE SHEETS
  --------------

                                                             June 30,
                                                 -------------------------------
                    ASSETS                            1997             1996
                    ------                       --------------   --------------
                                                  (UNAUDITED)       (UNAUDITED)
    Investment in real estate                    $      773,487   $      673,160
    Other assets                                         93,800            1,526
                                                 --------------   --------------
                                                 $      867,287   $      674,686
                                                 ==============   ==============


                LIABILITIES AND
                ---------------
               PARTNERS' CAPITAL
               -----------------

    Liabilities:
      Note payable to Elmira Savings and Loan    $      561,439   $      389,170
      Mortgage payable                                   68,000           68,000
      Other                                               8,724            1,526
                                                 --------------   --------------
                                                        638,163          458,696

    Partners' capital                                   229,124          215,990
                                                 --------------   --------------
                                                 $      867,287   $      674,686
                                                 ==============   ==============

NOTE J:  INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
-------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT, CONT'D
 ------------------------

  STATEMENTS OF INCOME AND PARTNERS' CAPITAL
  ------------------------------------------

                                                              Year ended June 30,
                                              ----------------------------------------------
                                                  1997               1996          1995
                                              -------------     -------------  -------------
                                               (UNAUDITED)       (UNAUDITED)    (UNAUDITED)
    Sales                                     $  307,000        $   311,901    $    319,499
    Cost of sales                                234,484            265,042         185,186
                                              ----------        -----------    ------------
    GROSS PROFIT                                  72,516             46,859         134,313

    Net rental income (expense)                    1,885             (6,622)         (1,157)
    General and administrative expense           (14,947)            (7,281)        (12,558)
                                              ----------        -----------    ------------
    NET INCOME                                    59,454             32,956         120,598

    Partners' capital at
    beginning of year                            215,990            206,116         124,828
    Partners' withdrawals                         46,320             23,082          39,310
                                              ----------        -----------    ------------
    PARTNERS' CAPITAL AT END OF YEAR             229,124            215,990         206,116
                                              ==========        ===========    ============

NOTE K:  PARENT COMPANY FINANCIAL INFORMATION
---------------------------------------------

  BALANCE SHEETS
  --------------

                                                                          June 30,
                                                               -------------------------------
                    ASSETS                                         1997               1996
                    ------                                     --------------  ---------------
    Cash and cash equivalents                                  $    328,270    $      146,667
    Securities available for sale                                    66,156            48,508
    Investment in subsidiary                                      9,636,063         8,552,329
    Other assets                                                     18,038            68,891
                                                               ------------    --------------
                                                               $ 10,048,527    $    8,816,395
                                                               ============    ==============

                LIABILITIES AND
                ---------------
             SHAREHOLDERS' EQUITY
             --------------------

    Shareholders' equity:
     Common stock                                              $      8,560    $        5,665
     Additional paid-in capital                                   2,599,654         2,580,092
     Retained earnings                                            7,531,048         6,270,032
     Net unrealized gain on securities available for sale            17,636             7,047
                                                               ------------    --------------
                                                                 10,156,898         8,862,836
      Less treasury stock                                           108,371            46,441
                                                               ------------    --------------
                                                               $ 10,048,527    $    8,816,395
                                                               ============    ==============

NOTE K: PARENT COMPANY FINANCIAL INFORMATION. Cont'd
--------------------------------------------

  STATEMENTS OF INCOME AND RETAINED EARNINGS
  ------------------------------------------

                                                    Year ended June 30,
                                         --------------------------------------
                                             1997          1996        1995
                                         -----------   -----------  -----------
    Revenues:
     Equity in earnings of subsidiary    $ 1,883,734   $ 1,801,129  $ 1,579,440
     Income from investments and other         2,619         3,091        3,536
     Management fee income                         -             -       56,131
                                         -----------   -----------  -----------
                                           1,886,353     1,804,220    1,639,107


    General and administrative expenses       60,209        66,099       38,571
                                         -----------   -----------  -----------
    INCOME BEFORE INCOME TAXES             1,826,144     1,738,121    1,600,536

    Income tax benefit (expense)              12,236        15,440      (17,560)
                                         -----------   -----------  -----------
    NET INCOME                             1,838,380     1,753,561    1,582,976

    Retained earnings at beginning
    of year                                6,270,032     4,897,730    3,643,073
    Dividends paid                           577,364       381,259      328,319
                                         -----------   -----------  -----------
    RETAINED EARNINGS AT
    END OF YEAR                          $ 7,531,048   $ 6,270,032  $ 4,897,730
                                         ===========   ===========  ===========

  STATEMENTS OF CASH FLOWS
  ------------------------
-------------------------------------------------------------------------------









-------------------------------------------------------------------------------

NOTE L: OFFICE OCCUPANCY AND EQUIPMENT EXPENSE
----------------------------------------------

Office occupancy and equipment expense is comprised of the following:

                                                    Year ended June 30,
                                        ------------------------------------
                                            1997         1996         1995
                                        -----------   ----------   ---------
    Depreciation                        $   175,774   $  180,336   $  64,666
    Service bureau                          150,012      134,893     119,989
    Other                                   176,513      188,330     188,190
                                        -----------   ----------   ---------
                                        $   502,299   $  503,559   $ 372,845
                                        ===========   ==========   =========

NOTE M: REGULATORY CAPITAL
--------------------------

The Bank is required to meet minimum capital standards, which have been established by the Office of Thrift Supervision (OTS). The minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for a minimum tangible capital (defined as shareholders' equity determined in accordance with generally accepted accounting principles less all intangible assets) ratio equal to 1.5% of adjusted assets. The core capital requirement provides for a minimum core capital (tangible capital plus certain intangible assets) to adjusted assets ratio of 3.0%. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its balance sheet by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

Based on management's calculations, the Bank is in full compliance, as of June 30, 1997, with all of the current regulatory capital requirements as follows:

                                                       June 30,
                                        -------------------------------------
                                           Tangible     Core      Risk-based
                                           capital     capital     capital
                                        ------------  ----------  -----------
                                                    (in thousands)
    GAAP capital                        $     13,743  $   13,743  $    13,743
    Investment in joint venture                 (561)       (561)        (561)
    Net unrealized gain on securities
     available for sale                          (42)        (42)         (42)
    General allowance for loan losses              -           -        1,237
                                        ------------  ----------  -----------
    Actual amount                             13,140      13,140       14,377
    Required amount                            2,235       4,471        7,907
                                        ------------  ----------  -----------
    EXCESS                              $     10,905  $    8,669  $     6,470
                                        ============  ==========  ===========

NOTE N:  SHAREHOLDERS' EQUITY
-----------------------------

CAPITAL RESTRICTIONS
--------------------
Since the Corporation has no significant source of income other than dividends from the Bank, the payment of dividends by the Corporation is dependent upon receipt of dividends from the Bank. Payment of cash dividends by the Bank is limited by certain federal regulations under which the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion to stock form or (2) the regulatory capital requirements imposed by the OTS. In certain circumstances, earnings appropriated to bad debt reserves and deducted for federal income tax purposes may not be available to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such earnings removed from the reserves for such purposes at the then current income tax rate (see Note H).

-------------------------------

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

Preferred stock
---------------
Shareholders of the Corporation have authorized the issuance of up to 500,000 shares of preferred stock with terms to be established by the Board of Directors. The serial preferred may rank prior to the common stock as to dividend rights, liquidation preference, or both, and may have full or limited voting rights. No shares of this preferred stock have been issued, nor does the Corporation have any present plan for the issuance or sale of any such shares.

Stock split
-----------
The Corporation's common stock was split three-for-two on August 23, 1996, effected in the form of a 50% stock dividend. All stock option data, common and treasury stock, and earnings and dividend per share amounts in the consolidated financial statements were restated to give effect to this stock split.

Subsequent event
----------------
On July 15, 1997, the Board of Directors of the Corporation declared a special cash dividend of $1.00 per share payable on July 31, 1997 to shareholders of record on July 22, 1997.

NOTE O:  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and short-term investments
-------------------------------
The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

Securities (including mortgage-backed securities)
-------------------------------------------------
Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable
----------------
For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with the securitization transactions, adjusted for differences in loan characteristics. The estimated fair values of other loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest
----------------
The carrying amount of accrued interest approximates its fair value.

Deposits
--------
The fair values estimated for demand deposits (e.g., interest and noninterest bearing demand deposits, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

Borrowed funds
--------------
The fair value of the advances from the Federal Home Loan Bank is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar borrowing arrangements.

NOTE  O:   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS, CONT'D
---------------------------------------------------------------------

OFF-BALANCE-SHEET INSTRUMENTS
-----------------------------
Fair values for off-balance-sheet lending commitments, which are substantially comprised of variable rate loans, approximate the loan commitment amount (see
Note I).

Information regarding the Corporation's financial instruments is as follows at June 30, 1997 and 1996: (000's)

                                                             1997
                                              ---------------------------------
                                                   Carrying       Estimated
                                                    value         fair value
                                              --------------    ---------------
    Financial assets:
     Cash and short-term investments           $        723      $         723
     Investment securities (including
       mortgage-backed securities)                    6,978              6,991
     Loans receivable                               136,172            138,594
     Accrued interest receivable                        901                901
    Financial liabilities:
     Deposits                                       111,749            111,550
     Advances from Federal Home Loan Bank            20,607             20,333
    Off-balance-sheet instruments:
     Commitments to extend credit                     5,244              5,244
     Standby letters of credit                          257                257

                                                             1996
                                              ----------------------------------
                                                   Carrying       Estimated
                                                    value         fair value
                                              --------------    ----------------
    Financial assets:
     Cash and short-term investments           $      1,374      $       1,374
     Investment securities (including
       mortgage-backed securities)                    6,253              6,216
     Loans receivable                               127,094            129,593
     Accrued interest receivable                        794                794
    Financial liabilities:
     Deposits                                       106,653            107,143
     Advances from Federal Home Loan Bank            17,616             17,373
    Off-balance-sheet instruments:
     Commitments to extend credit                     3,170              3,170
     Standby letters of credit                          436                436

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

Currently the following brokerage firms have facilitated purchases and sales of ES&L Bancorp Stock:

         Dean Witter Reynolds                  Smith Barney Shearson
         Elmira, New York                      Elmira, New York

On July 16, 1996, the Corporation's Board of Directors approved a three-for-two stock split, effected in the form of a 50% stock dividend. As a result, on August 23, 1996, the Corporation issued 283,147 new shares of its common stock to stockholders of record as of August 16, 1996. No fractional shares were issued by the Corporation, rather 211 stockholders were paid $13.33 per full share in lieu of any fractional shares created by the split. Management of the Corporation established the $13.33 per share price by adjusting the last known sale price relative to the terms of the stock split.

On September 1, 1994 the Corporation also enacted a three-for-two stock split, effected in the form of a 50% stock dividend.

Given the minimal trading activity, the Corporation must rely on information obtained from brokers, investment advisors and investors themselves in identifying the market price of the common stock. During fiscal 1997, the trading price of the stock has ranged from $13.33 to $16.50 per share. These prices have been adjusted to reflect the effect of the August 1996 three-for-two stock split.

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

Federal regulations impose certain additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Elmira Savings & Loan. Under such regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount of the greater of (a) 75% of its income for the previous four quarters or (b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital to assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. At June 30, 1997, ES&L was a Tier 1 Institution.

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

ES&L Bancorp, Inc. has paid the following per share cash dividends, adjusted to reflect the effect of the 1996 three-for- two stock split, to its shareholders during the past three fiscal years:


                      1997 Fiscal Year      1996 Fiscal Year       1995 Fiscal Year
                       8/30/96  $0.17       8/31/95  $0.1133          9/1/94  $0.10
                      11/29/96  $0.17      11/30/95  $0.1133         12/1/94  $0.10
                       2/28/97  $0.17       2/29/96  $0.1133          3/1/95  $0.10
                       5/30/97  $0.17       5/31/96  $0.1133          6/1/95  $0.10
                                -----                -------                  -----
                                $0.68                $0.4532                  $0.40
  Dividend Payment Ratio       31.76%                 22.11%                 21.28%

On July 15, 1997, the Board of Directors of the Corporation declared a special cash dividend of $1.00 per share, payable July 31, 1997 to stockholders of record on July 22, 1997.

The Corporation's Board of Directors intend to periodically review the financial condition, earnings and capital requirements of the Corporation in an effort to determine the declaration of future dividend payments.

At June 30, 1997, the Corporation had 847,034 shares of common stock outstanding. At September 2, 1997, 843,717 shares were outstanding, representing approximately 450 shareholders of record, excluding those shares registered in the "street name" of brokerage firms and stock depositories.

Corporate Information______________   Auditors, Agents and Counsel___________

Main Office                           Independent Auditors
-----------                           --------------------
  300 West Water Street                 Mengel, Metzger, Barr & Co. LLP
  Elmira, New York 14901                Suite 210
  607-733-5533                          147 West Gray Street
                                        Elmira, New York 14901
"CASHLESS" Deposit Office
-------------------------
  200 East Buffalo Street             General Counsel
  Suite 101B                          ---------------
  Ithaca, NY 14850                      Denton, Keyser, LaBrecque & Moore
  607-272-4880                          150 Lake Street
                                        Elmira, New York 14901
      Subsidiaries
      ------------
                                      Special Counsel
Brilie Corporation                    ---------------
------------------                      Housley Kantarian & Bronstein, P.C.
  ES&L Financial Services               Suite 700
  300 West Water Street                 1220 19th Street, NW
  Elmira, New York 14901                Washington, D.C. 20036
  607-733-5533

                                      Stock Registrar and Transfer Agent
ES&L Mortgage Corporation             ----------------------------------
-------------------------               American Stock Transfer & Trust Co.
  Cayuga Mortgage Company               40 Wall Street
  200 East Buffalo Street               New York, New York 10005
  Suite 101B                            (800) 937-5449
  Ithaca, New York 14850
  607-272-3595


Meeting Information ____________________________________________________________

The annual Meeting of Stockholders of ES&L Bancorp, Inc. will be held at the Downtown Elmira Holiday Inn, One Holiday Plaza, Elmira, New York, on Monday, October 27, 1997, at 7:00 p.m.


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

                                      DIRECTORS
--------------------------------------------------------------------------------------------
Robert E. Butler -                                    Dr. Adrian P. Hulsebosch -
Chairman of the Board                                 Retired Othodontist
President, Deister & Butler, Inc.
Owner, H. H. Equipment, Inc.                          Jack H. Mikkelsen -
                                                      Retired President,
William A. McKenzie -                                 Zeiser Wilbert Vault, Inc.
President and Chief Executive Officer,
Elmira Savings & Loan, F.A.                           Frederick J. Molter -
                                                      Professional Engineer,
John F. Cadwallader -                                 The Sear Brown Group
President and Chief Executive Officer,
The Glass Company                                     Paul Morss -
Owner, Windshield Installation Network, Inc.          Retired Insurance Executive,
                                                      Swan & Sons Morss Co. Insurance Agency
L. Edward Considine -
Professional Engineer,                                Gerald F. Schichtel -
Hunt Engineers and Architects                         President,
Retired General Manager, Elmira Water Board           Hilliard Corporation

All directors of ES&L Bancorp, Inc. are directors of Elmira Savings and Loan,
F.A.



                                      OFFICERS
------------------------------------------------------------------------------------
     William A. McKenzie                                 Glenn R. Ahart
     President and Chief Executive Officer               Assistant Vice President

     J. Michael Ervin                                    Anne H. Bennett
     Senior Vice President and Treasurer                 Assistant Vice President

     Michael J. Wayne                                    Maryanna S. Atkinson
     Vice President                                      Assistant Vice President

     Lynn M. Morris                                      Brenda A. Bement
     Vice President                                      Assistant Vice President

     James D. Stanton                                    Larry A. Tressler
     Vice President                                      Assistant Treasurer

     Judy A. Peters                                      Robin M. Fuller (1)
     Vice President                                      Assistant Vice President

     Michael J. Crimmins                                 Shirley L. Gleockner
     Vice President                                      Corporate Secretary


                          (1)- Elected October 15, 1996
All officers of ES&L Bancorp, Inc. are officers of Elmira Savings and Loan, F.A.


                             ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

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



COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED AT NO CHARGE TO STOCKHOLDERS BY WRITING TO THE SECRETARY OF THE CORPORATION, 300 WEST WATER STREET, ELMIRA, NEW YORK 14901.


                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------