Form 10-K, Exhibit 13
period 1998-06-30
ES&L BANCORP INC
filed 1998-09-24
CIK 861995

                                                                      EXHIBIT 13
================================================================================






                                     1998
                                    ANNUAL
                                    REPORT




                   [LOGO OF ES&L BANCORP, INC. APPEARS HERE]

================================================================================

                      Selected Consolidated Financial Data


SUMMARY OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------------------------
At June 30                                                      1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------------
Total amount of:
   Assets                                               $152,160,204    $149,641,144    $140,138,518    $136,484,313    $120,933,211
   Loans receivable, net                                 126,181,335     131,710,850     121,636,011     118,186,529     106,437,875
   Cash and investment securities (1)                      8,474,514       4,812,020       4,452,792       5,305,872       5,487,223
   Mortgage-backed securities                              1,348,600       1,575,642       2,069,579       2,867,553       3,257,042
   Deposit accounts                                      112,179,831     111,748,518     106,652,829     101,014,522      86,856,773
   Advances from FHLB                                     21,897,090      20,606,615      17,615,560      20,523,963      20,831,855
   Shareholders' equity, substantially
     restricted                                           14,500,671      14,155,282      12,912,145      11,471,243      10,145,984
   Book value (2)                                              17.43           16.71           15.29           13.92           12.38

====================================================================================================================================
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                                             1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------------

Interest income                                          $12,265,660     $11,944,989     $11,379,003     $10,052,154     $ 8,535,120
Interest expense                                           6,701,218       6,404,745       6,195,480       5,474,611       4,441,012
------------------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for
   loan losses                                             5,564,442       5,540,244       5,183,523       4,577,543       4,094,108
Provision for loan losses                                    300,000          40,000          60,000         150,000         640,000
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
   loan losses                                             5,264,442       5,500,244       5,123,523       4,427,543       3,454,108
Other income                                               1,267,843       1,041,176         800,752         673,417         816,574
Other expenses                                             3,297,107       4,012,490       3,078,154       2,770,757       2,638,756
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect                                       3,235,178       2,528,930       2,846,121       2,330,203       1,631,926
Income taxes                                               1,195,785         690,550       1,092,560         747,227         369,433
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect                            2,039,393       1,838,380       1,753,561       1,582,976       1,262,493
Cumulative effect of accounting change                           ---             ---             ---             ---         142,000
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $ 2,039,393     $ 1,838,380     $ 1,753,561     $ 1,582,976     $ 1,404,493
                                                         ===========     ===========     ===========     ===========     ===========
Net Income per share, assuming dilution (2)              $      2.41     $      2.14     $      2.05     $      1.88     $      1.71
                                                         ===========     ===========     ===========     ===========     ===========
Cash dividends paid (2)                                  $      1.68     $      0.68     $      0.45     $      0.40     $      0.25
                                                         ===========     ===========     ===========     ===========     ===========

====================================================================================================================================
KEY OPERATING RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Year Ended June 30,                                                                       1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                                                                  1.35%             1.27%             1.27%
Return on average equity                                                                 14.23%            13.58%            14.38%
Average equity-to-average asset ratio                                                     9.49%             9.34%             8.81%
Interest rate spread                                                                      3.51%             3.61%             3.55%
Net yield on interest-earning assets                                                      3.83%             3.93%             3.87%
Other expenses to average total assets                                                    2.18%             2.77%             2.23%
Non-performing loans as a percentage of total loans, at 6/30                              0.23%             0.53%             0.24%
One year interest rate sensitivity gap to total assets, at 6/30                           0.61%             0.73%            12.00%
Net interest income to other expenses (3)                                                 1.69X             1.38X             1.68X

(1)  Includes interest-earning deposits in other depository institutions.
(2) Per share data has been adjusted for the three-for-two stock split which occurred on August 23, 1996.
(3)  Represents the number of times net interest income covers other expenses.


                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

                       A Message from the Managing Officer

TO OUR SHAREHOLDERS:

    I am pleased to report that ES&L Bancorp completed another record fiscal year during 1998. The $2,039,393 earned generated a 1.35% return on average assets and a 14.23% return on average equity. Our earnings increased almost 11% over the previous period. Additionally, a record $71.3 million in loan originations by ES&L and its affiliates contributed significantly to the successful year. These performance indicators are well above the average of various peer groups that we monitor.

    As a stockholder, you shared in the Company's success by receiving four quarterly dividends of $.17 each and a $1.00 special dividend which was paid in July of 1997. The Board of Directors also approved a 47% increase in the quarterly dividend payable in August of 1998. The new quarterly cash dividend rate is $0.25 per share. In addition, based on the limited trades that we are aware of, the company's stock appreciated in value from $16.50 per share at the beginning of the fiscal year to $21.00 per share at the end of the fiscal year. The cash dividend paid and the appreciation in the share price represents a 37.45% total return to our stockholders during our 1998 fiscal year.

    Last year was a good one for ES&L. However, as we look to the near future, new challenges are expected which may restrain our efforts to achieve growth in earnings comparable to prior periods. Competition is intense and is coming from a variety of sectors. This drives down pricing and shrinks profit margins within our industry. In some cases, competitive pricing is irrational.

    Another issue we are wrestling with is the current interest rate environment. Long term interest rates have fallen substantially and are only slightly higher than short term interest rates. This flat yield curve affects our business in several ways. Loan payoffs increase as consumers refinance out of higher rate loans, while our resulting reinvestment opportunitites are limited. At the same time, our cost of money has not declined because short term rates haven't fallen to the same extent as long term rates. If all of these factors continue and the economy begins to slow, even more pressure will be placed on earnings.

    In developing our strategy to address these conditions, ES&L's Board believes it is not in our best long term interest to take on unwarranted additional interest rate risk and/or unwise additional credit risk. Instead, it is the Bank's intent to maximize the resources of our company to further pursue the strategies that have made it successful to date. This course of action may, however, limit balance sheet growth and expectations of earnings growth in the short term.

    Additionally, the regulatory climate for our industry is still clouded. Financial modernization legislation is slowly working its way through the halls of Congress. Proposals are made from time to time that would harm our industry by curtailing some of the powers currently available through our holding company structure. We believe that our trade associations will be effective in persuading Congress to maintain our structure as it currently exists.

    While future challenges are abundant, so are opportunities. All of us associated with ES&L are committed to maximizing the return to shareholders over the long run. Our intent is to strengthen the sound financial foundation that has been built up over the years by focusing our efforts on prudent strategies that serve our community. New and innovative products, backed by state of the art technology, will be instrumental in achieving objectives.

    I thank our staff and Board of Directors for their outstanding efforts in bringing our Bank to the performance level it has achieved. They are talented and dedicated people fully capable of meeting future challenges. And thank you, our owners, for your continued support.

                                      /s/ William A. McKenzie

                                      William A. McKenzie
                                      President & Chief Executive Officer

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                       1

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

The Board of Directors of the Bank has adopted an interest rate policy providing that one-year gap of up to negative 5% or positive 25% is acceptable. At June 30, 1998, the Bank had a positive one-year gap of 0.61% of total assets.

The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1998 (000's):

                                                                1 Yr.         Over 1         Over 3           Over
                                                                   or           thru           thru              5
                                                                 Less         3 Yrs.         5 Yrs.            Yrs.           Total
                                                             ----------------------------------------------------------------------
Interest-Earning Assets:
  Mortgage-Backed Securities                               $    1,299       $      0       $      0        $      0      $    1,299
  Loans Receivable                                             88,219         38,213          3,599           5,759         135,790
  Investments                                                   7,313          1,025              0               0           8,338
                                                             ----------------------------------------------------------------------
                                          Total            $   96,831       $ 39,238       $  3,599        $  5,759      $  145,427
Interest-Bearing Liabilities:
  Certificates of Deposit                                  $   64,852       $ 14,517       $  4,573        $      0      $   83,942
  Other Deposits                                               22,445              0              0           5,793          28,238
  Borrowings                                                    8,612          1,121          1,276          10,887          21,897
                                                             ----------------------------------------------------------------------
                                          Total            $   95,909       $ 15,638       $  5,849        $ 16,681      $  134,077

Interest Sensitivity Gap                                   $      922       $ 23,599       $ (2,250)       $(10,922)     $   11,350

Gap as a Percentage of Total Assets                             0.61%         15.51%         -1.48%          -7.18%

Cumulative Gap                                             $      922       $ 24,521       $ 22,272        $ 11,349

Cumulative Gap as a Percentage of Total Assets                  0.61%         16.11%         14.63%           7.46%



                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                       2

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operation

           COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING
                        JUNE 30, 1998 AND JUNE 30, 1997

General:
--------

For the fiscal year ending June 30, 1998 the Corporation recorded net income totaling $2,039,393, an increase of $201,013, or 10.93%, compared to net income of $1,838,380 earned during the year ending June 30, 1997.

Since the beginning of the 1998 fiscal year, the Corporation's total assets have increased by $2,519,060, or 1.68%, to $152,160,204, compared to $149,641,144 at
June 30, 1997. The growth in assets occurred primarily in cash and cash equivalents, specifically federal funds sold and mortgage loans held for sale, and offset reductions in the outstanding balance of the Corporation's net loans receivable and securities portfolios.

The Corporation, like many lenders throughout the country, has experienced a shrinkage in its loan portfolio as a result of a flat yield curve which has prompted a significant and lengthy, decline in long term interest rates, while short term interest rates have not decreased proportionately. The majority of the residential and commercial loans which comprise the Corporation's loan portfolio are adjustable rate mortgages. With the overall reduction of long term fixed interest rates, many borrowers have opted to refinance out of adjustable rate mortgages to fixed rate mortgages. The Corporation originates substantially all of its fixed rate residential mortgages for sale in the national secondary mortgage market and only originates fixed rate commercial mortgages on loans with very short maturities. As a result, despite record overall loan origination volumes, the outstanding balance of the portfolio, net of adjustments, decreased $5,529,515 to $126,181,335 at June 30, 1998. Persistence of a flat yield curve will continue to put pressure on the Corporation's net interest margin and therefore its net income in future periods. The portion of the Corporation's investment security portfolio, which was scheduled to be held to maturity, decreased by $2,997,688 as a result of the payoff of certain investments in the portfolio which had callable features. The monies generated by these identified reductions helped fund a $6,644,423 increase in cash and cash equivalents and a $3,770,664 increase in mortgage loans held for sale.

Total liabilities of the Corporation increased by $2,173,671 to $137,659,533 at June 30, 1998, compared to $135,485,862 at June 30, 1997. Despite extensive competition from non-traditional, uninsured, investment alternatives, aimed at luring customer deposits from federally insured deposit instruments, the Corporation, after the payment of approximately $5.5 million in interest, reported a small increase, $431,313, in total deposits at June 30, 1998 compared to the start of the 1998 fiscal year. Total deposits were $112,179,831 and $11,748,518 at June 30, 1998 and 1997, respectively. At the end of the 1998 fiscal year, the Corporation's total borrowings, advances from the Federal Home Loan Bank of New York, grew by $1,290,475, or 6.26%, to $21,897,090. The Corporation's mortgage servicing escrow balance, advances from borrowers for taxes and insurance, have increased by $417,922, or 16.29%, to $2,982,958 at June 30, 1998, compared to $2,565,036 at June 30, 1997.

The fiscal year end balance of the Corporation's Shareholders' equity increased by $345,389, or 2.44%, to $14,500,671, compared to $14,155,282 at the start of the fiscal year. While net income added in excess of $2 million to equity, the Corporation paid $1,415,869 in cash dividends, including a $1.00 per share special cash dividend, and utilized $275,722 towards the repurchase of 15,261 shares of the Corporation's common stock.

Net Interest Income:
--------------------

Despite a 10 basis point reduction in its net interest spread, the Corporation's 1998 fiscal year net interest income, $5,564,442, remained nearly unchanged compared to the previous year's net interest income of $5,540,244. The Corporation's net interest spread for the year ending June 30, 1998 was 3.51%, compared to a 3.61% net interest spread for the year ending June 30, 1997.

Interest Income:
----------------

Interest earned by the Corporation during the 1998 fiscal year equaled $12,265,660, an increase of $320,671 or 2.68%, compared to $11,944,989 earned during the 1997 fiscal year.

Income provided from the Corporation's loan portfolio, including mortgage loans held for sale, generates the majority of the interest earned by the Corporation. For the year ending June 30, 1998, loan interest income was $11,874,446, an increase of $412,818, or 3.60%, compared to $11,461,628 earned during the year ending June 30, 1997. The increase is the result of a $5.5 million increase in the average balance of the loan portfolio and despite a 4 basis point decrease in the average yield earned on these assets. During the 1998 fiscal year the average balance outstanding totaled $138.8 million, yielding 8.56%, compared to $133.3 million, yielding 8.60%, during the 1997 fiscal year.

Decreases in the average balances of the Corporation's investment security and mortgage-backed security (MBS) portfolios more than offset increases in the average yields earned on the portfolios and resulted in lower earnings for both during the recently concluded fiscal year. As was previously mentioned, during the 1998 fiscal year several assets within the investment security portfolio, with callable features, were redeemed by their issuers. As a result, the average balance of the Corporation's investment portfolio decreased from $5.3 million, yielding 6.42%, during the 1997 fiscal year to $3.8 million, yielding 6.64%, during the 1998 fiscal year. Overall, interest provided from the investment security portfolio decreased by $84,795 to $254,680 for the year ending June 30, 1998. The average balance of the Corporation's MBS portfolio, which is comprised solely of adjustable rate mortgages, decreased from $1.9 million, yielding 6.97%, during the 1997 fiscal year, to $1.4 million, yielding 7.76%, for the 1998 fiscal year. Interest earned from the MBS portfolio totaled $110,899 during the 1998 period, a decrease of $21,120 from the previous fiscal year.

Interest Expense:
-----------------

The Corporation's total interest expense was $6,701,218 during the year ending June 30, 1998, an increase of $296,473, or 4.63%, compared to $6,404,745 recorded during the 1997 fiscal year.

During the 1998 fiscal year the Corporation paid $5,525,633 in interest on deposits, an increase of $357,349, or 6.91%, compared to deposit interest expense of $5,168,284 during the 1997 fiscal period. The increase in deposit interest expense is the direct result of an increase in

                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                        3
both the average balance and average cost of the Corporation's deposits. During the 1998 fiscal period, average deposits outstanding totaled $114.7 million, costing 4.82%, compared to $109.3 million, costing 4.73%, during the 1997 fiscal year. Interest paid on the Corporation's borrowings, Advances from the Federal Home Loan Bank of New York (FHLB Advances), decreased by $60,876, or 4.92%, as a result of a decrease in the average balance of borrowings. For the twelve months ending June 30, 1998, the average balance of FHLB Advances was $20.9 million, compared to $22.0 million, for the twelve months ending June 30, 1997. The average cost for each of the two years was nearly identical.

Provision for Loan Losses:
--------------------------

Provisions for loan losses are charged to earnings to bring the total allowance to a level considered appropriate based on historical experience, the volume and type of lending conducted by the Corporation, industry standards, the status of past due principal and interest payments, general economic conditions - particularly as they relate to the Corporation's market area - and other factors related to the collectibility of the Corporation's loan portfolio. The Corporation's provision for loan loss totaled $300,000, for the year ending June 30, 1998, compared to a $40,000 provision which was charged to earnings during the 1997 period. During the 1998 fiscal period the Corporation resolved, through foreclosure, several delinquent mortgage loan accounts which resulted in net charge-offs of approximately $270,000. At June 30, 1998 the Corporation's total allowance for loan loss was $1,473,346, compared to $1,435,500 at June 30, 1997.

Other Income:
-------------

Total other income earned by the Corporation during the 1998 fiscal year was $1,267,843, an increase of $226,667, or 21.77%, compared to other income of $1,041,176 earned during the 1997 fiscal period.

The majority of the increase is related to the gain on the sale of mortgages, which increased by $197,673, or 51.34%, to $582,664 for the fiscal year ending June 30, 1998. As was mentioned earlier, the Corporation sells substantially all of its newly originated fixed rate mortgages in the national secondary mortgage market, and the flat yield curve and low interest rate environment, which has existed throughout the entire fiscal year, has significantly increased the volume of mortgages originated for sale.

Income earned by the Corporation's unconsolidated mortgage banking partnership, PACE Funding Company, was $59,567 for the 1998 period, an increase of $37,042 in comparison to the 1997 fiscal year. PACE Funding Company originates residential mortgages, servicing released, for sale to investors, one of whom is the Corporation. The increase in the earnings from the partnership are the result of an increase in mortgages originated.

Service fees and other charges increased $32,301, or 25.38%, to $159,549 for the year ending June 30, 1998. The increase was largely attributable to increases in late payment, checking account and mortgage conversion fees.

During the 1998 fiscal year the Corporation recognized income of $54,817 from its unconsolidated land development joint venture partnership, an increase of $25,090 over the 1997 fiscal year. Income earned by the joint venture is the direct result of lot sales of real estate owned by the partnership.

Despite a substantial increase in the Corporation's loans serviced for others (from $129.5 million at June 30, 1997 to $151.1 million at June 30, 1998), income generated from loan servicing for others decreased by $49,778, or 16.93%, to $244,211 for the year ending June 30, 1998. The decrease is directly related to the amortization of mortgage servicing rights, as required by Financial Accounting Standards No. 122 (SFAS 122) entitled "Accounting for Mortgage Servicing Rights." Exclusive of this adjustment, the income from loan servicing would have increased during the 1998 fiscal year.

Other operating income earned by the Corporation during the 1998 fiscal year was $165,787, a reduction of $26,909, or 13.96%, when compared to the 1997 fiscal year. During the 1997 period the Corporation had received a $35,000 settlement of a deficiency judgment which resulted from a 1989 mortgage foreclosure. No such income was included during the 1998 period.

Other Expenses:
---------------

During the 1998 fiscal year the Corporation's total other expenses were $3,297,107, a reduction of $715,383, or 17.83%, compared to total other expenses of $4,012,490 for the year ending June 30, 1997.

The majority of the decrease is related to a reduction of federal deposit insurance premium expense, which totaled $844,055 during the 1997 period, compared to $115,156 for the 1998 period. During the first quarter of the 1997 fiscal year the Corporation, in response to the passage of federal legislation to recapitalize its insurance fund, paid a one-time, pre-tax special assessment of $657,000. The assessment was charged to all institutions insured by the Savings Association Insurance Fund (SAIF). Included in the legislation was also a provision which reduced the Corporation's ongoing insurance premiums to a level nearly equal to its competitors, who are insured by the Bank Insurance Fund (BIF). Both insurance funds, SAIF and BIF, are part of the Federal Deposit Insurance Corporation (FDIC).

Employee compensation and benefits expense decreased by $50,732, or 2.54%, to $1,945,004 for the year ending June 30, 1998, compared to $1,995,736 for the year ending June 30, 1997. There were fewer employees working throughout the Corporation during the 1998 period when compared to the 1997 year and this savings more than offset any wage and benefit cost increases.

Other expenses of the Corporation totaled $743,669 during the 1998 fiscal year, an increase of $73,269, or 10.93%, compared to $670,400 for the 1997 period. The majority of the increase is a result of expenses related to loan origination activities which, as reported earlier, were significantly greater than during the comparable period. The Corporation also recognized increases in expenses related to office supplies, contributions and in costs related to properties owned as a result of foreclosure during the 1998 fiscal year.

Income Taxes:
-------------

The Corporation has recorded an income tax provision of $1,195,785 for the fiscal year ending June 30, 1998, compared to $690,550 for the fiscal year ending June 30, 1997. The income tax provision during the 1997 fiscal year was substantially reduced after an extensive review of all tax liabilities during the first quarter of that fiscal year. The provision for the 1998 period approximates the statutory rate on the Corporation's pre-tax earnings, less any applicable tax credits.

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                       4

           COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING
                        JUNE 30, 1997 AND JUNE 30, 1996
General:
--------

The Corporation recorded net income of $1,838,380, for the fiscal year ending June 30, 1997, an increase of $84,819, or 4.84% compared to net income totaling $1,753,561, earned during the fiscal year ending June 30, 1996.

Total assets of the Corporation increased by $9,502,626, or 6.78%, to $149,641,144 for the fiscal year ending June 30, 1997, compared to $140,138,518 at the start of the fiscal year. The majority of the increase occurred in the Corporation's net loans receivable portfolio, which increased by $10,074,839, or 8.28%, to $131,710,850 at June 30, 1997. The majority of the funding for the increase in net loans outstanding was through an increase in deposits, which rose by $5,095,689, or 4.78%, to $111,748,518. Additionally, the Corporation's borrowings, advances from the Federal Home Loan Bank of New York, increased by $2,991,055, or 16.98%, to $20,60,615 at June 30, 1997.

During the fiscal year ending June 30, 1997 the Corporation's Stockholders' Equity increased by $1,243,137, or 9.63%, to $14,155,282.

Net Interest Income:
--------------------

Net interest income earned by the Corporation was $5,540,244 for the fiscal year ending June 30, 1997, an increase of $356,721, or 6.88%, when compared to net interest income of $5,183,523 earned during the fiscal year ending June 30, 1996. The Corporation's net interest margin increased to 3.61% for the year ending June 30, 1997, compared to 3.55% for the year ending June 30, 1996.

Interest Income:
----------------

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

Interest Expense:
-----------------

The Corporation's total interest expense was $6,404,745 for the year ending June 30, 1997, an increase of $209,265, or 3.38%, compared to total interest expense of $6,195,480 for the year ending June 30, 1996.

Interest paid to the Corporation's depositors during the 1997 fiscal year was $5,168,284, nearly equal to deposit interest expense of $5,157,450 paid during the 1996 fiscal year. The increase was prompted by an increase in the average balance of total deposits, which slightly exceeded the reduction in interest expense which resulted from a decrease in the average interest rate (cost) paid on deposits. For the fiscal year ending June 30, 1997 the average balance of deposits outstanding totaled $109.3 million, costing 4.73%, compared to an average balance of $106.8 million, costing 4.83%, for the fiscal year ending June 30, 1996.

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

Provisions for Loan Losses:
---------------------------

Provisions for loan losses are charged to earnings to bring the allowance to a level considered appropriate based on historical experience, the volume and type of lending conducted by the Bank, industry standards, the status of past principal and interest payments, general economic conditions - particularly as they relate to the Bank's market area - and other factors related to the collectibility of the Bank's loan portfolio. During the 1997 fiscal year the Bank reduced its provision from $60,000 for the fiscal year ending June 30, 1996 to $40,000 for

                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                        5
the fiscal year ending June 30, 1997. At June 30, 1997 the total allowance for loan losses was $1,435,500, compared to $1,430,781 at June 30, 1996.

Other Income:
-------------

The Corporation's total other income increased by $240,424, or 30.02%, to $1,041,176 for the fiscal year ending June 30, 1997, compared to $800,752 for the same period one year earlier.

Income from loan servicing totaled $293,989 during the 1997 fiscal year, a decrease of $20,926, or 6.64%, when compared to $314,915 earned during the 1996 fiscal year. During the 1997 fiscal year the Corporation increased the outstanding balance of the mortgages it serviced for a fee in the national secondary mortgage market by more than $12.0 million. The reduction in servicing income is actually attributable to the amortization of mortgage servicing rights and is prompted by an accounting change issued by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 122 (SFAS
122) entitled "Accounting for Mortgage Servicing Rights." See Note A of the accompanying audited financial statements for additional information on this accounting change. At June 30, 1997 the total of all residential mortgages serviced by the Corporation, in the national secondary mortgage market for which it either receives a fee or certain tax credits, was $126.5 million, compared to $109.1 million at June 30, 1996.

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

Other Expenses:
---------------

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

Income Taxes:
-------------

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

                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                       6

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

The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision (OTS) requirements. This requirement, which may, depending upon economic conditions and cash flows of the Bank, be varied from time to time at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4.0%. Elmira Savings & Loan's liquidity ratio for June 1998 was 12.45%.

An analysis of the three components of the Consolidated Statements of Cash Flows provides a more detailed presentation of the Bank's activities. Net cash provided from operating activities is normally a steady source of liquidity and this area provided $3,107,000 during fiscal year ending June 30, 1997, however, this amount was a negative $1,187,000 for the current year ending June 30, 1998. Although net income provided $2,039,000 to our cash position, this amount was more than offset by a negative $3,715,000 in the net proceeds from loan sales category. During year ending June 30, 1997, net income was $1,838,000 while net loan sales were $1,139,000. Conversely, gain on sales of mortgages caused a reduction in cash of $583,000, $385,000 and $161,000 for the same years. Advances from borrowers for taxes and insurance also added $418,000 and $279,000 for years ending June 30, 1998 and June 30, 1997 but had a negative impact for year ending June 30, 1996 of $371,000.

Net cash provided from investing activities amounted to $7,801,000 for year ending June 30, 1998 but had a negative effect for the prior two years, amounting to $11,227,000 and $1,810,000. One of the main categories in these large differences is the net change in loans receivable. During the current year, this generated $4,473,000 but lost $10,287,000 and $3,668,000 the prior two years. Net proceeds from the sale and maturity of investments netted against purchases provided $3,009,000 and $923,000 during fiscal years ending June 30, 1998 and June 30, 1996, respectively but had a negative cash impact of $989,000 during year ending June 30, 1997. Proceeds from sale of foreclosed real estate also provided $408,000, $120,000 and $284,000 during the last three years. Other large factors were principal repayments on mortgage-backed securities which provided $200,000, $502,000 and $773,000 during years ending June 30, 1998, June 30, 1997 and June 30, 1996, respectively, and purchase of mortgage servicing rights which had a negative impact of $227,000 and $105,000 for years ending June 30, 1998 and June 30, 1997. The significant changes in the net loans receivable balances are driven by the interest rate environment and due to a relatively flat yield curve, most borrowers are currently opting for fixed rate loans. Because we sell substantially all of our fixed rate instruments, total loans receivable is declining.

Financing activities, the third component of cash flows, provided $30,000, $7,470,000 and $2,396,000 in cash and cash equivalent for fiscal years ending June 30, 1998, June 30, 1997 and June 30, 1996, respectively. Interest credited to deposit accounts consistently had a positive impact, amounting to $5,538,000, $5,103,000 and $5,130,000, however, net other change in deposits had significant fluctuation. Increased competition, combined with some irrational pricing for deposits, caused a net decrease of $5,107,000 for year ending June 30, 1998. Advances from Federal Home Loan Bank provided $1,290,000 and $2,991,000 during years ending June 30, 1998 and June 30, 1997, while the impact was negative for year ending June 30, 1996 of $2,908,000. Dividends paid are always a negative to our cash position but was even more significant during the current year because of a special $1.00 per share dividend paid in addition to our normal quarterly payments. The total cost of dividends paid over the last three years was $1,416,000, $577,000 and $381,000. ES&L Bancorp has actively attempted to buy-back its own stock and these purchases amounted to $276,000, $62,000 and $36,000 for the last three fiscal years.

ES&L has available to it significant funds in the form of retail repurchase agreements and advances from FHLB of New York, though there can be no assurance as to the impact of any increase in such borrowings on the Bank's cost of funds. There are no limits on the amount of advances made to Banks that are Qualified Thrift Lenders (QTLs), of which the Bank is one, or that are exempt from the QTL limitations, in order to replace deposit outflows occurring in the 30 days immediately preceding an advance application, or advances made to fulfill outstanding advance commitments, including AHP, CIP and CDF commitments, or in order to repay maturing advances. Advances and new money commitments to ES&L for purposes other than what was stated above may not exceed net new, $150 million per calendar month or 30% of a customer's assets without prior approval of the FHLB's Board of Directors or its Executive Committee.

ES&L is not aware of any trends, events or uncertainties, other than those disclosed, that will have or that are reasonably likely to have a material affect on the Bank's liquidity position, operations or capital resources.

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                        7

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

                      Year 2000 Considerations

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Corporation.

During 1997, the Corporation developed a Year 2000 preparedness plan which was submitted and approved by the Corporation's Board of Directors on July 10, 1997 and was subsequently submitted to the Office of Thrift Supervision (OTS).

The plan established procedures to contact and monitor the Year 2000 preparedness of all third party servicers, including NCR Corporation, the company responsible for the Bank's customer account processing. NCR has a plan in place which has been reviewed by external audit organizations, as well as Federal Bank examiners. NCR is currently in the process of testing their plan.

All other service providers have been contacted and have responded identifying the plan they have developed and have provided testing dates to verify the resolution of any potential problems.

The Corporation has tested all of its internal systems and have found them to be year 2000 compliant. Additionally, the Corporation has surveyed its commercial loan customer base asking for information on how those companies are addressing any potential problems.

While, at the present time, the Corporation anticipates no significant financial expenditure will be necessary with regard to year 2000 compliance, there can be no assurance in this regard.

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

                              ES&L Bancorp, Inc.
--------------------------------------------------------------------------------
                                       8

         [LETTERHEAD OF MENGEL, METZGER, BARR & CO. LLP APPEARS HERE]


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


To the Board of Directors of
ES&L Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Corporation changed its method of accounting for mortgage servicing rights and impairment of loans in fiscal years 1997 and 1996, respectively.

                                        /s/ MENGEL, METZGER, BARR & CO. LLP

Elmira, New York
July 17, 1998

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------


                                                                                        June 30,
                                                                       -----------------------------------------
                              ASSETS                                         1998                   1997
                              ------                                   -------------------    ------------------
Cash and due from banks                                                       $  1,362,039          $    721,891
Federal funds sold                                                               6,000,000                     -
Short-term investments                                                               5,316                 1,041
                                                                              ------------          ------------
                                          Cash and cash equivalents              7,367,355               722,932




Securities available for sale                                                       81,915                66,156
Securities to be held to maturity -
  approximate market value of $1,026,199
  and $4,036,495 at 1998 and 1997, respectively                                  1,025,244             4,022,932
Mortgage-backed securities available for sale                                    1,212,122             1,403,848
Mortgage-backed securities to be held to
  maturity - approximate market value of $136,478
  and $171,794 at 1998 and 1997, respectively                                      136,478               171,794
Mortgage loans held for sale                                                     8,231,474             4,460,810
Loans receivable, net of allowance for loan
  losses of $1,473,346 and $1,435,500
  at 1998 and 1997, respectively                                               126,181,335           131,710,850
Federal Home Loan Bank stock, at cost                                            1,313,100             1,313,100
Foreclosed real estate                                                             485,226               131,000
Investment in joint venture - acquisition,
  development and construction arrangement                                         765,952               676,001
Investment in mortgage banking partnership                                         197,646               183,318
Property and equipment, net                                                      2,901,870             3,053,735
Accrued interest receivable:
  Loans and mortgage-backed securities                                             739,429               811,247
  Investment securities and other                                                   35,887                89,675
Other assets                                                                     1,485,171               823,746
                                                                              ------------          ------------
                                                      TOTAL ASSETS            $152,160,204          $149,641,144
                                                                              ============          ============


The accompanying notes are an integral part of the consolidated financial statements.


                                                                                      June 30,
                                                                       ----------------------------------------
               LIABILITIES AND SHAREHOLDERS' EQUITY                          1998                  1997
-------------------------------------------------------------------    ------------------    ------------------

Deposits:
  Non-interest bearing                                                       $  5,506,587          $  4,851,413
  Interest bearing                                                            106,673,244           106,897,105
                                                                             ------------          ------------
                                                                              112,179,831           111,748,518

Advances from Federal Home Loan Bank                                           21,897,090            20,606,615

Accrued interest payable:
  Deposits                                                                          7,607                26,777
  Borrowings                                                                       84,614                69,695
Advances from borrowers for taxes and insurance                                 2,982,958             2,565,036
Other liabilities                                                                 507,433               469,221
                                                                             ------------          ------------
                                          TOTAL LIABILITIES                   137,659,533           135,485,862


Shareholders' equity:
  Preferred stock:
    Authorized, 500,000 shares
    Issued, none                                                                        -                     -
  Common stock, $.01 par value:
    Authorized, 3,000,000 shares
    Issued 855,967 shares                                                           8,560                 8,560
  Additional paid-in capital                                                    2,599,654             2,599,654
  Retained earnings, substantially restricted                                  12,219,481            11,595,957
  Net unrealized gain on securities available for sale                             57,069                59,482
                                                                             ------------          ------------
                                                                               14,884,764            14,263,653
  Less cost of treasury stock, 24,194 and
    8,933 shares, respectively                                                    384,093               108,371
                                                                             ------------          ------------
                                 TOTAL SHAREHOLDERS' EQUITY                    14,500,671            14,155,282
                                                                             ------------          ------------
                                                                             $152,160,204          $149,641,144
                                                                             ============          ============

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                                              Year ended June 30,
                                                          ------------------------------------------------------------
                                                                 1998                1997                  1996
                                                          -----------------    -----------------     -----------------
Interest income:
  Loans                                                         $11,874,446          $11,461,628           $10,855,429
  Investment securities                                             254,680              339,475               318,692
  Mortgage-backed securities                                        110,899              132,019               189,417
  Interest-earning deposits and other                                25,635               11,867                15,465
                                                                -----------          -----------           -----------
                                TOTAL INTEREST INCOME            12,265,660           11,944,989            11,379,003
Interest expense:
  Deposits                                                        5,525,633            5,168,284             5,157,450
  Borrowings                                                      1,175,585            1,236,461             1,038,030
                                                                -----------          -----------           -----------
                               TOTAL INTEREST EXPENSE             6,701,218            6,404,745             6,195,480
                                                                -----------          -----------           -----------
                                  NET INTEREST INCOME             5,564,442            5,540,244             5,183,523

Provision for loan losses                                           300,000               40,000                60,000
                                                                -----------          -----------           -----------
                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES             5,264,442            5,500,244             5,123,523
Other income:
  Service fees and other charges                                    159,549              127,248               131,394
  Net gain (loss) on investment securities                            1,248              (10,000)                  (39)
  Income from loan servicing                                        244,211              293,989               314,915
  Income from unconsolidated joint venture                           54,817               29,727                16,478
  Income from mortgage banking partnership                           59,567               22,525                     -
  Gain on sale of mortgages                                         582,664              384,991               160,949
  Other operating income                                            165,787              192,696               177,055
                                                                -----------          -----------           -----------
                                   TOTAL OTHER INCOME             1,267,843            1,041,176               800,752
Other expenses:
  Employee compensation and benefits                              1,945,004            1,995,736             1,823,184
  Office occupancy and equipment                                    493,278              502,299               503,559
  Federal deposit insurance premiums                                115,156              844,055               278,094
  Other expenses                                                    743,669              670,400               473,317
                                                                -----------          -----------           -----------
                                 TOTAL OTHER EXPENSES             3,297,107            4,012,490             3,078,154
                                                                -----------          -----------           -----------

                           INCOME BEFORE INCOME TAXES             3,235,178            2,528,930             2,846,121

Income taxes                                                      1,195,785              690,550             1,092,560
                                                                -----------          -----------           -----------
                                           NET INCOME           $ 2,039,393          $ 1,838,380           $ 1,753,561
                                                                ===========          ===========           ===========

Earnings per common share                                       $      2.44          $      2.17           $      2.09
                                                                ===========          ===========           ===========

Earnings per common share - assuming dilution                   $      2.41          $      2.14           $      2.05
                                                                ===========          ===========           ===========




The accompanying notes are an integral part of the consolidated financial statements.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
           ----------------------------------------------------------

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                    ----------------------------------------

                                                                                                                Retained
                                                                                              Additional        earnings
                                                                                  Common       paid-in       (Substantially
                                                                                   stock       capital         restricted)
                                                                                 --------    -----------     ---------------
Balance at July 1, 1995                                                            $5,508     $2,465,316        $ 8,962,639

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of ($6,926)                                                     -              -                  -

Issuance of 23,519 shares in connection with stock options exercised at
  $3 5/9 per share                                                                    157         83,472                  -

Dividends on common stock ($.45 per share)                                              -              -           (381,259)

Tax benefit from exercise of non-incentive stock options                                -         31,304                  -

Purchase of 2,766 shares of treasury stock                                              -              -                  -

Net income                                                                              -              -          1,753,561
                                                                                  -------    -----------        -----------
BALANCE AT JUNE 30, 1996                                                            5,665      2,580,092         10,334,941

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of $14,396                                                      -              -                  -

Issuance of 283,147 shares in connection with three-for-two stock split             2,832         (2,832)                 -

Dividend in lieu of fractional shares due to three-for-two stock split                  -              -             (1,405)

Dividends on common stock ($.68 per share)                                              -              -           (575,959)

Issuance of 6,315 shares in connection with options exercised at
  $3 5/9 per share                                                                     63         22,394                  -

Purchase of 3,917 shares of treasury stock                                              -              -                  -

Net income                                                                              -              -          1,838,380
                                                                                  -------    -----------        -----------
BALANCE AT JUNE 30, 1997                                                            8,560      2,599,654         11,595,957

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of ($1,608)                                                     -              -                  -

Dividends on common stock ($1.68 per share)                                             -              -         (1,415,869)

Purchase of 15,261 shares of treasury stock                                             -              -                  -

Net income                                                                              -              -          2,039,393
                                                                                  -------    -----------        -----------
BALANCE AT JUNE 30, 1998                                                           $8,560     $2,599,654        $12,219,481
                                                                                  =======    ===========        ===========

                                                                              Net unrealized
                                                                                  gain on
                                                                                securities
                                                                                 available        Treasury
                                                                                 for sale           stock           Total
                                                                              --------------     ---------      ------------

Balance at July 1, 1995                                                             $ 48,280      $(10,500)      $11,471,243

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of ($6,926)                                                  (10,392)            -           (10,392)

Issuance of 23,519 shares in connection with stock options exercised at
  $3 5/9 per share                                                                         -             -            83,629

Dividends on common stock ($.45 per share)                                                 -             -          (381,259)

Tax benefit from exercise of non-incentive stock options                                   -             -            31,304

Purchase of 2,766 shares of treasury stock                                                 -       (35,941)          (35,941)

Net income                                                                                 -             -         1,753,561
                                                                              --------------     ----------      -----------
BALANCE AT JUNE 30, 1996                                                              37,888        (46,441)      12,912,145

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of $14,396                                                    21,594              -           21,594

Issuance of 283,147 shares in connection with three-for-two stock split                    -              -                -

Dividend in lieu of fractional shares due to three-for-two stock split                     -              -           (1,405)

Dividends on common stock ($.68 per share)                                                 -              -         (575,959)

Issuance of 6,315 shares in connection with options exercised at
  $3 5/9 per share                                                                         -              -           22,457

Purchase of 3,917 shares of treasury stock                                                 -        (61,930)         (61,930)

Net income                                                                                 -              -        1,838,380
                                                                              --------------     ----------      -----------
BALANCE AT JUNE 30, 1997                                                              59,482       (108,371)      14,155,282

Current year change in unrealized gain on securities available for sale,
  net of deferred taxes of ($1,608)                                                   (2,413)             -           (2,413)

Dividends on common stock ($1.68 per share)                                                -              -       (1,415,869)

Purchase of 15,261 shares of treasury stock                                                -       (275,722)        (275,722)

Net income                                                                                 -              -        2,039,393
                                                                              --------------     ----------      -----------
BALANCE AT JUNE 30, 1998                                                             $57,069     $ (384,093)     $14,500,671
                                                                              ==============     ==========      ===========



The accompanying notes are an integral part of the consolidated financial statements.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                                              Year ended June 30,
                                                                 ----------------------------------------------
                                                                  1998                1997             1996
                                                                 ------------     ------------     ------------
CASH FLOWS - OPERATING ACTIVITIES
------------------------------------------------------
  Net income                                                     $  2,039,393     $  1,838,380     $  1,753,561
  Adjustments to reconcile net income to net cash
    (used for) provided from operating activities:
      Depreciation                                                    172,874          175,774          180,336
      Deferred income taxes                                           227,484           17,254           24,884
      Provision for loan losses                                       300,000           40,000           60,000
      Net amortization                                                214,286           85,201           22,533
      Deferred loan origination fees                                  (30,490)         (22,515)         (52,490)
      Income from unconsolidated joint venture                        (54,817)         (29,727)         (16,478)
      Income from mortgage banking partnership                        (59,567)         (22,525)               -
      Net (gain) loss on investment securities                         (1,248)          10,000               39
      Net loss on sale of property and equipment                            -            3,091                -
      Net loss (gain) on sale of foreclosed real
       estate                                                          24,786           19,847          (13,457)
      Gain on sale of mortgages                                      (582,664)        (384,991)        (160,949)
      Proceeds from loan sales                                     41,739,938       27,155,312       29,370,422
      Originations and purchases of loans held for                (45,455,024)     (26,016,597)     (30,990,370)
       sale
      Changes in certain assets and liabilities
        affecting operations:
          Accrued interest receivable                                 125,606         (106,982)         (67,415)
          Other assets                                               (299,520)          80,522          (96,051)
          Accrued interest payable                                     (4,251)          (5,682)           8,494
          Advances from borrowers for taxes
            and insurance                                             417,922          278,638         (370,808)
          Other liabilities                                            38,212           (8,240)        (154,287)
                                                                 ------------     ------------     ------------
                     NET CASH (USED FOR) PROVIDED FROM
                                  OPERATING ACTIVITIES             (1,187,080)       3,106,760         (502,036)

CASH FLOWS - INVESTING ACTIVITIES
------------------------------------------------------
  Net other decrease (increase) in loans receivable                 4,472,577      (10,286,971)      (3,667,626)
  Net increase in Federal Home Loan Bank stock                              -         (209,300)               -
  Investment in foreclosed real estate                                (49,894)          (9,102)            (383)
  Investment in joint venture                                         (35,134)        (149,109)           9,356
  Investment in mortgage banking partnership                           45,239            9,272          (20,065)
  Proceeds from sale of foreclosed real estate                        408,191          120,038          283,620
  Proceeds from sale of securities available for sale                   2,362                -           49,812
  Proceeds on maturity of securities available for                          -                -          150,000
   sale
  Purchases of securities to be held to maturity                            -       (2,324,062)      (2,987,912)
  Proceeds from maturities of securities to be held
    to maturity                                                     3,006,688        1,335,269        3,710,959
  Principal repayments on mortgage-backed securities                  199,652          502,279          772,543
  Proceeds from sale of property and equipment                              -           13,464                -
  Purchases of property and equipment                                 (21,009)        (124,351)        (110,363)
  Purchase of mortgage servicing rights                              (227,366)        (104,925)               -
                                                                 ------------     ------------     ------------
                     NET CASH PROVIDED FROM (USED FOR)
                                  INVESTING ACTIVITIES              7,801,306      (11,227,498)      (1,810,059)

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

                 CONSOLIDATED STATEMENTS OF CASH FLOWS, Cont'd
                 ---------------------------------------------


                                                                                Year ended June 30,
                                                            ----------------------------------------------------------
                                                                  1998                 1997                 1996
                                                            ---------------       --------------       ---------------
CASH FLOWS - FINANCING ACTIVITIES
------------------------------------------------------
  Interest credited to deposit accounts                         $ 5,538,398           $5,103,199           $ 5,129,548
  Net other (decrease) increase in deposits                      (5,107,085)              (7,510)              508,759
  Net increase (decrease) in advances from
    Federal Home Loan Bank                                        1,290,475            2,991,055            (2,908,403)
  Proceeds from exercise of stock options                                 -               22,457                83,629
  Purchase of treasury stock                                       (275,722)             (61,930)              (35,941)
  Dividends paid                                                 (1,415,869)            (577,364)             (381,259)
                                                                -----------           ----------           -----------
                               NET CASH PROVIDED FROM
                               FINANCING ACTIVITIES                  30,197            7,469,907             2,396,333
                                                                -----------           ----------           -----------

                           NET INCREASE (DECREASE) IN
                           CASH AND CASH EQUIVALENTS              6,644,423             (650,831)               84,238

Cash and cash equivalents at beginning
  of year                                                           722,932            1,373,763             1,289,525
                                                                -----------           ----------           -----------
                            CASH AND CASH EQUIVALENTS
                                       AT END OF YEAR           $ 7,367,355           $  722,932           $ 1,373,763
                                                                ===========           ==========           ===========

SUPPLEMENTAL DISCLOSURE OF
------------------------------------------------------
  CASH FLOW INFORMATION
------------------------------------------------------
    Cash paid during the year for:
      Interest on advances from Federal
        Home Loan Bank                                          $ 1,160,666           $1,239,795           $ 1,027,992
                                                                ===========           ==========           ===========

      Income taxes                                              $ 1,101,335           $  782,909           $ 1,156,051
                                                                ===========           ==========           ===========

SUPPLEMENTAL SCHEDULE OF
------------------------------------------------------
  NONCASH INVESTING ACTIVITIES
------------------------------------------------------
    Loans transferred to foreclosed real estate                 $   737,309           $  170,968           $   213,815
                                                                ===========           ==========           ===========

The accompanying notes are an integral part of the consolidated financial statements.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------------------------------

  Nature of operations
  --------------------

  ES&L Bancorp, Inc. and Subsidiary (the "Corporation") provides a variety of financial services to individuals and corporate customers through its offices in Elmira and Ithaca, New York. The Corporation's primary sources of revenue are from single family residential loans to individuals and commercial mortgage loans to small and middle market businesses.

  Principles of consolidation
  ---------------------------

  ES&L Bancorp, Inc. is a unitary savings and loan holding company, which engages in no significant business activity other than holding the stock of Elmira Savings and Loan, F.A. (the "Bank") and operating the business of a savings and loan through the Bank. The consolidated financial statements include the accounts of the Corporation, its wholly-owned subsidiary, the Bank and the wholly-owned subsidiaries of the Bank, Brilie Corporation (D/B/A ES&L Financial Services) and ES&L Mortgage Corporation (D/B/A Cayuga Mortgage
  Company).   All significant intercompany transactions and balances have been eliminated in consolidation.

  Cash and cash equivalents
  -------------------------

  For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold, and short-term investments, with original terms to maturity of less than 90 days.

  Investments in debt, equity and mortgage-backed securities
  ----------------------------------------------------------

  The Corporation has classified as held-to-maturity, all debt securities including certain mortgage-backed securities which the Corporation has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt and equity securities, including certain mortgage-backed securities, having readily determinable fair values have been categorized as securities available-for-sale and are carried at fair value. Unrealized holding gains and losses for these securities are reported as a separate component of shareholders' equity. The (decrease) increase in unrealized gain amounted to $(2,413), $21,594 and $(10,392) net of deferred taxes of $(1,608), $14,396 and $(6,926) for 1998, 1997 and 1996, respectively.
  The Corporation has no securities classified as trading securities.

  Realized gains or losses are recognized upon the sale of securities on a specific identification basis.

  Mortgage loans held for sale
  ----------------------------

  Mortgage loans held for sale are carried at the lower of cost or estimated market value, determined in the aggregate. At June 30, 1998 and 1997, market values of the mortgage loans held for resale approximate cost. The mortgage loans held for resale represent fixed rate one-to-four family mortgage loans, which are to be sold pursuant to forward commitments. For purposes of determining the gain on the sale of loans sold in the secondary market, normal servicing fees are determined by reference to the stipulated servicing fee set forth in the loan sale agreements.

  Loans receivable
  ----------------

  Loans held in portfolio are stated at the principal amount outstanding, less the allowance for losses and net deferred loan origination fees and costs. Interest is accrued as earned unless collectibility of the loan is in doubt, at which time an allowance is provided.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
----------------------------------------------------------------------------
Cont'd

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE A:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
-----------------------------------------------------------------------------
Cont'd

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

   During 1998 and 1997, approximately $754,000 and $348,000, respectively, of costs of acquiring the rights to service mortgage loans were capitalized and included in other assets in the accompanying consolidated balance sheets. Amortization of servicing rights amounted to $166,700 and $65,000 for the years ended June 30, 1998 and 1997, respectively. The aggregate fair value of mortgage servicing rights is approximately $1,165,000 and $398,000 at June 30, 1998 and 1997, respectively. Fair value is based on fundamental analysis and the present value of expected future cash inflows.

   For measuring impairment, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. Such characteristics include the loan size, interest rate, date of origination, loan term, and geographic region. Impairment is recognized through a valuation allowance for each stratum, as necessary. At June 30, 1998 and 1997, no valuation allowance has been recorded.

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE A:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
-----------------------------------------------------------------------------
Cont'd

   Income taxes
   ------------

   Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax expense (credit) is a result of the changes in deferred tax assets and liabilities, except for the change in deferred taxes related to unrealized gain on securities available for sale which is reflected in shareholders' equity. The principle types of temporary differences between assets and liabilities for financial statement and tax return purposes are depreciation, nonrefundable loan fees, certain postretirement benefits, allowance for loan losses incurred after July 1, 1988, mortgage servicing rights and unrealized gain on securities available for sale.

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE A:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
-----------------------------------------------------------------------------
Cont'd

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

   Earnings per common share
   -------------------------

   During fiscal 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 changes the manner in which earnings per share (EPS) amounts are calculated and presented. Under SFAS 128 two EPS amounts are required - basic EPS and diluted EPS. Prior period EPS disclosures have been restated. See also
   Note N.

   The numerator for the basic and diluted EPS equals net income for each of the years. For basic EPS the weighted average shares actually outstanding (denominator) amounted to 836,303, 846,200 and 839,299 shares for the years ended June 30, 1998, 1997 and 1996, respectively. For diluted EPS, the effect of dilutive stock options was to add weighted average shares of 10,938, 12,438 and 16,937 shares for the years ended June 30, 1998, 1997 and 1996, respectively. As a result, the denominator for diluted EPS amounted to 847,241, 858,658 and 856,236 shares for 1998, 1997 and 1996, respectively.

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

   New Accounting Pronouncements
   -----------------------------

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Comprehensive Income" (SFAS 130). SFAS 130 requires entities to include details of comprehensive income that arise in the reporting period. Comprehensive income consists of net income or loss for the current period and other comprehensive income - income, expenses, gains, and losses that bypass the income statement and are reported directly as a separate component of equity.

   SFAS 130 is effective for fiscal years beginning after December 15, 1997. Accordingly, the Bank is required to adopt SFAS 130 for the year ending June 30, 1999. The adoption of SFAS 130 will require details relating to unrealized gains and losses on certain investment securities, which is the primary other comprehensive income of the Bank. Net unrealized gains recorded in equity amounted to $57,069 as of June 30, 1998.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE B:   INVESTMENT AND MORTGAGE-BACKED SECURITIES
---------------------------------------------------

   The amortized cost and fair value of investments in securities are as follows:

       June 30, 1998:                                                Gross            Gross
                                                   Amortized       Unrealized       Unrealized         Fair
                                                     Cost            Gains            Losses           Value
                                                 -------------   --------------   --------------   -------------
   Securities available for sale:
       Corporate stock                            $   35,437        $ 46,478          $    -         $   81,915
                                                  ==========        ========          ======         ==========

   Securities to be held to maturity:
       U.S. Government and its agencies           $1,000,000        $    940          $    -         $1,000,940
       Corporate debt securities                      25,244              15               -             25,259
                                                  ----------        --------          ------         ----------
                                                  $1,025,244        $    955          $    -         $1,026,199
                                                  ==========        ========          ======         ==========

   Mortgage-backed securities available
      for sale                                    $1,163,485        $ 48,637          $    -         $1,212,122
                                                  ==========        ========          ======         ==========

   Mortgage-backed securities to be
      held to maturity                            $  136,478        $      -          $    -         $  136,478
                                                  ==========        ========          ======         ==========

   June 30, 1997:

   Securities available for sale:
      Corporate stock                             $   36,763        $ 29,790          $ (397)        $   66,156
                                                  ==========        ========          ======         ==========

   Securities to be held to maturity:
      U.S. Government and its agencies            $3,991,287        $ 13,133          $    -         $4,004,420
      Corporate debt securities                       31,645             430               -             32,075
                                                  ----------        --------          ------         ----------
                                                  $4,022,932        $ 13,563          $    -         $4,036,495
                                                  ==========        ========          ======         ==========

   Mortgage-backed securities available
      for sale                                    $1,334,104        $ 69,744          $    -         $1,403,848
                                                  ==========        ========          ======         ==========

   Mortgage-backed securities to be
      held to maturity                            $  171,794        $      -          $    -         $  171,794
                                                  ==========        ========          ======         ==========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE B:   INVESTMENT AND MORTGAGE-BACKED SECURITIES, Cont'd
----------------------------------------------------

  The amortized cost and fair value of debt securities at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to repay obligations with or without call or prepayment penalties. All mortgage-backed securities mature after ten years.

                                                                                               Securities to be
                                                                                               Held to Maturity
                                                                                          --------------------------
                                                                                           Amortized         Fair
                                                                                             Cost            Value
                                                                                          ----------      ----------
       Due in one year or less                                                            $        -      $        -
       Due after one year through
        five years                                                                         1,000,000       1,000,940
       Due after five years through
        ten years                                                                                  -               -
       Due after ten years                                                                    25,244          25,259
                                                                                          ----------      ----------
                                                                                          $1,025,244      $1,026,199
                                                                                          ==========      ==========

  Proceeds and gross realized gains and losses from sales and maturities of securities are as follows:

                                                Securities Available for Sale
                           -----------------------------------------------------------------------------
                                    Proceeds
                                      from
                                    sales and                  Realized                  Realized
                                   maturities                   gains                     losses
                           -------------------------   ----------------------   ------------------------
Year ended June 30,
-------------------
                    1998                  $    2,362                   $1,037                    $     -
                    1997                           -                        -                          -
                    1996                     199,812                        -                         39

                                                     Securities to be Held to Maturity
                           -----------------------------------------------------------------------------
                                    Proceeds
                                      from
                                    sales and                  Realized                  Realized
                                   maturities                   gains                     losses
                           -------------------------   ----------------------   ------------------------
Year ended June 30,
-------------------
                    1998                  $3,006,688                   $  211                    $     -
                    1997                   1,335,269                        -                     10,000
                    1996                   3,710,959                        -                          -

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE C:    LOANS RECEIVABLE
---------------------------

  Loans receivable consist of the following:

                                                                           June 30,
                                                           --------------------------------------------
                                                               1998                            1997
                                                           ------------                    ------------
       Conventional first mortgage loans:
        Residential                                        $ 79,358,322                    $ 86,088,562
        Commercial                                           28,422,122                      27,744,971
        Construction loans                                    4,993,395                       4,719,712
       Loans on savings accounts                                263,905                         245,864
       Education loans                                          333,449                         462,353
       Consumer loans                                         5,621,782                       5,202,370
       Demand notes                                             953,474                       1,188,781
       Home equity lines of credit                            5,392,259                       6,048,557
       Commercial non-mortgage loans                          1,602,953                       1,806,681
       Commercial lines of credit                             2,890,988                       1,353,262
                                                           ------------                    ------------
                                              Subtotal      129,832,649                     134,861,113

       Allowance for loan losses                             (1,473,346)                     (1,435,500)
       Loans in process                                      (2,273,617)                     (1,789,694)
       Net deferred loan origination fees and premiums           95,649                          74,931
                                                           ------------                    ------------
                                                           $126,181,335                    $131,710,850
                                                           ============                    ============

  The activity in the allowance for loan losses is as follows:

                                                                                      Year ended June 30,
                                                               --------------------------------------------------------------
                                                                  1998                      1997                      1996
                                                               ----------                ----------                ----------
       Balance at beginning of year                            $1,435,500                $1,430,781                $1,423,826
       Provision for possible loan losses                         300,000                    40,000                    60,000
       Charged-off loans                                         (269,990)                  (44,465)                  (54,207)
       Recoveries                                                   7,836                     9,184                     1,162
                                                               ----------                ----------                ----------
                          Balance at end of year               $1,473,346                $1,435,500                $1,430,781
                                                               ==========                ==========                ==========

  Nonaccrual loans for which interest has been reduced totaled approximately $313,000 and $340,000 at June 30, 1998 and 1997, respectively. Interest income that would have been recorded on these loans for the years ended June 30, 1998, 1997 and 1996 was approximately $28,000, $23,000 and $20,000, respectively.

  The Bank is not committed to lend additional funds to debtors whose loans have been modified.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE C:   LOANS RECEIVABLE, Cont'd
---------------------------

  The Bank, in the ordinary course of business, has granted loans to certain officers, directors and their related interests. Related party loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. An analysis of related party loan activity is as follows:

       Balance at July 1, 1996                                           $ 444,593
       Increase                                                             18,000
       Decrease                                                           (190,375)
                                                                         ---------
                        BALANCE AT JUNE 30, 1997                           272,218

       Increase                                                             51,187
       Decrease                                                            (61,233)
                                                                         ---------
                        BALANCE AT JUNE 30, 1998                         $ 262,172
                                                                         =========


  As stated in Note A, the Bank sells loans in the secondary market and generates income on the subsequent servicing of such loans. The income is generated by continuing to service loans sold in the secondary market for an agreed-upon percentage of the interest earned. Total loans serviced for others amounted to $151,050,157, $129,495,624 and $110,496,667 at June 30,
  1998, 1997 and 1996, respectively.

NOTE D:   PROPERTY AND EQUIPMENT
--------------------------------

  Property and equipment is summarized by major classification as follows:

                                                                           June 30,
                                                                   ------------------------
                                                                      1998         1997
                                                                   ----------    ----------
       Land                                                        $  672,933    $  672,933
       Buildings                                                    2,262,652     2,262,652
       Furniture and equipment                                        829,460       808,450
                                                                   ----------    ----------
                                                                    3,765,045     3,744,035
       Less accumulated depreciation                                  863,175       690,300
                                                                   ----------    ----------
                                                                   $2,901,870    $3,053,735
                                                                   ==========    ==========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE E:    DEPOSITS
-------------------

  Deposit accounts consist of the following:

                                                                               June 30,
                                                                     -----------------------------
                                                                        1998             1997
                                                                     ------------     ------------
       Savings accounts with a year end interest rate of  2.81%
        and  2.96% at June 30, 1998 and 1997, respectively           $ 14,817,520     $ 14,183,722
       NOW accounts with a year end interest rate of 1.74%
        at June 30, 1998 and 1997                                       8,556,180        7,883,421
       Money market deposit accounts with a year end
        interest rate of 2.96% and 3.11% at
       June 30, 1998 and 1997, respectively                             5,062,280        5,100,541
       Certificates of deposit with a year end interest rate
        range of 3.44% - 6.90% at June 30, 1998 and 1997               83,743,851       84,580,834
                                                                     ------------     ------------
                                                                     $112,179,831     $111,748,518
                                                                     ============     ============

  Non-interest bearing checking accounts are included in the table above in NOW accounts.

  Maturities of outstanding certificates of deposit at June 30, 1998, are summarized as follows:

                                 Year                          Amount
                                 ----                        -----------
                                 1999                        $63,862,227
                                 2000                         12,140,557
                                 2001                          2,748,205
                                 2002                          2,298,658
                                 2003                          2,682,249
                              Thereafter                          11,955
                                                             -----------
                                                             $83,743,851
                                                             ===========


  The aggregate amount of individual deposits in excess of $100,000 was approximately $23,000,000 and $21,000,000 at June 30, 1998 and 1997,
  respectively.

  Interest expense on deposits is summarized as follows:

                                                             Year ended June 30,
                                                   ----------------------------------------
                                                      1998          1997           1996
                                                   ----------     ----------     ----------
       Savings accounts                            $  431,611     $  453,090     $  507,794
       NOW accounts                                    79,073         59,416         24,565
       Money market                                   187,732        209,290        217,075
       Certificates of deposit                      4,827,217      4,446,488      4,408,016
                                                   ----------     ----------     ----------
                                                   $5,525,633     $5,168,284     $5,157,450
                                                   ==========     ==========     ==========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE F:   ADVANCES FROM FEDERAL HOME LOAN BANK
----------------------------------------------

  Advances from Federal Home Loan Bank are collateralized by certain residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock pursuant to the provisions of a collateral pledge and security agreement. The rate is variable (5.07% to 6.28% at June 30, 1998).

  Scheduled maturities are as follows:

                              Maturing in
                          fiscal year ending                 Amount
                          ------------------               -----------
                                 1999                      $ 8,610,139
                                 2000                          610,796
                                 2001                          611,491
                                 2002                          612,237
                                 2003                          613,027
                              Thereafter                    10,839,400
                                                           -----------
                                                           $21,897,090
                                                           ===========


  The Bank has the ability to obtain additional advances from the Federal Home Loan Bank, up to an amount established at the time of borrowing by a predefined formula.

NOTE G:   BENEFIT PLANS
-----------------------

  Savings and Profit Sharing Plan
  -------------------------------

  The Bank maintains a defined contribution savings incentive plan (401k) and a profit sharing plan for all eligible employees. Under these plans, the Bank will match up to 3% of annual employee wages, dollar for dollar, for amounts contributed to the savings incentive plan and will contribute a Board approved percentage of wages to the profit sharing plan. Total expense including administrative costs amounted to $100,735, $90,476 and $83,521 for the years ended June 30, 1998, 1997 and 1996, respectively.

  Other Retirement Benefits
  -------------------------

  The Bank provides limited medical and life insurance benefits to current retirees. The Bank intends to continue to fund the liability associated with these benefits on a "pay-as-you-go" basis, and does not expect to extend this benefit beyond those currently receiving benefits.

  The accumulated postretirement benefit obligation of all retirees as of June 30, 1998 and 1997 was $54,298 and $57,918, respectively. There are no plan/trust assets designated for this purpose.

  For measurement purposes, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%. The mortality rate was based on the 1983 Group Annuity Mortality Table.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE G:   BENEFIT PLANS, Cont'd
------------------------

  Stock option plan
  -----------------

  Under the terms of the ES&L Bancorp, Inc. 1990 Stock Option Plan (the "Option Plan"), shares were reserved for future issuance by the Corporation upon exercise of stock options granted to employees and directors of the Corporation and its subsidiary from time to time under the Option Plan. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. These options are priced at $3 5/9 per share, the equivalent of the purchase price at the time of issuance. Options outstanding at both June 30, 1998 and 1997 amounted to 13,598. See also Note N.

NOTE H:    INCOME TAXES
-----------------------

  The provision for income taxes consists of the following:

                                                Year ended June 30,
                                       --------------------------------------
                                         1998           1997          1996
                                       ----------     --------     ----------
       Currently payable:
        State                          $   97,560     $ 92,945     $  160,560
        Federal                           870,741      580,351        907,116
       Deferred                           227,484       17,254         24,884
                                       ----------     --------     ----------
                                       $1,195,785     $690,550     $1,092,560
                                       ==========     ========     ==========

  A reconciliation of income taxes at the federal statutory corporate tax rates to the effective tax rates follows:

                                                             Year ended June 30,
                                                   --------------------------------------
                                                      1998          1997           1996
                                                   ----------     ---------     ----------
       Total provision at federal statutory
        rates                                      $1,100,000     $ 860,000     $  968,000
       States taxes, net of federal benefit            65,000        61,000        106,000
       Resolution and adjustment of
        prior year tax liabilities                          -      (235,000)             -
       Other                                           30,785         4,550         18,560
                                                   ----------     ---------     ----------
                                                   $1,195,785     $ 690,550     $1,092,560
                                                   ==========     =========     ==========

  Amounts by which income taxes currently payable exceed estimated tax payments made during the year are included in other liabilities in the accompanying financial statements.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE H:   INCOME TAXES, Cont'd
-----------------------

  A deferred tax asset resulting from temporary differences is summarized as follows and is included in other assets in the accompanying consolidated balance sheet:

                                                         June 30,
                                                 ------------------------
                                                   1998            1997
                                                 ---------       --------
       Depreciation                              $ (99,000)      $(70,000)
       Nonrefundable loan fees                      14,000         21,000
       Employee benefits                            18,000         20,000
       Allowance for loan losses                   276,000        234,000
       Mortgage servicing rights                  (218,000)             -
       Unrealized gain on securities
        available for sale                         (19,000)       (28,000)
       Other                                        36,000         50,000
                                                 ---------       --------
                                                 $   8,000       $227,000
                                                 =========       ========

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

  The IRS has permitted a tax deduction for estimated bad debts in an amount greater than the amount reported in the accompanying financial statements. This excess amount of estimated bad debts is subject to tax only if it is actually distributed to shareholders or depositors. At June 30, 1998, the accumulated amount of such excess for which income taxes have not been accrued was approximately $2.1 million.

NOTE I:   COMMITMENTS
---------------------

  The Bank leases an office for ES&L Mortgage Corporation under a lease agreement, which is renewable annually. The agreement requires minimum monthly rentals, as well as requiring the Bank to pay its pro rata share of property taxes and utilities. Total rental expense under this agreement amounted to $17,375, $17,029 and $17,886 for the years ended June 30, 1998, 1997 and 1996, respectively.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------


NOTE I:   COMMITMENTS, Cont'd
----------------------

  At June 30, 1998 and 1997, the Bank had outstanding commitments of $5,256,912 and $5,243,927, respectively, to originate loans, of which $3,011,112 and $2,358,115, respectively, were comprised of fixed-rate loans and $2,245,800 and $2,885,812, respectively, were comprised of variable-rate loans. Substantially all of the fixed-rate loan commitments are to be sold upon establishment of a specified fixed rate of interest. In the opinion of management, all fixed-rate loan commitments equaled or exceeded prevalent market interest rates and all loan commitments will be funded via cash flows from operations, existing excess liquidity, advances from the Federal Home Loan Bank and other borrowings as necessary.

  At June 30, 1998 and 1997, the Bank had outstanding commitments under standby letters of credit totaling $365,358 and $256,822, respectively.

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
--------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT
 ------------------------

  The Bank's wholly-owned subsidiary, Brilie Corporation ("Brilie") has a partnership agreement with two unrelated parties. The primary purpose of this partnership is to develop land in the Town of Horseheads for eventual resale as residential housing. Management of the partnership intends to develop the land in several phases, enabling the partnership to increase its equity as sales take place. As of June 30, 1998 and 1997, the Bank had loaned $636,401 and $561,439, respectively, to the partnership, and was committed to lend an additional $313,599 and $188,561, respectively, to finance further land development.

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                         JUNE 30, 1998, 1997 AND 1996
                         ----------------------------

NOTE J:   INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
--------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT, Cont'd
 ------------------------

  As of June 30, 1998, Brilie's share of the partnership's capital was $129,551, which represents 50% of the accumulated earnings of the partnership as of that date less partners' withdrawals. The following summarizes the unaudited financial condition and results of operations of the joint venture partnership:

  BALANCE SHEETS
  --------------

                                                                          June 30,
                                                                 ---------------------------
                                                                    1998            1997
                                                                 -----------     -----------
                                                                 (UNAUDITED)     (UNAUDITED)
                                ASSETS
                                ------

       Investment in real estate                                   $686,653        $773,487
       Mortgage and lot sale receivable                             276,850          93,000
       Other asset                                                      800             800
                                                                   --------        --------
                                                                   $964,303        $867,287
                                                                   ========        ========


                            LIABILITIES AND
                            ---------------
                           PARTNERS' CAPITAL
                           -----------------

       Liabilities:
        Note payable to Elmira Savings and Loan                    $636,401        $561,439
        Mortgage payable                                             68,000          68,000
        Other liabilities                                               800           8,724
                                                                   --------        --------
                                                                    705,201         638,163

       Partners' capital                                            259,102         229,124
                                                                   --------        --------
                                                                   $964,303        $867,287
                                                                   ========        ========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE J:    INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT AND
---------------------------------------------------------------------
 CONSTRUCTION ARRANGEMENT, Cont'd
 ------------------------

  STATEMENTS OF INCOME AND PARTNERS' CAPITAL
  ------------------------------------------

                                                                         Year ended June 30,
                                                   --------------------------------------------------------------
                                                           1998                  1997                  1996
                                                   ------------------    ------------------    ------------------
                                                        (UNAUDITED)           (UNAUDITED)           (UNAUDITED)

       Sales                                            $479,250              $307,000              $311,901
       Cost of sales                                     337,006               234,484               265,042
                                                        --------              --------              --------
                                    Gross profit         142,244                72,516                46,859

       Net rental income (expense)                         3,902                 1,885                (6,622)
       Interest income                                     5,324                     -                     -
       General and administrative expense                (12,316)              (14,947)               (7,281)
                                                        --------              --------              --------
                                      Net income         139,154                59,454                32,956

       Partners' capital at beginning of year            229,124               215,990               206,116
       Partners' withdrawals                             109,176                46,320                23,082
                                                        --------              --------              --------
                Partners' capital at end of year        $259,102              $229,124              $215,990
                                                        ========              ========              ========


                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE K:   PARENT COMPANY FINANCIAL INFORMATION
----------------------------------------------

  BALANCE SHEETS
  --------------

                                                                                June 30,
                                                              -------------------------------------------
                                ASSETS                                1998                    1997
                                ------                        -------------------       -----------------
       Cash and cash equivalents                                 $   208,358              $   328,270
       Securities available for sale                                  81,915                   66,156
       Investment in subsidiary                                   10,111,123                9,636,063
       Other assets                                                    5,184                   18,038
                                                                 -----------              -----------
                                                                 $10,406,580              $10,048,527
                                                                 ===========              ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------

       Shareholders' equity:
        Common stock                                             $     8,560              $    8,560
        Additional paid-in capital                                 2,599,654               2,599,654
        Retained earnings                                          8,154,572               7,531,048
        Net unrealized gain on securities available for sale          27,887                  17,636
                                                                 -----------             -----------
                                                                  10,790,673              10,156,898
        Less treasury stock                                          384,093                 108,371
                                                                 -----------             -----------
                                                                 $10,406,580             $10,048,527
                                                                 ===========             ===========

   STATEMENTS OF INCOME AND RETAINED EARNINGS
   ------------------------------------------

                                                                               Year ended June 30,
                                                   ------------------------------------------------------------------------
                                                             1998                     1997                     1996
                                                   ----------------------   ----------------------   ----------------------
       Revenues:
        Equity in earnings of subsidiary                 $2,075,061               $1,883,734               $1,801,129
        Income from investments and other                     3,033                    2,619                    3,091
                                                         ----------               ----------               ----------
                                                          2,078,094                1,886,353                1,804,220

       General and administrative expenses                   44,916                   60,209                   66,099
                                                         ----------               ----------               ----------
                      INCOME BEFORE INCOME TAXES          2,033,178                1,826,144                1,738,121

       Income tax benefit                                     6,215                   12,236                   15,440
                                                         ----------               ----------               ----------
                                      NET INCOME          2,039,393                1,838,380                1,753,561

       Retained earnings at beginning of year             7,531,048                6,270,032                4,897,730
       Dividends paid                                     1,415,869                  577,364                  381,259
                                                         ----------               ----------               ----------
                            RETAINED EARNINGS AT
                                     END OF YEAR         $8,154,572               $7,531,048               $6,270,032
                                                         ==========               ==========               ==========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE K:   PARENT COMPANY FINANCIAL INFORMATION, Cont'd
----------------------------------------------

  STATEMENTS OF CASH FLOWS
  ------------------------

                                                                            Year ended June 30,
                                                        -------------------------------------------------------
                                                            1998                   1997                1996
                                                        -----------            -----------          -----------
       CASH FLOWS - OPERATING ACTIVITIES
       -----------------------------------------
       Net income                                       $ 2,039,393            $ 1,838,380          $ 1,753,561
       Adjustments to reconcile net income to net
         cash used for operating activities:
           Equity in earnings of subsidiary              (2,075,061)            (1,883,734)          (1,801,129)
           Gain on sale of securities available
             for sale                                        (1,037)                     -                    -
           Change in other assets affecting
             operations                                       6,022                 43,794              (36,276)
                                                        -----------            -----------          -----------
                               NET CASH USED FOR
                            OPERATING ACTIVITIES            (30,683)                (1,560)             (83,844)

       CASH FLOWS - INVESTING ACTIVITIES
       -----------------------------------------
       Dividend received from subsidiary                  1,600,000                800,000                    -
       Proceeds from sale of securities
        available for sale                                    2,362                      -                    -
                                                        -----------            -----------          -----------
                          NET CASH PROVIDED FROM
                            INVESTING ACTIVITIES          1,602,362                800,000                    -

       CASH FLOWS - FINANCING ACTIVITIES
       -----------------------------------------
       Dividends paid                                    (1,415,869)              (577,364)            (381,259)
       Purchase of treasury stock                          (275,722)               (61,930)             (35,941)
       Net proceeds from exercise of stock                        -                 22,457               83,629
       options                                          -----------            -----------          -----------
                               NET CASH USED FOR
                            FINANCING ACTIVITIES         (1,691,591)              (616,837)            (333,571)
                                                        -----------            -----------          -----------

                 NET (DECREASE) INCREASE IN CASH
                            AND CASH EQUIVALENTS           (119,912)               181,603             (417,415)

       Cash and cash equivalents
        at beginning of year                                328,270                146,667              564,082
                                                        -----------            -----------          -----------
                       CASH AND CASH EQUIVALENTS
                                  AT END OF YEAR        $   208,358            $   328,270          $   146,667
                                                        ===========            ===========          ===========

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE L:   OFFICE OCCUPANCY AND EQUIPMENT EXPENSE
------------------------------------------------

  Office occupancy and equipment expense is comprised of the following:

                                                                        Year ended June 30,
                                                   ------------------------------------------------------------
                                                           1998                 1997                 1996
                                                   ------------------   ------------------   ------------------

       Depreciation                                     $172,874             $175,774             $180,336
       Service bureau                                    151,526              150,012              134,893
       Other                                             168,878              176,513              188,330
                                                        --------             --------             --------
                                                        $493,278             $502,299             $503,559
                                                        ========             ========             ========


NOTE M:   REGULATORY CAPITAL
----------------------------

  The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS).
  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

  As of June 30, 1998, the most recent notification from OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE M:   REGULATORY CAPITAL, Cont'd
----------------------------

  The Bank's actual capital amounts and ratios are also presented in the table (000's omitted).


                                                                                                           To be well
                                                                                                     capitalized under prompt
                                Actual                   For capital adequacy purposes               corrective action provisions
                        --------------------  ----------------------------------------  -------------------------------------------
                          Amount      Ratio          Amount               Ratio                Amount                 Ratio
                        --------   ---------  -------------------  -------------------  ----------------------  -------------------
As of June 30, 1998
 Total risk-based capital
  (to risk-weighted assets) $14,805 14.65 %  greater than $8,087  greater than  8.00 %  greater than  $10,109  greater than  10.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tier I capital
 (to risk-weighted assets)   13,540 13.39 %  greater than  4,044  greater than  4.00 %  greater than    6,065  greater than   6.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tier I capital (leveraged)
 (to adjusted total assets)  13,540  8.94 %  greater than  4,546  greater than 3.00 %   greater than    7,576  greater than   5.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tangible capital
 (to adjusted total assets)  13,540  8.94 %  greater than  2,273  greater than 1.50 %   greater than    Not applicable
                                             or equal to          or equal to           or equal to

As of June 30, 1997
 Total risk-based capital
  (to risk-weighted assets) $14,377 14.55 %  greater than $7,907  greater than 8.00 %   greater than  $ 9,884  greater than  10.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tier I capital
 (to risk-weighted assets)   13,140 13.29 %  greater than  3,954  greater than 4.00 %   greater than    5,931  greater than   6.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tier I capital (leveraged)
 (to adjusted total assets)  13,140  8.78 %  greater than  4,471  greater than 3.00 %   greater than    7,452  greater than  5.00 %
                                             or equal to          or equal to           or equal to            or equal to
Tangible capital
 (to adjusted total assets)  13,140  8.78 %  greater than  2,235  greater than 1.50 %                   Not applicable
                                             or equal to          or equal to


NOTE N: SHAREHOLDERS' EQUITY
----------------------------

  Capital restrictions
  ----------------------
  Since the Corporation has no significant source of income other than dividends from the Bank, the payment of dividends by the Corporation is dependent upon receipt of dividends from the Bank. Payment of cash dividends by the Bank is limited by certain federal regulations under which the Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion to stock form or (2) the regulatory capital requirements imposed by the OTS. In certain circumstances, earnings appropriated to bad debt reserves and deducted for federal income tax purposes may not be available to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such earnings removed from the reserves for such purposes at the then current income tax rate (see Note H).

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------


NOTE N:   SHAREHOLDERS' EQUITY, Cont'd
------------------------------

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

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE O:  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS, Cont'd
------------------------------------------------------------------

  Borrowed funds
  --------------

  The fair value of the advances from the Federal Home Loan Bank is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rate for similar borrowing arrangements.

  Off-balance-sheet instruments
  -----------------------------
  Fair values for off-balance-sheet lending commitments approximate the loan commitment amount (see Note I).

  Information regarding the Corporation's financial instruments is as follows at June 30, 1998 and 1997: (000's)

                                                                                        1998
                                                                   -----------------------------------------------
                                                                           Carrying                Estimated
                                                                            value                  fair value
                                                                   ----------------------   ----------------------
       Financial assets:
        Cash and short-term investments                                     $  7,367               $  7,367
        Investment securities (including mortgage-backed                       3,769                  3,770
         securities)
        Loans receivable                                                     134,413                137,803
        Accrued interest receivable                                              775                    775
       Financial liabilities:
        Deposits                                                             112,180                112,342
        Advances from Federal Home Loan Bank                                  21,897                 21,375
       Off-balance-sheet instruments:
        Commitments to extend credit                                           5,257                  5,257
        Standby letters of credit                                                365                    365

                                                                                         1997
                                                                   -----------------------------------------------
                                                                           Carrying                Estimated
                                                                            value                  fair value
                                                                   ----------------------   ----------------------
       Financial assets:
        Cash and short-term investments                                    $    723               $     723
        Investment securities (including mortgage-backed                      6,978                   6,991
         securities)
        Loans receivable                                                    136,172                 138,594
        Accrued interest receivable                                             901                     901
       Financial liabilities:
        Deposits                                                            111,749                 111,550
        Advances from Federal Home Loan Bank                                 20,607                  20,333
       Off-balance-sheet instruments:
        Commitments to extend credit                                          5,244                   5,244
        Standby letters of credit                                               257                     257

                       ES&L BANCORP, INC. AND SUBSIDIARY
                       ---------------------------------

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Cont'd
              --------------------------------------------------

                          JUNE 30, 1998, 1997 AND 1996
                          ----------------------------

NOTE P:  IMPACT OF YEAR 2000 (UNAUDITED)
----------------------------------------

  The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Certain computer programs or operating equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather than Year 2000. This could result in a computer system failure or miscalculations causing disruptions of operations.

  During 1997, the Corporation developed a Year 2000 preparedness plan. The plan established procedures to contact and monitor the Year 2000 preparedness of all third party servicers, including NCR Corporation - the company responsible for the Bank's customer account processing. NCR has a plan in place which has been reviewed by external audit organizations, as well as Federal Bank examiners. NCR is currently in the process of testing their plan. All other service providers have been contacted and have responded identifying the plan they have developed and have provided testing dates to verify the resolution of any potential problems.

  The Corporation has tested its internal systems and believes them to be year 2000 compliant. Therefore, the Corporation anticipates no significant financial expenditure will be necessary with regard to year 2000 compliance.

                   Market Price and Dividend Information

ES&L Bancorp stock is not listed on a national or regional exchange and there are minimal trades occurring. While there are no market makers for the stock, registered brokers can facilitate sales and purchases of ES&L Bancorp shares by using standard procedures for trading unlisted stocks.

Currently the following local brokerage offices have facilitated purchases and sales of ES&L Bancorp Stock:

     Morgan Stanley Dean Witter,                     Smith Barney Shearson,
     Elmira, New York                                Elmira, New York

During the 1998 fiscal year, the Corporation's Board of Directors declared a special cash dividend of $1.00 per share, payable on July 31, 1997 to stockholders of record on July 22, 1997. The special cash dividend was paid in addition to four quarterly cash dividends of $0.17 per share.

Given the minimal trading activity, the Corporation must rely on information obtained from brokers, investment advisors and investors themselves in identifying the market price of the common stock. During fiscal 1998, the trading price of the stock has ranged from $16.50 to $21.00 per share.

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

Federal regulations impose certain additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Elmira Savings & Loan. Under such regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount of the greater of (a) 75% of its income for the previous four quarters or (b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital to assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. At June 30, 1998, ES&L was a Tier 1 Institution.

ES&L Bancorp, Inc. has paid the following per share cash dividends, adjusted to reflect the effect of the 1996 three-for-two stock split, to its shareholders during the past three fiscal years:

                      1998 Fiscal Year    1997 Fiscal Year    1996 Fiscal Year
                         7/31/97 $1.00      8/30/96  $0.17    8/31/95  $0.1133
                         8/29/97 $0.17     11/29/96  $0.17   11/30/95  $0.1133
                        11/28/97 $0.17      2/28/97  $0.17    2/29/96  $0.1133
                         2/27/98 $0.17      5/30/97  $0.17    5/31/96  $0.1133
                                                     -----             -------
                         5/29/98 $0.17
                                 -----
                                 $1.68               $0.68             $0.4532
Dividend Payment Ratio           69.71%              31.76%              22.11%

The Corporation's Board of Directors intend to periodically review the financial condition, earnings and capital requirements of the Corporation in an effort to determine the declaration of future dividend payments.

At June 30, 1998, the Corporation had 831,773 shares of common stock outstanding. At September 1, 1998, 835,192 shares were outstanding, representing approximately 450 shareholders of record, excluding those shares registered in the "street name" of brokerage firms and stock depositories.

                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

Corporate Information__________________   Auditors, Agents and Counsel_________


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
   Ithaca, NY 14850                        Denton, Keyser, LaBrecque & Moore
   607-272-4880                            150 Lake Street
                                           Elmira, New York 14901

      Subsidiaries
      ------------

Brilie Corporation                      Special Counsel
------------------                      ---------------
   ES&L Financial Services                 Housley Kantarian & Bronstein, P.C.
   300 West Water Street                   Suite 700
   Elmira, New York 14901                  1220 19th Street, NW
   607-733-5533                            Washington, D.C. 20036

ES&L Mortgage Corporation               Stock Registrar and Transfer Agent
-------------------------               ----------------------------------
   Cayuga Mortgage Company                 American Stock Transfer & Trust Co.
   200 East Buffalo Street                 40 Wall Street
   Suite 101B                              New York, New York 10005
   Ithaca, New York 14850                  (800) 937-5449
   607-272-3595



Meeting Information__________________________________________________________
The annual Meeting of Stockholders of ES&L Bancorp, Inc. will be held at the Downtown Elmira Holiday Inn, One Holiday Plaza, Elmira, New York, on Monday, October 26, 1998, at 7:00 p.m.

                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

                                    DIRECTORS
-------------------------------------------------------------------------------
Robert E. Butler -                            Dr. Adrian P. Hulsebosch -
Chairman of the Board                         Retired Othodontist
President, Deister & Butler, Inc.
Owner, H. H. Equipment, Inc.                  Jack H. Mikkelsen -
                                              Retired President,
                                              Zelser Wilbert Vault, Inc.
William A. McKenzie -
President and Chief Executive Officer,
Elmira Savings & Loan, F.A.                   Frederick J. Molter -
                                              Professional Engineer,
                                              The Sear Brown Group
John F. Cadwallader -
President of the following companies:
John F. Cadwallader, Inc.                     Paul Morss -
d/b/a "The Glass Company"                     Retired Insurance Executive,
Windshield Installation Network, Inc.         Swan & Sons Morss Co.
d/b/a WIN                                     Insurance Agency
Auto Glass Insurance Company

                                              Gerald F. Schichtel -
L. Edward Considine -                         Retired President,
Professional Engineer,                        Hilliard Corporation
Hunt Engineers and Architects
Retired General Manager, Elmira Water Board

   All directors of ES&L Bancorp, Inc. are directors of Elmira Savings and Loan, F.A.



                                    OFFICERS
-------------------------------------------------------------------------------

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

J. Michael Ervin                              Anne H. Bennett
Senior Vice President and Treasurer           Assistant Vice President

Michael J. Wayne                              Maryanna S. Atkinson
Vice President                                Assistant Vice President

Lynn M. Morris                                Brenda A. Bement
Vice President                                Assistant Vice President

James D. Stanton                              Larry A. Tressler
Vice President                                Assistant Treasurer

Judy A. Peters                                Robin M. Fuller
Vice President                                Assistant Vice President

Michael J. Crimmins                           Shirley L. Gleockner
Vice President                                Corporate Secretary



All officers of ES&L Bancorp, Inc. are officers of Elmira Savings and Loan, F.A.



                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

================================================================================


                                Corporate Profile

ES&L Bancorp, Inc. (the "Corporation") was formed in 1990 as a Delaware corporation at the direction of Elmira Savings & Loan, F.A. (the "Bank") for the purpose of becoming a holding company for the Bank as part of the Bank's conversion from mutual to stock form. The Bank, a federally chartered savings association founded in 1888, conducts business through its main office located in Elmira, NY and its "CASHLESS" Deposit Office located in Ithaca, NY.

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


================================================================================


         COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED AFTER SEPTEMBER 30, 1998, AT NO CHARGE TO STOCKHOLDERS BY WRITING TO THE SECRETARY OF THE CORPORATION, 300 WEST WATER STREET, ELMIRA, NEW YORK 14901.



                               ES&L Bancorp, Inc.
--------------------------------------------------------------------------------

[LETTERHEAD OF ES&L BANCORP, INC. APPEARS HERE]