Form 10-K, Exhibit 13
period 1999-06-30
ES&L BANCORP INC
filed 1999-09-27
CIK 861995

                         1999

                        ANNUAL

                        REPORT










                                         ES&L BANCORP, INC.

          SELECTED CONSOLIDATED FINANCIAL DATA

SUMMARY OF FINANCIAL CONDITION
____________________________________________________________________________________________________
AT JUNE 30                          1999          1998          1997          1996          1995
____________________________________________________________________________________________________
Total amount of:
  Assets                        $153,681,808  $152,160,204  $149,641,144  $140,138,518  $136,484,313
  Loans receivable, net          129,286,692   126,181,335   131,710,850   121,636,011   118,186,529
  Cash and investment
    securities (1)                 7,063,466     8,474,514     4,812,020     4,452,792     5,305,872
  Mortgage-backed securities       4,023,347     1,348,600     1,575,642     2,069,579     2,867,553
  Deposit accounts               111,586,295   112,179,831   111,748,518   106,652,829   101,014,522
  Advances from FHLB              22,586,951    21,897,090    20,606,615    17,615,560    20,523,963
  Shareholders' equity,
    substantially restricted      15,639,100    14,500,671    14,155,282    12,912,145    11,471,243
     Book value (2)                    18.80         17.43         16.71         15.29         13.92

____________________________________________________________________________________________________
SUMMARY OF OPERATIONS
____________________________________________________________________________________________________
YEAR ENDED JUNE 30,                 1999          1998          1997          1996          1995
____________________________________________________________________________________________________
Interest income                  $11,308,619   $12,265,660   $11,944,989   $11,379,003   $10,052,154
Interest expense                   5,914,117     6,701,218     6,404,745     6,195,480     5,474,611
----------------------------------------------------------------------------------------------------
Net interest income before
  provision for loan losses        5,394,502     5,564,442     5,540,244     5,183,523     4,577,543
Provision for loan losses            (25,000)      300,000        40,000        60,000       150,000
----------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        5,419,502     5,264,442     5,500,244     5,123,523     4,427,543
Other income                       1,392,809     1,267,843     1,041,176       800,752       673,417
Other expenses                     3,441,868     3,297,107     4,012,490     3,078,154     2,770,757
----------------------------------------------------------------------------------------------------
Income before income taxes
  and cumulative effect            3,370,443     3,235,178     2,528,930     2,846,121     2,330,203
Income taxes                       1,228,482     1,195,785       690,550     1,092,560       747,227
----------------------------------------------------------------------------------------------------
NET INCOME                       $ 2,141,961   $ 2,039,393   $ 1,838,380   $ 1,753,561   $ 1,582,976
                                 ===========   ===========   ===========   ===========   ===========
Net Income per share, assuming
  dilution (2)                   $      2.55   $      2.41   $      2.14   $      2.05   $      1.88
                                 ===========   ===========   ===========   ===========   ===========
Cash dividends paid (2)          $      1.00   $      1.68   $      0.68   $      0.45   $      0.40
                                 ===========   ===========   ===========   ===========   ===========

____________________________________________________________________________________________________
KEY OPERATING RATIOS
____________________________________________________________________________________________________
YEAR ENDED JUNE 30,                                             1999          1998          1997
____________________________________________________________________________________________________
Return on average assets                                            1.40%         1.35%         1.27%
Return on average equity                                           14.21%        14.23%        13.58%
Average equity-to-average
  asset ratio                                                       9.85%         9.49%         9.34%
Interest rate spread                                                3.52%         3.51%         3.61%
Net yield on interest-earning
  assets                                                            3.87%         3.83%         3.93%
Other expenses to average total
  assets                                                            2.25%         2.18%         2.77%
Non-performing loans as a
  percentage of total loans,
  at 6/30                                                           0.29%         0.23%         0.53%
One year interest rate sensitivity
  gap to total assets, at 6/30                                     -5.57%         0.61%         0.73%
Net interest income to other
  expenses (3)                                                      1.57%         1.69X         1.38X

__________
(1) Includes interest-earning deposits in other depository institutions.
(2) Per share data has been adjusted for the three-for-two stock split which occurred on August 23,
    1996.
(3) Represents the number of times net interest income covers other expenses.

                   A MESSAGE FROM THE MANAGING OFFICER

TO OUR SHAREHOLDERS:

     Thanks to the outstanding efforts of our staff, the expert guidance of our Board and support from our community, I am pleased to report another year of record performance. For year end June 30, 1999, net income totaled $2,141,961, a 5% increase over the prior year. As a result of our performance, we are reporting a return on average assets of 1.40% and a return on average equity of 14.21%. These measurements continue to exceed the industry peer groups that we monitor.

     Shareholders benefited from the Bank's performance by receiving quarterly dividends totaling $1.00 during the fiscal year along with a special dividend of $1.00 per share, which was paid on July 30, 1999. In addition, based on the limited trades we are aware of, the Company's stock appreciated in value from $21.00 per share at the beginning of the fiscal year to $26.25 per share at the end of the fiscal year.

        A number of initiatives were successfully implemented during this past year:

        ES&L became the first bank to participate in the Federal Home Loan Bank of New York's Mortgage Partnership Finance Program. We expect our participation in this program will favorably impact our mortgage banking operation - a significant component of our operation.

        Early in the year debit cards or check cards, if you will, were introduced allowing our customers to pay for merchandise directly out of their checking account without writing a check. These can also be used to access cash at ATM machines. The cards are part of the MasterCard system and accepted wherever a MasterCard is accepted.

        Loan origination levels, within all departments and affiliates, were at record levels. Closings for the Bank and its affiliates totaled $84.8 million, a 19% increase over the prior period. PACE Funding and Cayuga Mortgage Company, our Ithaca affiliates, contributed significantly to this achievement.

        The new relationship that our subsidiary, ES&L Financial Services, established with Raymond James Financial Services, proved to be very beneficial. Profitability increased and our customers are now being offered new non-deposit investment opportunities that are being very well received.

     A major effort, on our part, that has been underway for quite sometime has been preparing for the Year 2000. We feel confident in our planning and expect business as usual the first business day after the turn of the millennium. Our systems have been tested and reviewed by examiners. Contingency backup plans are in place. We are, however, concerned that depositors will take imprudent risks with excess cash. Scam artists and other thieves will be looking for easy prey. It is our hope that individuals will realize the best place for their money is in the Bank where it is insured by the Federal Deposit Insurance Corporation.

     As we look to the future, a multitude of issues must be considered. They include: products and pricing, competition, technological advancements, regulatory and legislative actions, capital management and staffing requirements. These and other issues are evolving at an accelerating rate. In days gone by, it was sufficient to establish a business plan before the year started and then stick to it. Today we must have a plan in effect that is flexible to change. Planning is no longer a once a year event. It is now an ongoing exercise. As we consider the many issues confronting the Bank, please be assured that your interests as owners of our company will be held in the forefront of our deliberations.

     Your continued support is greatly appreciated.


                          /s/ William A. McKenzie

                          William A. McKenzie
                          President & CEO

                     ASSET/LIABILITY MANAGEMENT

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, and during a period of falling interest rates, a negative gap would result in an increase in net interest income while conversely a positive gap would negatively affect net interest income.

The thrift industry has experienced significant fluctuations in net interest income due to changing interest rate environments. During periods of increasing rates, net interest income has decreased because thrifts generally have larger amounts of rate sensitive liabilities than rate sensitive assets. The Bank currently has a negative one-year gap of 5.57%, which means if rates increase, its net interest income should decrease slightly.

The Bank is subject to minimal interest rate risk to the degree that its interest-bearing liabilities mature or reprice slightly faster, or on a different basis, than its interest-earning assets. As a continuing part of its financial strategy, the Bank attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk and maintenance of yield.

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

At June 30, 1999, the Bank had a one-year negative gap of 5.57% of total assets.

The following table presents the Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1999 (000's):

                                  1 YR.     OVER 1     OVER 3     OVER
                                    OR       THRU       THRU        5
                                  LESS      3 YRS.     5 YRS.      YRS.     TOTAL
                                  -----------------------------------------------
Interest-Earning Assets:
  Mortgage-Backed Securities      $ 4,070    $      0   $     0   $     0  $  4,070
  Loans Receivable                 79,988      44,620     4,275     7,159   136,043
  Investments                       1,545           0     4,969         0     6,514
                                  -------------------------------------------------
                           Total  $85,603    $ 44,620   $ 9,244   $ 7,159  $146,627
Interest-Bearing Liabilities:
  Certificates of Deposit         $66,074    $ 14,380   $ 4,845   $     0  $ 85,299
  Other Deposits                   20,990           0         0     5,253    26,243
  Borrowings                        7,100       1,752     2,218    11,514    22,584
                                  -------------------------------------------------
                           Total  $94,164    $ 16,132   $ 7,063   $16,767  $134,126

Interest Sensitivity Gap          $(8,561)   $ 28,488   $ 2,181   $(9,608) $ 12,501

Gap as a Percentage of
  Total Assets                      -5.57%      18.54%     1.42%    -6.25%
Cumulative Gap                  $  (8,561)   $ 19,928   $22,109   $12,500
Cumulative Gap as a Percentage
  of Total Assets                   -5.57%      12.97%    14.39%     8.14%

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATION

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING JUNE
30, 1999 AND JUNE 30, 1998

GENERAL:
-------
During the Corporation's 1999 fiscal year it recorded net income totaling $2,141,961, an increase of $102,568, or 5.03%, compared to net income of $2,039,393 earned during the 1998 fiscal year.

Total assets of the Corporation equaled $153,681,808 at June 30, 1999, an increase of $1,521,604, or 1.00%, compared to the start of the fiscal year.

The Corporation's cash and cash equivalents decreased by $6,574,845 to $792,510, as funds were reallocated from federal funds sold into longer term investments. During the 1999 fiscal year the Corporation's investment securities portfolio, including U.S. Government and agency investments, mortgage-backed securities and certificates of deposit, increased by $7,838,544 to $10,294,303.

The majority of all the fixed rate mortgages originated by the Bank, and its mortgage banking affiliates, are sold in the national secondary mortgage market, while adjustable rate and short term loans are kept in the loan portfolio. Long term mortgage interest rates remained low, during the majority of the 1999 fiscal year, prompting a significant number of the residential borrowers to opt for fixed rate conventional financing. Therefore, despite a record $84.8 million in loan originations, the Corporation's net loan portfolio, including mortgage loans held for sale, increased by only $415,864, or less than 1.00% to $134,828,673 at June 30, 1999. During the 1999 fiscal year the residential lending department of the Bank, and its mortgage banking affiliates originated $51.4 million of fixed rate mortgages for sale in the national secondary mortgage market.

Total liabilities of the Corporation remained nearly unchanged during the 1999 and 1998 fiscal years, increasing by only
$383,175, or 0.28%, during the 1999 fiscal period.  At June 30,
1999 total liabilities equaled $138,042,708.

Shareholders' equity increased by $1,138,429, or 7.85%, during the 1999 fiscal year. The payment of cash dividends totaling
$833,794 and the repurchase of $240,426 worth of the Corporation's common stock offset the Corporation's net income of $2,141,961.

NET INTEREST INCOME:
-------------------
The Corporation's net interest income decreased by 3.05% to $5,394,502 for the 1999 fiscal period, compared to $5,564,442 for the comparative period.

INTEREST INCOME:
---------------
During the 1999 fiscal year the Corporation earned interest income of $11,308,619, a reduction of $957,041, or 7.80%, compared to the fiscal year ending June 30, 1998.

The majority of the interest earned by the Corporation is generated from its loan portfolio. As a result of a decrease in both the average yield and average balance of the loan portfolio, during the 1999 period the Corporation's loan interest income decreased by $858,216, or 7.23%, to $11,016,230. During the year ending June 30, 1998, the average balance of the loan portfolio was $138.8 million, yielding 8.56%, compared to $133.8 million, yielding 8.24%, for the year ending June 30, 1999. While, at June 30, 1999, the outstanding balance of the net loan portfolio has increased from the beginning of the fiscal year, up until the fourth quarter of the fiscal year the outstanding balance of net loans receivable was lower than the
start of the fiscal period.   The majority of the loans
originated by the Corporation and its mortgage banking affiliates are residential mortgages. The Corporation sells, servicing retained, most of its fixed rate residential mortgage originations in the national secondary market, in order to insulate itself from long term interest rate risk. Adjustable rate residential mortgages, and other commercial and consumer loans, are originated and held in the Corporation's loan portfolio.

Interest and dividend income generated from the Corporation's investment portfolio totaled $104,210 for the 1999 fiscal year, a decrease of $150,470 from the comparable period. The decrease is the result of a lower average balance and yield earned on the portfolio during the current period. While investment purchases late in the 1999 fiscal year increased the year end investment portfolio balance, the average balance of the portfolio, excluding mortgage-backed securities, during the 1999 fiscal year was $2.1 million, yielding 5.06%, compared to $3.8 million, yielding 6.64% during the comparative period.

The interest earned on short term interest earning deposits increased by $68,336 to $93,971 for the fiscal year ending June 30, 1999. The increase is attributable to an increase in the average balance and average yield of these deposits. The average balance increased as the Corporation accumulated cash and cash equivalents, during the 1999 period, primarily as a timing difference related to the origination and sale of fixed rate mortgages in the national secondary mortgage market, and prior to the purchase of longer term investment securities, which occurred during the fourth quarter of the 1999 fiscal year.

INTEREST EXPENSE:
----------------
During the year ending June 30, 1999 the Corporation's total interest expense equaled $5,914,117, a decrease of $787,101, or 11.75%, compared to $6,701,218, recorded during the year ending
June 30, 1998.

Interest paid to depositors during the 1999 period decreased $419,294, or 7.59%, to $5,106,339. During the comparative 1998 period deposit interest expense totaled $5,525,633. The interest savings was generated by a 32 basis point decrease in the average cost of deposits combined with a $1.3 million decrease in the average balance of deposits outstanding. Average deposits outstanding totaled $114.7 million, costing 4.82%, compared to $113.4 million, costing 4.50%, for the years ending June 30, 1998 and 1999, respectively.

Throughout the 1999 fiscal year the Corporation had utilized a portion of cash and cash equivalents, generated early in the fiscal year, to reduce its outstanding short term borrowings (Federal Home Loan Bank Advances.) The resulting reduction in the average balance, combined with a 34 basis point reduction in the average cost, prompted a $367,807, or 31.29%, decrease in the Corporation's interest expense paid on borrowings for the 1999 fiscal year. During the year ending June 30, 1999 average borrowings totaled $15.3 million, costing 5.29%, compared to $20.9 million, costing 5.63%, for the year ending June 30, 1998.

PROVISION FOR LOAN LOSSES:
-------------------------
Provisions for loan loss are charged to earnings to bring the allowance to a level considered appropriate based on historical experience, the volume and type of lending conducted by the Corporation, industry standards, the status of past due principal and interest payments, general economic conditions - particularly as they relate to the Corporation's market area - and other factors related to the collectibility of the Corporation's loan portfolio.

In May 1999 the Securities and Exchange Commission (SEC), one of the Corporation's Regulators, criticized the Banking industries perceived excess loan loss allowances, based on loan classifications and historical experience. The SEC encouraged individual financial institutions to review their allowance allocation and balance. As a result of an extensive management review, and discussions with the Corporation's independent accountant, the Corporation reduced its provision for loan loss by $25,000 during the fourth quarter of the 1999 fiscal year, thus resulting in a reduction of expense. During the 1998 fiscal year the Corporation's provision expense totaled $300,000. At June 30, 1999 the Corporation's allowance for loan loss totaled $1.3 million, compared to $1.5 million at June 30, 1998.

OTHER INCOME:
------------
During the 1999 fiscal year the Corporation's total other income equaled $1,392,809, an increase of $124,966, or 9.86%, compared to the 1998 fiscal year.

As has been previously identified, the Corporation sells the majority of its fixed rate residential mortgages in the national secondary mortgage market. Long term mortgage interest rates remained relatively low throughout the majority of the 1999 fiscal year which prompted a significant number of residential mortgage borrowers to select fixed rate instruments rather than adjustable rate mortgages, which would have been held in the Corporation's loan portfolio. The Corporation recorded $690,443 in gains on the sale of mortgages during the year ending June 30, 1999, an increase of $107,779, or 18.50%, compared to the prior year. Residential mortgage originations, totaling $52.5 million, were sold during the 1999 fiscal year, an increase of $10.8 million over the 1998 comparative period.

Other operating income generated by the Corporation increased $134,872 to $300,659 for the twelve months ending June 30, 1999. Sales commissions generated by Brilie Corporation (d/b/a ES&L Financial Services) increased by approximately $24,000 during the current year and totaled nearly $158,000 for the current fiscal year. ES&L Financial Services is the Bank's subsidiary which provides nontraditional investment and insurance products to the Bank's customers and the general public, through an agency relationship with major insurance companies and third party mutual fund providers. The 1999 fiscal year also included approximately $35,000 in income related to the settlement of two deficiency actions the Corporation had successfully initiated against former borrowers. Additionally, during the 1999 fiscal period, the sale of foreclosed real estate resulted in an increase in net gains on sale to the Corporation of nearly $77,500. Minimal income for these items was recorded during the 1998 fiscal year.

The Corporation recognized a $104,141 reduction in loan servicing income, which totaled $140,070 for the year ending June 30, 1999. The reduction results from an increase in the expense related to the amortization of the value of mortgage servicing rights, as required by Financial Accounting Standards No. 122 (SFAS 122), entitled Accounting for Mortgage Servicing
Rights.   Without this accounting adjustment loan servicing
income would have increased by more than $164,000, or approximately 40.00% when compared to the 1998 fiscal year. The outstanding balance of the Corporation's loan servicing portfolio totaled $174.0 million and $151.1 million at June 30, 1999 and 1998, respectively.

OTHER EXPENSES:
--------------
The Corporation's total other expenses equaled $3,441,868 for the 1999 fiscal year, an increase of $144,761, or 4.39%, compared to $3,297,107 during the 1998 fiscal year.

During the 1999 fiscal period employee compensation and benefit expense totaled $2,094,019, an increase of 7.66%, or $149,015. The increase is the result of cost increases for employee wages, Directors' fees and certain benefit expenses. The Corporation has also incurred an increase in expense related to its Officer/Manager incentive payment plan, which is directly related to the Corporation's net income.

Office occupancy and equipment expenses increased by $67,895, or 13.76%, to $561,173 for the current twelve month period. The increase results largely from an increase in the expense related to third party service providers, some of which had been offset by account credits in the prior fiscal year.

The Corporation's other expenses totaled $677,589 for the year ending June 30, 1999, a $66,080, or 8.89%, decrease when compared to the previous fiscal year. The majority of the decrease is related to timing differences relative to mortgage origination expenses. Additionally, expenses related to foreclosed properties were significantly less during the current year. Losses incurred on the sale of foreclosed property during the 1999 fiscal year were approximately $26,200 less than the previous year, while the expense related to maintaining foreclosed properties also decreased, by nearly $16,000, during the year ending June 30, 1999.

INCOME TAXES:
------------
The Corporation's income tax expense increased by $32,697, or 2.73%, to $1,228,482 for the 1999 fiscal year. The increase is directly related to an increase in the Corporation's operating income and approximates the statutory rate on pre-tax earnings, less applicable tax credits.

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDING  JUNE
30, 1998 AND JUNE 30, 1997

GENERAL:
-------
For the fiscal year ending June 30, 1998 the Corporation recorded net income totaling $2,039,393, an increase of $201,013, or 10.93%, compared to net income of $1,838,380 earned during the year ending June 30, 1997.

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

The Corporation, like many lenders throughout the country, has experienced a shrinkage in its loan portfolio as a result of a flat yield curve which has prompted a significant, and lengthy, decline in long term interest rates, while short term interest rates have not decreased proportionately. The majority of the residential and commercial loans which comprise the Corporation's loan portfolio are adjustable rate mortgages. With the overall reduction of long term fixed interest rates, many borrowers have opted to refinance out of adjustable rate mortgages to fixed rate mortgages. The Corporation originates substantially all of its fixed rate residential mortgages for sale in the national secondary mortgage market and only originates fixed rate commercial mortgages on loans with very short maturities. As a result, despite record overall loan origination volumes, the outstanding balance of the portfolio, net of adjustments, decreased $5,529,515 to $126,181,335 at June 30, 1998. Persistence of a flat yield curve will continue to put pressure on the Corporation's net interest margin and therefore its net income in future periods. The portion of the Corporation's investment security portfolio, which was scheduled to be held to maturity, decreased by $2,997,688 as a result of the payoff of certain investments in the portfolio which had callable features. The monies generated by these identified reductions helped fund a $6,644,423 increase in cash and cash equivalents and a $3,770,664 increase in mortgage loans held for sale.

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

NET INTEREST INCOME:
-------------------
Despite a 10 basis point reduction in its net interest spread, the Corporation's 1998 fiscal year net interest income, $5,564,442, remained nearly unchanged compared to the previous year's net interest income of $5,540,244. The Corporation's net interest spread for the year ending June 30, 1998 was 3.51%, compared to a 3.61% net interest spread for the year ending June 30, 1997.

INTEREST INCOME:
---------------
Interest earned by the Corporation during the 1998 fiscal year equaled $12,265,660, an increase of $320,671 or 2.68%, compared to $11,944,989 earned during the 1997 fiscal year.

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

INTEREST EXPENSE:
----------------
The Corporation's total interest expense was $6,701,218 during the year ending June 30, 1998, an increase of $296,473, or 4.63%, compared to $6,404,745 recorded during the 1997 fiscal year.

During the 1998 fiscal year the Corporation paid $5,525,633 in interest on deposits, an increase of $357,349, or 6.91%, compared to deposit interest expense of $5,168,284 during the 1997 fiscal period. The increase in deposit interest expense is the direct result of an increase in both the average balance and average cost of the Corporation's deposits. During the 1998 fiscal period, average deposits outstanding totaled $114.7 million, costing 4.82%, compared to $109.3 million, costing 4.73%, during the 1997 fiscal year. Interest paid on the Corporation's borrowings, Advances from the Federal Home Loan Bank of New York (FHLB Advances), decreased by $60,876, or 4.92%, as a result of a decrease in the average balance of borrowings. For the twelve months ending June 30, 1998, the average balance of FHLB Advances was $20.9 million, compared to $22.0 million, for the twelve months ending June 30, 1997. The average cost for each of the two years was nearly identical.

PROVISION FOR LOAN LOSSES:
-------------------------
Provisions for loan losses are charged to earnings to bring the total allowance to a level considered appropriate based on historical experience, the volume and type of lending conducted by the Corporation, industry standards, the status of past due principal and interest payments, general economic conditions - particularly as they relate to the Corporation's market area - and other factors related to the collectibility of the Corporation's loan portfolio. The Corporation's provision for loan loss totaled $300,000, for the year ending June 30, 1998, compared to a $40,000 provision which was charged to earnings during the 1997 period. During the 1998 fiscal period the Corporation resolved, through foreclosure, several delinquent mortgage loan accounts which resulted in net charge-offs of approximately $270,000. At June 30, 1998 the Corporation's total allowance for loan loss was $1,473,346, compared to $1,435,500 at June 30, 1997.

OTHER INCOME:
------------
Total other income earned by the Corporation during the 1998 fiscal year was $1,267,843, an increase of $226,667, or 21.77%, compared to other income of $1,041,176 earned during the 1997 fiscal period.

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

OTHER EXPENSES:
--------------
During the 1998 fiscal year the Corporation's total other expenses were $3,297,107, a reduction of $715,383, or 17.83%, compared to total other expenses of $4,012,490 for the year ending June 30, 1997.

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

INCOME TAXES:
------------
The Corporation has recorded an income tax provision of $1,195,785 for the fiscal year ending June 30, 1998, compared to $690,550 for the fiscal year ending June 30, 1997. The income tax provision during the 1997 fiscal year was substantially reduced after an extensive review of all tax liabilities during the first quarter of that fiscal year. The provision for the 1998 period approximates the statutory rate on the Corporation's pre-tax earnings, less any applicable tax credits.

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

The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision (OTS) requirements. This requirement, which may, depending upon economic conditions and cash flows of the Bank, be varied from time to time at the direction of the OTS, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4%. Elmira Savings & Loan's liquidity ratio for June 1999 was 13.02%.

An analysis of the three components of the Consolidated Statements of Cash Flows provides a more detailed presentation of the Bank's activities. Net cash provided from operating activities is normally a steady source of liquidity and this area provided $4,544,000 during the current fiscal year ending June 30, 1999. The period ending June 30, 1997 also provided a positive $2,828,000 but year ending June 30, 1998 showed a negative $1,605,000. Two areas make up the majority of these amounts. Net income provided $2,142,000, $2,039,000 and $1,838,000 during years ending June 30, 1999, 1998 and 1997, respectively, while the net amounts provided from loan sales offset by originations and purchase of loans for sale was $2,421,000 <$3,715,000> and $1,139,000 for the same three periods.

Net cash provided from investing activities was a negative $10,387,000 for year ending June 30, 1999, positive $7,801,000 for the year ending June 30, 1998 and negative $11,227,000 for the year ending June 30, 1997. Again, the two main areas make up the bulk of the differences. Net other <increase> decrease in loans receivable amounted to <$3,449,000>, $4,473,000 and
<$10,287,000> for the three periods while the net activity
between the purchase of securities versus the maturity or sale of securities was <$8,190,000>, $3,009,000 and <$989,000> for the comparable periods. Additionally, to a much smaller degree, proceeds from the sale of foreclosed real estate provided $925,000, $408,000 and $120,000 for the three years.

Financing activities, the third component of cash flows, decreased cash by $732,000 for period ending June 30, 1999 and provided cash of $448,000 and $7,749,000 for periods ending June 30, 1998 and June 30, 1997. Interest credited to deposit accounts provided $5,096,000, $5,538,000 and $5,103,000 for the three years but net other decreases in deposits offset most of those gains. These decreases amounted to $5,690,000 for the 1999 fiscal year and $5,107,000 and $8,000 for the comparable periods. We continue to rely heavily on the FHLB for advances and each period showed an increase. These increases were $690,000, $1,290,000 and $2,991,000 for the fiscal years ending
June 30, 1999, 1998 and 1997, respectively. The final significant item in this component is dividends paid and the net cash used for the three periods amounted to $834,000, $1,416,000 and $577,000, respectively.

ES&L has available to it significant funds in the form of retail repurchase agreements and advances from FHLB of New York, though there can be no assurance as to the impact of any increase in such borrowings on the Bank's cost of funds. There are no limits on the amount of advances made to Banks that are Qualified Thrift Lenders (QTLs), of which the Bank is one, or that are exempt from the QTL limitations, in order to replace outflows occurring in the 30 days immediately preceding an advance application, or advances made to fulfill outstanding advance commitments, including AHP, CIP and CDF commitments, or in order to repay maturing advances. Advances and new money commitments to ES&L for purposes other than what was stated above may not exceed net new, $150 million per calendar month or 30% of a customer's assets without prior approval of the FHLB's Board of Directors or its Executive Committee.

The Bank has included in its Y2K preparedness and contingency plans, steps necessary to maintain adequate liquidity levels. ES&L is not aware of any other trends, events or uncertainties, other than those disclosed, that will have or that are reasonably likely to have a material affect on the Bank's liquidity position, operations or capital resources.

                   YEAR 2000 CONSIDERATIONS

A great deal of information has been disseminated about the possible computer problems that may occur in the Year 2000. Many computer programs that can only distinguish the final two digits of the year (a common computer practice in earlier years) are expected to read entries for the year 2000 as 1900, and compute payment, interest or delinquency information based on the wrong date, or are expected to be unable to function all together.

Rapid and accurate data processing is essential to the operation of our Bank and, as a result, during 1997 we developed a Year 2000 preparedness plan. In 1998 the Bank developed a contingency plan. Our plans have been reviewed and approved by our Board of Directors and have been submitted and reviewed by our Regulator, the Office of Thrift Supervision.

The Bank has tested all of our internal systems for Year 2000 readiness. The vast majority of all of our equipment was ready for the Year 2000, and the small amount of equipment that was not has either been replaced or updated. During the fiscal year ending June 30, 1999 the Corporation has incurred expenses totaling approximately $11,400 related to our Y2K preparedness planning. No expense was incurred in the fiscal year ending June 30, 1998 and the Bank does not anticipate incurring significant expense between now and the end of the 1999 calendar year, although there can be no assurance in this regard.

The Bank's plan also included procedures to contact and monitor the Year 2000 readiness of third party service providers, including NCR Corporation, the company responsible for the Bank's customer account processing. NCR has in place a plan that has been reviewed by external audit organizations, as well as Federal Bank Examiners.

All of the Bank's other major service providers have been contacted and have provided the Bank with information regarding their Year 2000 plans. Additionally, the Bank has surveyed our commercial loan customer base, asking for information on how these companies are addressing any potential problems.

The Bank has provided customers with information about our readiness, and has provided written literature to identify how the banking industry, as a whole, has prepared itself for the transition to the Year 2000.

In summary, the Bank understands the significance of any potential problem and believes it is poised to be more than adequately prepared for those factors within our control.




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

         [Letterhead of Mengel, Metzger, Barr & Co. LLP]









         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
         --------------------------------------------------



To the Board of Directors of
ES&L Bancorp, Inc. and Subsidiary

We have audited the accompanying September 27, 1999 of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ES&L Bancorp, Inc. and Subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.


                        /s/ Mengel, Metzger, Barr & Co. LLP


Elmira, New York
July 16, 1999

                 CONSOLIDATED BALANCE SHEETS

                                                          June 30,
                                                   -------------------------
                                                      1999          1998
                                                   ----------    -----------
ASSETS
------
Cash and due from banks                            $    791,116    $  1,362,039
Federal funds sold                                            -       6,000,000
Short-term investments                                    1,394           5,316
                                                   ------------    ------------
CASH AND CASH EQUIVALENTS                               792,510       7,367,355

Investment securities:
  Available for sale                                  1,051,032       1,294,037
  Held to maturity                                    7,533,271       1,161,722
Other investments                                     1,710,000               -
Mortgage loans held for sale                          5,541,981       8,231,474
Loans receivable, net of allowance for loan
   losses of $1,268,568 and $1,473,346 at
   1999 and 1998, respectively                      129,286,692     126,181,335
Federal Home Loan Bank stock, at cost                 1,313,100       1,313,100
Foreclosed real estate                                   34,000         485,226
Investment in joint venture - acquisition,
   development and construction arrangement             480,272         765,952
Investment in mortgage banking partnership              182,334         197,646
Property and equipment, net                           2,811,006       2,901,870
Accrued interest receivable:
   Loans receivable                                     757,994         731,153
   Investment securities and other                       57,864          44,163
Other assets                                          2,129,752       1,485,171
                                                   ------------    ------------
TOTAL ASSETS                                       $153,681,808    $152,160,204
                                                   ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Deposits:
   Non-interest bearing                            $  5,093,766    $  5,506,587
   Interest bearing                                 106,492,529     106,673,244
                                                   ------------    ------------
                                                    111,586,295     112,179,831
Advances from Federal Home Loan Bank                 22,586,951      21,897,090

Accrued interest payable:
   Deposits                                               4,090           7,607
   Borrowings                                            85,356          84,614
Advances from borrowers for taxes and insurance       3,192,995       2,982,958
Other liabilities                                       587,021         507,433
                                                   ------------    ------------
TOTAL LIABILITIES                                   138,042,708     137,659,533

Shareholders' equity:
   Preferred stock:
      Authorized, 500,000 shares
      Issued, none                                            -               -
   Common stock, $.01 par value:
      Authorized 3,000,000 shares
      Issued 866,166 and 855,967 shares,
        respectively                                      8,662           8,560
   Additional paid-in capital                         2,711,666       2,599,554
   Retained earnings, substantially restricted       13,527,648      12,219,481
   Accumulated other comprehensive income                15,643          57,069
                                                   ------------    ------------
                                                     16,263,619      14,884,764
Less cost of treasury stock, 34,131 and
  24,194 shares, respectively                           624,519         384,093
                                                   ------------    ------------
                                                     15,639,100      14,500,671
                                                   ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                         $153,681,808    $152,160,204
                                                   ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

              CONSOLIDATED STATEMENTS OF INCOME

                                                     Year ended June 30,
                                          ---------------------------------------
                                             1999          1998          1997
                                          ----------    ----------     ----------
Interest income
  Loans                                   $11,016,230   $11,874,448    $11,461,628
  Investment securities                       104,210       254,680        339,475
  Mortgage-backed securities                   94,208       110,899        132,019
  Interest-earning deposits and other          93,971        25,635         11,867
                                          -----------   -----------    -----------
TOTAL INTEREST INCOME                      11,308,619    12,265,660     11,944,989

Interest expense:
  Deposits                                  5,106,339     5,525,633      5,168,284
  Borrowings                                  807,778     1,175,585      1,236,461
                                          -----------   -----------    -----------
TOTAL INTEREST EXPENSE                      5,914,117     6,701,218      6,404,745
                                          -----------   -----------    -----------
NET INTEREST INCOME                         5,394,502     5,564,442      5,540,244

Provision for loan losses                     (25,000)      300,000         40,000
                                          -----------   -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                 5,419,502     5,264,442      5,500,244

Other income:
  Service fees and other changes              166,374       159,549        127,248
  Net gain (loss) on investment
    securities                                      -         1,248        (10,000)
  Income from loan servicing                  140,070       244,211        293,989
  Income from unconsolidated joint
    venture                                    33,677        54,817         29,727
  Income from mortgage banking
    partnership                                61,586        59,567         22,525
  Gain on sale of mortgages                   690,443       582,664        384,991
  Other operating income                      300,659       165,787        192,696
                                          -----------   -----------    -----------
TOTAL OTHER INCOME                          1,392,809     1,267,843      1,041,176

Other expenses:
  Employee compensation and benefits        2,094,019     1,945,004      1,995,736
  Office occupancy and equipment              561,173       493,278        502,299
  Federal deposit insurance premiums          109,087       115,156        844,055
  Other expenses                              677,589       743,669        670,400
                                          -----------   -----------    -----------
TOTAL OTHER EXPENSES                        3,441,868     3,297,107      4,012,490
                                          -----------   -----------    -----------
INCOME BEFORE INCOME TAXES                  3,370,443     3,235,178      2,528,930

Income taxes                                1,228,482     1,195,785        690,550
                                          -----------   -----------    -----------
NET INCOME                                $ 2,141,961   $ 2,039,393    $ 1,838,380
                                          ===========   ===========    ===========

Earnings per common share                 $      2.57   $      2.44    $      2.17
                                          ===========   ===========    ===========

Earnings per common share - assuming
  dilution                                $      2.55   $      2.41    $      2.14
                                          ===========   ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

Years ended June 30, 1999, 1998 and 1997
----------------------------------------

                                                             Retained       Accumulated
                                               Additional    earnings,         other
                                      Common    paid-in    substantially   comprehensive Treasury
                                      stock     capital     restricted         income      stock      Total
                                      ------   ----------  -------------   ------------- --------   --------
Balance at July 1, 1996               $5,665    $2,580,092   $10,334,941    $ 37,888    $ (46,441)  $12,912,145

Comprehensive income:
  Net income                               -             -     1,838,380           -            -     1,838,380
  Other comprehensive income,
    net of tax:
     Change in net unrealized gain
      on securities available
      for sale                             -             -             -      21,594            -        21,594
                                      ------    ----------   -----------    --------    ---------   -----------
      Comprehensive income                 -             -     1,838,380      21,594            -     1,859,974

Issuance of 283,147 shares in
  connection with three-for-two
  stock split                          2,832        (2,832)            -           -            -             -

Dividend in lieu of fractional
  shares due to three-for-two
  stock split                              -             -        (1,405)          -            -        (1,405)

Dividends on common stock
  ($.68 per share)                         -             -      (575,959)          -            -      (575,959)

Issuance of 6,315 shares in
  connection with options
  exercised at $3 5/9 per
  share                                   63        22,394             -           -            -        22,457

Purchase of 3,917 shares of
  treasury stock                           -             -             -           -      (61,930)      (61,930)
                                      ------    ----------   -----------    --------    ---------   -----------
BALANCE AT JUNE 30, 1997               8,560     2,599,654    11,595,957      59,482     (108,371)   14,155,282

Comprehensive income:
  Net income                               -             -     2,039,393           -            -     2,039,393
  Other comprehensive income,
    net of tax:
     Change in net unrealized gain
      on securities available for
      sale, net reclassification
      amount                               -             -             -      (2,413)           -        (2,413)
                                      ------    ----------   -----------    --------    ---------   -----------
      Comprehensive income                 -             -     2,039,393      (2,413)           -     2,036,980

Dividends on common stock
  ($1.68 per share)                        -             -    (1,415,869)          -            -    (1,415,869)

Purchase of 15,261 shares of
  treasury stock                           -             -             -           -     (275,722)     (275,722)
                                      ------    ----------   -----------     -------    ---------   -----------
BALANCE AT JUNE 30, 1998               8,560     2,599,654    12,219,481      57,089     (384,093)   14,500,671

Comprehensive income:
  Net income                               -             -     2,141,961           -            -     2,141,961
  Other comprehensive income,
    net of tax:
     Change in net unrealized gain
      on securities available for
      sale                                 -             -             -     (41,426)           -       (41,426)
                                      ------    ----------   -----------    --------    ---------   -----------
      Comprehensive income                 -             -     2,141,961     (41,426)           -     2,100,535

Dividends on common stock
  ($1.00 per share)                        -             -      (833,794)          -            -      (833,794)

Issuance of 10,199 shares in
  connection with options exercised
  at $3 5/9 per share                    102        36,163             -           -            -        36,265

Tax benefit from exercise of
  non-incentive stock options              -        75,849             -           -            -        75,849

Purchase of 9,937 shares of
  treasury stock                           -             -             -           -     (240,426)     (240,426)
                                      ------    ----------   -----------     -------    ---------   -----------
BALANCE AT JUNE 30, 1999              $8,862    $2,711,666   $13,527,648     $15,643    $(624,519)  $15,639,100
                                      ======    ==========   ===========     =======    =========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year ended June 30,
                                          ---------------------------------------
                                             1999          1998          1997
                                          ----------    ----------     ----------
CASH FLOWS - OPERATING ACTIVITIES
---------------------------------
  Net Income                              $  2,141,961  $  2,039,393   $  1,838,380
  Adjustments to reconcile net cash
   cash provided from (used for)
   operating activities:
    Depreciation                               174,151       172,874        175,774
    Deferred income taxes                      337,756       227,484         17,254
    Provision for loan losses                  (25,000)      300,000         40,000
    Net amortization                           488,041       214,286         85,201
    Deferred loan origination fees             (60,414)      (30,490)       (22,515)
    Income from unconsolidated joint
      venture                                  (33,677)      (54,817)       (29,727)
    Income from mortgage banking
      partnership                              (61,586)      (59,567)       (22,525)
    Net (gain) loss on investment
      securities                                     -        (1,248)        10,000
    Net loss on sale of property and
      equipment                                      -             -          3,091
    Net (gain)loss on sale of foreclosed
      real estate                              (78,926)       24,786         19,847
    Gain on sale of mortgages                 (690,443)     (582,664)      (384,991)
    Proceeds from loan sales                52,522,317    41,739,938     27,155,312
    Originations and purchases of loans
      held for sale                        (50,101,192)  (45,455,024)   (26,016,597)
    Changes in certain assets and
    liabilities affecting operations:
      Accrued interest receivable              (40,542)      125,606       (106,982)
      Other assets                            (180,915)     (299,520)        80,522
      Accrued interest payable                  (2,775)       (4,251)        (5,682)
      Other liabilities                        155,437        38,212         (8,240)
                                          ------------  ------------   ------------
NET CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES                         4,544,193    (1,605,002)     2,828,122

CASH FLOWS - INVESTING ACTIVITIES
---------------------------------
  Net other (increase) decrease in loan
    receivable                              (3,448,873)    4,472,577    (10,286,971)
  Net increase in Federal Home Loan
    Bank stock                                       -             -       (209,300)
  Investment in foreclosed real estate         (20,713)      (49,894)        (9,102)
  Investment in joint venture                  319,357       (35,134)      (149,109)
  Investment in mortgage banking
    partnership                                 76,898        45,239          9,272
  Proceeds from sale of foreclosed real
    estate                                     925,093       408,191        120,038
  Proceeds from sale of securities
    available for sale                               -         2,362              -
  Purchase of securities available for
    sale                                      (100,778)            -              -
  Purchase of securities held to
    maturity                                (7,386,392)            -     (2,324,062)
  Proceeds from maturities of securities
    held to maturity                         1,006,975     3,006,688      1,335,269
  Purchase of other investments             (1,710,000)            -              -
  Principal repayments on mortgage-
    backed securities                          284,262       199,652        502,279
  Proceeds from sale of property and
    equipment                                        -             -         13,464
  Purchase of property and equipment           (83,287)      (21,009)      (124,351)
  Purchase of mortgage servicing rights       (249,987)     (227,366)      (104,925)
                                          ------------  ------------   ------------
NET CASH (USED FOR) PROVIDED FROM
INVESTING ACTIVITIES                       (10,387,445)    7,801,306    (11,227,498)

CASH FLOWS - FINANCING ACTIVITIES
---------------------------------
  Interest credited to deposit accounts      5,096,411     5,538,398      5,103,199
  Net other decrease in deposits            (5,689,947)   (5,107,085)        (7,510)
  Net increase in advances from Federal
    Home Loan Bank                             689,861     1,290,475      2,991,055
  Advances from borrowers for taxes and
    insurance                                  210,037       417,922        278,638
  Proceeds from exercise of stock options       36,265             -         22,457
  Purchase of treasury stock                  (240,426)     (275,722)       (61,930)
  Dividends paid                              (833,794)   (1,415,869)      (577,364)
                                          ------------  ------------   ------------
NET CASH (USED FOR) PROVIDED FROM
FINANCING ACTIVITIES                          (731,593)      448,119      7,748,545
                                          ------------  ------------   ------------
NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS                   (6,574,845)    6,644,423       (650,831)
Cash and cash equivalents at beginning
  of year                                    7,367,355       722,932      1,373,763
                                          ------------  ------------   ------------
CASH AND EQUIVALENT AT END OF YEAR        $    792,510  $  7,367,355   $    722,932
                                          ============  ============   ============
SUPPLEMENTAL DISCLOSURE OF
--------------------------
  CASH FLOW INFORMATION
  ---------------------
    Cash paid during the year for:
      Interest on advances from Federal
        Home Loan Bank                    $    807,036  $  1,160,666   $  1,239,795
                                          ============  ============   ============
      Income taxes                        $  1,113,622  $  1,101,335   $    782,909
                                          ============  ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH
--------------------------------
   INVESTING ACTIVITIES
   --------------------
     Loans transferred to foreclosed
       real estate                        $    374,228  $    737,309   $    170,968
                                          ============  ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
--------------------------------------------------------
ACCOUNTING POLICIES
-------------------
--------------------------------------------------------

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

CASH AND CASH EQUIVALENTS
-------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold, and short-term investments, with original terms to maturity of 90 days or less.

INVESTMENTS SECURITIES
----------------------
The Corporation has classified as held to maturity, all debt securities including certain mortgage-backed securities which the Corporation has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt and equity securities, including certain mortgage-backed securities, having readily determinable fair values have been categorized as securities available for sale and are carried at fair value. Unrealized gains and losses for these securities are reported in other comprehensive income.
The (decrease) increase in unrealized gains amounted to $(41,426), $(2,413) and $21,594, net of deferred taxes of
$(27,616), $(1,608) and $14,396 for 1999, 1998 and 1997,
respectively. The Corporation has no securities classified as trading securities.

Realized gains or losses are recognized upon the sale of securities on a specific identification basis.

Securities are exposed to various risks, such as interest rate, market and credit risk. Due to the risks associated with securities and the uncertainty related to changes in their fair value, it is at least reasonably possible that changes in risk could affect the Corporation.

OTHER INVESTMENTS
-----------------
Other investments consist of certificates of deposit with original maturities of between six and twenty-four months.
Certificates of deposit are recorded at cost, which approximates market value, and are generally held until maturity.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
--------------------------------------------------------
ACCOUNTING POLICIES, CONT'D
-------------------

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

MORTGAGE SERVICING RIGHTS
-------------------------
The cost of mortgage loans purchased or originated and subsequently sold with servicing rights retained is allocated between the mortgage servicing rights and the loans based on their relative fair value. The mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, mortgage servicing rights are assessed for impairment based on their fair value, determined for each group of underlying loans with similar risk characteristics.

During 1999 and 1998, approximately $1,209,000 and $754,000, respectively, of costs of acquiring the rights to service mortgage loans were capitalized and included in other assets in the accompanying consolidated balance sheets. Amortization of servicing rights amounted to $435,000, $166,700 and $65,000 for the years ended June 30, 1999, 1998 and 1997, respectively. The aggregate fair value of mortgage servicing rights is approximately
$2,519,000 and $1,165,000 at June 30, 1999 and 1998,
respectively. Fair value is based on fundamental analysis and the present value of expected future cash inflows.

For measuring impairment, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. Such characteristics include the loan size, interest rate, date of origination, loan term, and geographic region. Impairment is recognized through a valuation allowance for each stratum, as necessary. At June 30, 1999 and 1998, no valuation allowance has been recorded.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
--------------------------------------------------------
ACCOUNTING POLICIES, CONT'D
---------------------

INCOME TAXES
------------
Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax expense (credit) is a result of the changes in deferred tax assets and liabilities, except for the change in deferred taxes related to unrealized gains on securities available for sale which is reflected in other comprehensive income. The principle types of temporary differences between assets and liabilities for financial statement and tax return purposes are depreciation, nonrefundable loan fees, certain postretirement benefits, allowance for loan losses incurred after July 1, 1988, mortgage servicing rights, certain accrued expenses and unrealized gains on securities available for sale.

COMPREHENSIVE INCOME
--------------------
On July 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income represents net income and the net change in unrealized gains or losses on securities available for sale, net of taxes, and is presented in the Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

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

The Bank's exposure to credit loss in the event of non performance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps, floors, and forward contracts, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of forward contracts through credit approvals, limits and monitoring procedures.

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

Forward contracts are written primarily with government agencies, whereby the agency agrees to purchase substantially all fixed-rate residential mortgage loans originated by the Bank. Risks arise from the possible inability of counterparties to meet the terms of their contracts.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
---------------------------------------------------------
ACCOUNTING POLICIES, CONT'D
-------------------

EARNINGS PER COMMON SHARE
-------------------------
During fiscal 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 changes the manner in which earnings per share (EPS) amounts are calculated and presented. Under SFAS 128 two EPS amounts are required - basic EPS and diluted EPS.

The numerator for the basic and diluted EPS equals net income for each of the years. For basic EPS the weighted average shares actually outstanding (denominator) amounted to 832,346, 836,303 and 846,220 shares for the years ended June 30, 1999, 1998 and 1997, respectively. For diluted EPS, the effect of dilutive stock options was to add weighted average shares of 6,017, 10,938 and 12,438 shares for the years ended June 30, 1999, 1998 and 1997, respectively. As a result, the denominator for diluted EPS amounted to 838,363, 847,241 and 858,658 shares for 1999, 1998 and 1997, respectively.

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

NOTE B:   INVESTMENT SECURITIES
-------------------------------

The amortized cost and fair value of investments in securities are as follows:

June 30, 1999:                                  Gross         Gross
                                 Amortized   Unrealized    Unrealized    Fair
                                    Cost        Gains        Losses      Value
                                 ---------   ----------    ----------    -----
Securities available for sale
  Corporate stock                $  136,215    $35,332      $ (9,260)    $  162,287
  Mortgage-backed securities        888,745         --            --        888,745
                                 ----------    -------      --------     ----------
                                 $1,024,960    $35,332      $ (9,260)    $1,051,032
                                 ==========    =======      ========     ==========

Securities held to maturity:
  U.S. Government and its
    agencies                     $4,380,258    $    --      $(10,660)    $4,369,598
  Corporate debt securities          18,411        145           --          18,556
  Mortgage-backed securities      3,134,602      2,204       (13,186)     3,123,620
                                 ----------    -------      --------     ----------
                                 $7,533,271    $ 2,349      $(23,846)    $7,511,774
                                 ==========    =======      ========     ==========

June 30, 1998:                                  Gross         Gross
                                 Amortized   Unrealized    Unrealized    Fair
                                    Cost        Gains        Losses      Value
                                 ---------   ----------    ----------    -----
Securities available for sale
  Corporate stock                $   34,437    $46,478      $     --     $   81,915
  Mortgage-backed securities      1,163,485     48,637            --      1,212,122
                                 ----------    -------      --------     ----------
                                 $1,198,922    $95,115      $     --     $1,294,037
                                 ==========    =======      ========     ==========

Securities held to maturity:
  U.S. Government and its
    agencies                     $1,000,000    $   940      $     --     $1,000,940
  Corporate debt securities          25,244         15            --         25,259
  Mortgage-backed securities        136,478         --            --        136,478
                                 ----------    -------      --------     ----------
                                 $1,161,722    $   955      $     --     $1,162,677
                                 ==========    =======      ========     ==========

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------

The amortized cost and fair value of debt securities at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to repay obligations with or without call or prepayment penalties. All mortgage-backed securities mature after ten years.

                                        Securities Held
                                          to Maturity
                                   ---------------------------
                                   Amortized           Fair
                                     Cost             Value
                                   ----------      -----------
Due in one year or less            $       --       $       --
Due after one year through
  five years                        4,380,258        4,369,598
Due after five years through
  ten years                                --               --
Due after ten years                    18,411           18,556
                                   ----------       ----------
                                   $4,398,669       $4,388,154
                                   ==========       ==========

Proceeds and gross realized gains and losses from sales and maturities of securities are as follows:

                              Securities Available for Sale
                          -------------------------------------
                          Proceeds
                            from
                          sales and    Realized      Realized
                          maturities     gains        losses
                          -------------------------------------
Year ended June 30,
------------------
              1999         $   --      $   --        $   --
              1998          2,362       1,037            --
              1997             --          --            --

                              Securities Held to Maturity
                          -------------------------------------
                          Proceeds
                            from
                          sales and    Realized      Realized
                          maturities     gains        losses
                          -------------------------------------
Year ended June 30,
------------------
              1999         $1,006,975  $   --        $    --
              1998          3,006,688     211             --
              1997          1,335,269      --         10,000

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C:   LOANS RECEIVABLE
--------------------------

Loans receivable consist of the following:

                                                          June 30,
                                                   -------------------------
                                                      1999          1998
                                                   ----------    -----------
Conventional first mortgage loans:
  Residential                                     $ 81,909,305   $ 81,576,916
  Commercial                                        25,870,595     26,203,528
  Construction loans                                10,892,305      4,993,395
Loans on savings accounts                              394,094        263,905
Education loans                                        147,527        333,449
Consumer loans                                       5,309,915      5,621,782
Demand notes                                         1,369,269        953,474
Home equity lines of credit                          4,316,003      5,392,259
Commercial non-mortgage loans                        1,628,739      1,602,953
Commercial lines of credit                           2,039,076      2,890,988
                                                  ------------   ------------
SUBTOTAL                                           133,876,828    129,832,649

Allowance for loan losses                           (1,268,568)    (1,473,346)
Loan in process                                     (3,476,979)    (2,273,617)
Net deferred loan origination fees and premiums        155,411         95,649
                                                  ------------   ------------
                                                  $129,286,692   $126,181,335
                                                  ============   ============

The activity in the allowance for loan losses is as follows:

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
Balance at beginning of year          $1,473,346       $1,435,500      $1,430,781
Provision for possible loan losses       (25,000)         300,000          40,000
Charged-off loans                       (185,631)        (269,990)        (44,465)
Recoveries                                 5,853            7,836           9,184
                                      ----------       ----------      ----------
BALANCE AT END OF YEAR                $1,268,568       $2,473,346      $1,435,500
                                      ==========       ==========      ==========

Nonaccrual loans for which interest has been reduced totaled approximately $140,000 and $313,000 at June 30, 1999 and 1998,
respectively. Interest income that would have been recorded on these loans for the years ended June 30, 1999, 1998 and 1997 was approximately $3,000, $28,000 and $23,000, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The Bank, in the ordinary course of business, has granted loans to certain officers, directors and their related interests. Related party loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. An analysis of related party loan activity is as follows:

      Balance at July 1, 1997            $272,218
      Increase                             51,187
      Decrease                            (61,233)
                                         --------
      BALANCE AT JUNE 30, 1998            262,172

      Increase                            117,900
      Decrease                            (41,115)
                                         --------
      BALANCE AT JUNE 30, 1999           $338,957
                                         ========

As stated in Note A, the Bank sells loans in the secondary market and generates income on the subsequent servicing of such loans. The income is generated by continuing to service loans sold in the secondary market for an agreed-upon percentage of the interest earned. Total loans serviced for others amounted to $174,024,228, $151,050,157 and
$129,495,624 at June 30, 1999, 1998 and 1997, respectively.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D:  PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment is summarized by major classification as follows:

                                              June 30,
                                     ---------------------------
                                        1999             1998
                                     ----------       ----------
        Land                          $  672,933       $  672,933
        Buildings                      2,262,652        2,262,652
        Furniture and equipment          881,140          829,460
                                      ----------       ----------
                                       3,816,725        3,765,045
        Less allowances for
          depreciation                 1,005,719          863,175
                                      ----------       ----------
                                      $2,811,006       $2,901,870
                                      ==========       ==========

NOTE E:   DEPOSITS
------------------

Deposit accounts consist of the following:

                                              June 30,
                                     ---------------------------
                                        1999             1998
                                     ----------       ----------
Savings accounts with a year end
  interest rate of 2.37% and 2.81%
  at June 30, 1999 and 1998,
  respectively                        $14,300,702      $14,817,520
NOW accounts with a year end
  interest rate of 1.29%, 1.74%
  at June 30, 1999 and 1998,
  respectively                          7,460,995        8,556,180
Money market deposit accounts
  with a year end interest rate
  of 2.57% and 2.96% at June
  30, 1999 and 1998, respectively       4,742,277        5,062,280
Certificates of deposit with a
  year end interest rate range
  of 3.20% - 6.90% at June 30,
  1999 and 1998                        85,082,321       83,743,851
                                     ------------     ------------
                                     $111,586,295     $112,179,831
                                     ============     ============

Non-interest bearing checking accounts are included in the table above in NOW accounts.

Maturities of outstanding certificates of deposit at June 30, 1999, are summarized as follows:

             Year                         Amount
             ----                       -----------

             2000                       $65,789,352
             2001                        11,655,637
             2002                         2,794,100
             2003                         4,028,481
             2004                           814,751
                                        -----------
                                        $85,082,321
                                        ===========

The aggregate amount of individual deposits in excess of $100,000 was approximately $23,700,000 and $23,000,000 at
June 30, 1999 and 1998, respectively.

Interest expense on deposits is summarized as follows:

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
Savings accounts                      $  384,895       $  431,611      $  453,090
NOW accounts                              73,738           79,073          59,416
Money market                             169,385          187,732         209,290
Certificates of deposit                4,478,321        4,827,217       4,446,486
                                      ----------       ----------      ----------
                                      $5,106,339       $5,525,833      $5,168,284
                                      ==========       ==========      ==========

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F:   ADVANCES FROM FEDERAL HOME LOAN BANK
----------------------------------------------

Advances from Federal Home Loan Bank are collateralized by certain residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock pursuant to the provisions of a collateral pledge and security agreement. The rate is variable (5.05% to 6.42% at June 30, 1999).

Scheduled maturities are as follows:

           Maturing in
       fiscal year ending                      Amount
       ------------------                    ----------

             2000                            $8,110,796
             2001                               611,491
             2002                             1,812,237
             2003                               613,027
             2004                               888,872
           Thereafter                        10,550,528
                                            -----------
                                            $22,586,951
                                            ===========

The Bank has the ability to obtain additional advances from the Federal Home Loan Bank, up to an amount established at the time of borrowing by a predefined formula.

NOTE G:   BENEFIT PLANS
-----------------------

SAVINGS AND PROFIT SHARING PLAN
-------------------------------
The Bank maintains a defined contribution savings incentive plan
(401k) and a profit sharing plan for all eligible employees. Under these plans, the Bank will match up to 3% of annual employee wages, dollar for dollar, for amounts contributed to the savings incentive plan and will contribute a Board approved percentage of wages to the profit sharing plan. Total expense including administrative costs amounted to $97,078, $92,019 and $90,476 for the years ended
June 0, 1999, 1998 and 1997, respectively.

OTHER RETIREMENT BENEFITS
-------------------------
The Bank provides limited medical and life insurance benefits to current retirees. The Bank intends to continue to fund the liability associated with these benefits on a "pay-as-you-go" basis, and does not expect to extend this benefit beyond those currently receiving benefits.

The accumulated postretirement benefit obligation of all retirees as of June 30, 1999 and 1998 was $50,678 and $54,298,
respectively. There are no plan/trust assets designated for this purpose.

For measurement purposes, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%. The mortality rate was based on the 1983 Group Annuity Mortality Table.

STOCK OPTION PLAN
-----------------
Under the terms of the ES&L Bancorp, Inc. 1990 Stock Option Plan (the "Option Plan"), shares were reserved for future issuance by the Corporation upon exercise of stock options granted to employees and directors of the Corporation and its subsidiary from time to time under the Option Plan. The Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. These options are priced at $3 5/9 per share, the equivalent of the purchase price at the time of issuance. Options outstanding at June 30, 1999 and 1998 amounted to 3,399 and 13,598, respectively.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H:   INCOME TAXES
----------------------

The provision for income taxes consists of the following:

A reconciliation of income taxes at the federal statutory corporate tax rates to the effective tax rates follows:

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
Currently payable:
  State                               $   50,184       $   97,560      $ 92,945
  Federal                                840,542          870,741       580,351
Deferred                                 337,756          227,484        17,254
                                      ----------       ----------      --------
                                      $1,228,482       $1,195,785      $690,550
                                      ==========       ==========      ========

The difference between estimated tax payments made during the year and income taxes currently payable are included in other assets or other liabilities, as applicable, in the accompanying consolidated financial statements.

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
Total provision at federal
  statutory rates                     $1,146,000       $1,100,000     $ 860,000
State taxes, net of federal
  benefit                                 79,000           65,000        61,000
Resolution and adjustment of
  prior year tax liabilities                  --               --      (235,000)
Other                                      3,482           30,785         4,550
                                      ----------       ----------     ---------
                                      $1,228,482       $1,195,785     $ 690,550
                                      ==========       ==========     =========

A deferred tax (liability) asset resulting from temporary differences is summarized as follows and is included in other
(liabilities) assets in the accompanying consolidated balance sheets:

                                              June 30,
                                     ---------------------------
                                        1999             1998
                                     ----------       ----------
Depreciation                         $(120,000)       $ (99,000)
Nonrefundable loan fees                  8,000           14,000
Employee benefits                       20,000           18,000
Allowance for loan losses              236,000          276,000
Mortgage servicing rights             (518,000)        (218,000)
Accrued expenses                        38,000               --
Unrealized gains on securities
  available for sale                   (10,000)         (19,000)
Other                                   26,000           36,000
                                     ---------        ---------
                                     $(320,000)       $   8,000
                                     =========        =========

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

The IRS has permitted a tax deduction for estimated bad debts in an amount greater than the amount reported in the accompanying consolidated financial statements. This excess amount of estimated bad debts is subject to tax only if it is actually distributed to shareholders or depositors. At June 30, 1999, the accumulated amount of such excess for which income taxes have not been accrued was approximately $2.7 million.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I:   COMMITMENTS
---------------------

The Bank leases an office for ES&L Mortgage Corporation under a lease agreement, which is renewable annually. The agreement requires minimum monthly rentals, as well as requiring the Bank to pay its pro rata share of property taxes and utilities. Total rental expense under this agreement amounted to $17,628, $17,375 and $17,029 for the years ended June 30, 1999, 1998 and 1997, respectively.

At June 30, 1999 and 1998, the Bank had outstanding commitments of $8,371,539 and $5,256,912, respectively, to originate loans, of which $3,184,719 and $3,011,112, respectively, were comprised of fixed-rate loans and $5,186,820 and $2,245,800, respectively, were comprised of variable-rate loans. Substantially all of the fixed-rate loan commitments are to be sold upon establishment of a specified fixed rate of interest. In the opinion of management, all fixed-rate loan commitments equaled or exceeded prevailing market interest rates and all loan commitments will be funded by cash flows from operations, existing excess liquidity, advances from the Federal Home Loan Bank and other borrowings as necessary.

At June 30, 1999 and 1998, the Bank had outstanding commitments under standby letters of credit totaling $397,571 and $365,358, respectively.

NOTE J: INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT
--------------------------------------------------------------
AND CONSTRUCTION ARRANGEMENT
----------------------------

The Bank's wholly-owned subsidiary, Brilie Corporation ("Brilie") has a partnership agreement with two unrelated parties. The primary purpose of this partnership is to develop land in the Town of Horseheads for resale as residential housing. Management of the partnership developed the land in several phases, enabling the partnership to increase its equity as sales take place. As of June 30, 1999 and 1998, the Bank had loaned $352,536 and $636,401, respectively, to the partnership, and was committed to lend an additional $597,464 and $313,599, respectively, to finance further land development.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J: INVESTMENT IN JOINT VENTURE - ACQUISITION, DEVELOPMENT
--------------------------------------------------------------
AND CONSTRUCTION ARRANGEMENT, CONT'D
-----------------------------

As of June 30, 1999, Brilie's share of the partnership's capital was $127,736, which represents 50% of the accumulated earnings of the partnership as of that date less partners' withdrawals. The following summarizes the unaudited financial condition and results of operations of the joint venture partnership:

BALANCE SHEETS
--------------

                                              June 30,
                                     ---------------------------
                                        1999             1998
                                     ----------       ----------
                                     (UNAUDITED)      (UNAUDITED)
            ASSETS
            ------

Investment in real estate             $575,008        $686,653
Mortgage and lot sale receivable       101,000         276,850
Other asset                                800             800
                                      --------        --------
                                      $676,808        $964,303
                                      ========        ========

        LIABILITIES AND
        PARTNERS' CAPITAL
        ------------------
Liabilities:
  Note payable to Elmira Savings
    and Loan                          $352,536        $636,401
  Mortgage payable                      68,000          68,000
  Other liabilities                        600             800
                                      --------        --------
                                       421,336         705,201

Partners' capital                      255,472         259,102
                                      --------        --------
                                      $676,808        $964,303
                                      ========        ========

STATEMENTS OF INCOME AND PARTNERS' CAPITAL
------------------------------------------

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
                                     (Unaudited)      (Unaudited)     (Unaudited)
Sales                                 $417,500         $479,250        $307,000
Cost of sales                          328,556          337,006         234,484
                                      --------         --------        --------
GROSS PROFIT                            88,944          142,244          72,516

Net rental income (expense)             (7,659)           3,902           1,885
Interest income                             --            5,324              --
General and administrative expense     (13,931)         (12,316)        (14,947)
                                      --------         --------        --------
NET INCOME                              67,354          139,154          59,454

Partners' capital at beginning
  of year                              259,102          229,124         215,990
Partners' withdrawals                   70,984          109,176          46,320
                                      --------         --------        --------
PARTNERS' CAPITAL AT END OF YEAR      $255,472         $259,102        $229,124
                                      ========         ========        ========

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K:   PARENT COMPANY FINANCIAL INFORMATION
----------------------------------------------

BALANCE SHEETS
--------------

                                              June 30,
                                     ---------------------------
                                        1999             1998
                                     ----------       ----------
        ASSETS
        ------
Cash and cash equivalents             $    28,036      $   208,358
Securities available for sale             162,287           81,915
Investment in subsidiary               11,292,265       10,111,123
Other assets                               91,603            5,184
                                      -----------      -----------
                                      $11,574,191      $10,406,580
                                      ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Shareholders' equity:
  Common stock                        $     8,662      $     8,580
  Additional paid-in capital            2,711,666        2,599,654
  Retained earnings                     9,462,739        8,154,572
  Accumulated other comprehensive
    income                                 15,643           27,887
                                      -----------      -----------
                                       12,198,710       10,790,673
  Less treasury stock                     624,519          384,093
                                      -----------      -----------
                                      $11,574,191      $10,406,580
                                      ===========      ===========

STATEMENTS OF INCOME AND RETAINED EARNINGS
------------------------------------------

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     ----------       ----------      ----------
Revenues:
   Equity in earnings of subsidiary   $2,181,142       $2,075,061      $1,883,734
   Income from investments and
     other                                 2,406            3,033           2,619
                                      ----------       ----------      ----------
                                       2,183,548        2,078,094       1,886,353
General and administrative expenses       50,105           44,916          60,209
                                      ----------       ----------      ----------
INCOME BEFORE INCOME TAXES             2,133,443        2,033,178       1,826,144

Income tax benefit                         8,518            6,215          12,236
                                      ----------       ----------      ----------
NET INCOME                             2,141,961        2,039,393       1,838,380

Retained earnings at beginning
  of year                              8,154,572        7,531,048       6,270,032
Dividends paid                           833,794        1,415,869         577,364
                                      ----------       ----------      ----------
RETAINED EARNINGS AT
END OF YEAR                           $9,462,739       $8,154,572      $7,531,048
                                      ==========       ==========      ==========

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-----------------------------------------------

STATEMENTS OF CASH FLOWS
------------------------

                                                 Year ended June 30,
                                     -------------------------------------------
                                        1999             1998            1997
                                     -----------      -----------     -----------
CASH FLOWS - OPERATING ACTIVITIES
---------------------------------
  Net income                         $ 2,141,961      $ 2,039,393     $ 1,838,380
  Adjustments to reconcile net
   income to net cash used
   for operating activities:
    Equity in earnings of subsidiary  (2,181,142)      (2,075,061)     (1,883,734)
    Gain on sale of securities
      available for sale                      --           (1,037)             --
    Change in other assets
      affecting operations                (2,408)           6,022          43,794
                                     -----------      -----------     -----------
NET CASH USED FOR
OPERATING ACTIVITIES                     (41,589)         (30,683)         (1,560)

CASH FLOWS - INVESTING ACTIVITIES
---------------------------------
  Dividend received from subsidiary    1,000,000        1,600,000         800,000
  Proceeds from sale of securities
    available for sale                        --            2,362              --
  Purchase of securities available
    for sale                            (100,778)              --              --
                                     -----------      -----------     -----------
NET CASH PROVIDED FROM
INVESTING ACTIVITIES                     899,222        1,602,362         800,000

CASH FLOWS - FINANCING ACTIVITIES
---------------------------------
  Dividends paid                        (833,794)      (1,415,869)       (577,364)
  Purchase of treasury stock            (240,426)        (275,722)        (61,930)
  Net proceeds from exercise of
    stock options                         36,265               --          22,457
                                     -----------      -----------     -----------
NET CASH USED FOR
FINANCING ACTIVITIES                  (1,037,955)      (1,691,591)       (616,837)
                                     -----------      -----------     -----------
NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                    (180,322)        (119,912)        181,603

Cash and cash equivalents
  at beginning of year                   208,358          328,270         146,667
                                     -----------      -----------     -----------
CASH AND CASH EQUIVALENTS
AT END OF YEAR                       $    28,036      $   208,358     $   328,270
                                     ===========      ===========     ===========

NOTE L:   OFFICE OCCUPANCY AND EQUIPMENT EXPENSE
------------------------------------------------

Office occupancy and equipment expense is comprised of the following:

                                                 Year ended June 30,
                                     ------------------------------------------
                                        1999             1998            1997
                                      --------         --------        --------
Depreciation                          $174,151         $172,874        $175,774
Service bureau                         161,000          151,526         150,012
Other                                  226,022          168,878         176,513
                                      --------         --------        --------
                                      $561,173         $493,278        $502,299
                                      ========         ========        ========

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M:  OTHER COMPREHENSIVE INCOME
-----------------------------------

The components of other comprehensive income are as follows:

                                                 Year ended June 30, 1999
                                     --------------------------------------------
                                      Before tax         Tax           Net of tax
                                        amount          benefit          amount
                                      ----------        --------       ----------
Unrealized losses on securities
  available for sale:
  Unrealized losses arising during
    the period                         $(69,042)        $27,616         $(41,426)
                                       --------         -------         --------
OTHER COMPREHENSIVE INCOME             $(69,042)        $27,616         $(41,426)
                                       ========         =======         ========
                                                 Year ended June 30, 1998
                                     --------------------------------------------
                                      Before tax         Tax           Net of tax
                                        amount          benefit          amount
                                      ----------        --------       ----------
Unrealized losses on securities
 available for sale:
  Unrealized losses arising during
    the period                         $ (2,984)        $ 1,193         $ (1,791)
  Less: reclassification adjustment
    for gains included in net
    income                               (1,037)            415             (622)
                                       --------         -------         --------
OTHER COMPREHENSIVE INCOME             $ (4,021)        $ 1,608         $ (2,413)
                                       ========         =======         ========

                                                 Year ended June 30, 1997
                                     --------------------------------------------
                                      Before tax         Tax           Net of tax
                                        amount          benefit          amount
                                      ----------        --------       ----------
Unrealized gains on securities
  available for sale:
  Unrealized gains arising during
    the period                         $ 35,990         $(14,396)       $ 21,594
                                       --------         --------        --------
OTHER COMPREHENSIVE INCOME             $ 35,990         $(14,396)       $ 21,594
                                       ========         ========        ========

NOTE N:   REGULATORY CAPITAL
----------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).
Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1999, the most recent notification from OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------

The Bank's actual capital amounts and ratios are also presented in the table (000's omitted).

                                                                                     To be well
                                                            For capital       capitalized under prompt
                                          Actual         adequacy purposes   corrective action provisions
                                      ---------------    -----------------   ----------------------------
                                      Amount    Ratio    Amount      Ratio     Amount        Ratio
                                      ------    -----    ------      -----   ----------    ----------
As of June 30, 1999
  Total risk-based capital
   (to risk-weighted assets)          $16,270   16.07% >  $8,101  >  8.00% >  $10,126   >   10.00%
                                                       -          -        -            -
  Tier 1 capital
   (to risk-weighted assets)           15,005   14.82% >   4,050  >  4.00% >    6,076   >    6.00
                                                       -          -        -            -
  Tier 1 capital (leveraged)
   (to adjusted total assets)          15,005    9.79% >   4,598  >  3.00% >    7,664   >    6.00
                                                       -          -        -            -
  Tangible capital
   (to adjusted total assets)          15,005    9.79% >   2,299  >  1.50% >       Not applicable
                                                       -          -        -

As of June 30, 1998
  Total risk-based capital
   (to risk-weighted assets)          $14,805   14.65% >  $8,087  >  8.00% >  $10,109   >   10.00%
                                                       -          -        -            -
  Tier 1 capital
   (to risk-weighted assets)           13,540   13.39% >   4,044  >  4.00% >    6,065   >    6.00
                                                       -          -        -            -
  Tier 1 capital (leveraged)
   (to adjusted total assets)          13,540    8.94% >   4,546  >  3.00% >    7,576   >    5.00
                                                       -          -        -            -
  Tangible capital
   (to adjusted total assets)          13,540    8.94% >   2,273  >  1.50% >       Not applicable
                                                       -          -        -

NOTE O:   SHAREHOLDERS' EQUITY
------------------------------

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

SUBSEQUENT EVENT
----------------
On July 13, 1999, the Board of Directors of the Corporation declared a special cash dividend of $1.00 per share payable on July 30, 1999 to shareholders of record on July 16, 1999.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P:  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL
------------------------------------------------------
INSTRUMENTS
-----------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS
-------------------------------
The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES)
----------
Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE (INCLUDING MORTGAGE LOANS HELD FOR SALE)
----------------
For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with the securitization transactions, adjusted for differences in loan characteristics. The estimated fair values of other loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

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

OFF-BALANCE-SHEET INSTRUMENTS
-----------------------------
Fair values for off-balance-sheet lending commitments approximate the loan commitment amount (see Note I).

Information regarding the Corporation's financial instruments is as follows at June 30, 1999 and 1998: (000's)

                                         1999                     1998
                                 ----------------------   ----------------------
                                 Carrying    Estimated    Carrying    Estimated
                                   value     fair value     value     fair value
                                 ---------   ----------   --------    ----------
Financial assets:
  Cash and short-term
    investments                   $    793    $    793     $  7,367    $  7,367
  Investment securities
    (including mortgage-
    backed securities)              11,607      11,586        3,769       3,770
  Loans receivable                 134,829     137,728      134,413     137,803
  Accrued interest receivable          816         816          775         775
Financial liabilities:
  Deposits                         111,586     112,155      112,180     112,342
  Advances from Federal Home
    Loan Bank                       22,587      22,422       21,897      21,375
Off-balance-sheet instruments:
  Commitments to extend credit       8,372       8,372        5,257       5,257
  Standby letters of credit            398         398          365         365

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

Currently the following local brokerage offices have facilitated purchases and sales of ES&L Bancorp Stock:

     Morgan Stanley Dean Witter, Elmira, New York
     Smith Barney Shearson, Ithaca, New York

During the 1999 fiscal year, the Corporation's Board of Directors declared four quarterly cash dividends, paid at the rate of $0.25 per share. During the 1998 fiscal year the Corporation paid an annualized dividend of $1.68 per share, represented by four quarterly dividends of $0.17 per share, and a special cash dividend of $1.00 per share, which was paid in July 1997.

Given the minimal trading activity, the Corporation must rely on information obtained from brokers, investment advisors and investors themselves in identifying the market price of the common stock. During fiscal 1999, the trading price of the stock has ranged from $21.00 to $26.25 per share.

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

Federal regulations impose certain additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Elmira Savings & Loan. Under such regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval to make capital distributions during a calendar year in the amount of the greater of (a) 75% of its income for the previous four quarters or (b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital to assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. At June 30, 1999, ES&L was a Tier 1 Institution.

ES&L Bancorp, Inc. has paid the following per share cash dividends to its shareholders during the past three fiscal years:

                         1999 FISCAL YEAR     1998 FISCAL YEAR     1997 FISCAL YEAR
                           8/28/98 $0.25       7/31/97 $1.00        8/30/96  $0.17
                          11/27/98 $0.25       8/29/97 $0.17       11/29/96  $0.17
                           2/26/99 $0.25      11/28/97 $0.17        2/28/97  $0.17
                           5/28/99 $0.25       2/27/98 $0.17        5/30/97  $0.17
                                               5/29/98 $0.17
                                   -----               -----                 -----
                                   $1.00               $1.68                 $0.68
DIVIDEND PAYMENT RATIO             39.22%              69.71%                31.76%


On July 14, 1999, the Board of Directors of the Corporation announced a special cash dividend of $1.00 per share, payable
July 30, 1999 to Stockholders' of record on July 16, 1999.

The Corporation's Board of Directors intend to periodically review the financial condition, earnings and capital requirements of the Corporation in an effort to determine the declaration of future dividend payments.

At June 30, 1999, the Corporation had 832,035 shares of common stock outstanding. At September 1, 1999, 830,595 shares were outstanding, representing approximately 400 shareholders of record, excluding those shares registered in the "street name" of brokerage firms and stock depositories.

CORPORATE INFORMATION       AUDITORS, AGENTS AND COUNSEL

MAIN OFFICE                 INDEPENDENT AUDITORS
-----------                 --------------------
  300 West Water Street        Mengel, Metzger, Barr & Co. LLP
  Elmira, New York 14901       Suite 210
  607-733-5533                 147 West Gray Street
                               Elmira, New York 14901

"CASHLESS" DEPOSIT OFFICE   GENERAL COUNSEL
-------------------------   ---------------
  200 East Buffalo Street      Denton, Keyser, LaBrecque & Moore
  Suite 101B                   150 Lake Street
  Ithaca, NY 14850             Elmira, New York 14901
  607-272-4880

    SUBSIDIARIES
    ------------

BRILIE CORPORATION           SPECIAL COUNSEL
------------------           ---------------
  ES&L Financial Services       Housley Kantarian &
  300 West Water Street           Bronstein, P.C.
  Elmira, New York 14901        Suite 700
  607-733-5533                  1220 19th Street, NW
                                Washington, DC  20036

ES&L MORTGAGE CORPORATION    STOCK REGISTRAR AND TRANSFER AGENT
-------------------------    ----------------------------------
  Cayuga Mortgage Company       American Stock Transfer &
  200 East Buffalo Street         Trust Co.
  Suite 101B                    40 Wall Street
  Ithaca, New York 14850        New York, New York  10005
  607-272-3595                  (800) 937-5449

MEETING INFORMATION_____________________________________________

THE ANNUAL MEETING OF STOCKHOLDERS OF ES&L BANCORP, INC. WILL BE
HELD AT THE DOWNTOWN ELMIRA HOLIDAY INN, ONE HOLIDAY PLAZA,
ELMIRA, NEW YORK, ON MONDAY, OCTOBER 25, 1999, AT 7:00 P.M.

VISIT OUR WEBSITE_______________________________________________

FOR INFORMATION ON BANK PRODUCTS, INCLUDING CURRENT INTEREST
RATES VISIT OUR WEBSITE . . . WWW.ELMIRABANK.COM

                           DIRECTORS
________________________________________________________________

ROBERT E. BUTLER -
Chairman of the Board
President, Deister & Butler, Inc.
Former Owner, H. H. Equipment, Inc.

WILLIAM A. MCKENZIE -
President and Chief Executive Officer,
Elmira Savings & Loan, F.A.

JOHN F. CADWALLADER -
President of the following companies:
John F. Cadwallader, Inc. d/b/a "The Glass Company"
Windshield Installation Network, Inc. d/b/a WIN
Autoglass Insurance Company

L. EDWARD CONSIDINE -
Professional Engineer,
Hunt Engineers and Architects
Retired General Manager, Elmira Water Board

DR. ADRIAN P. HULSEBOSCH -
Retired Othodontist

JACK H. MIKKELSEN -
Retired President,
Zeiser Wilbert Vault, Inc.

FREDERICK J. MOLTER -
Professional Engineer,
The Sear Brown Group

PAUL MORSS -
Retired Insurance Executive,
Swan & Sons Morss Co. Insurance Agency

GERALD F. SCHICHTEL -
Retired President,
Hilliard Corporation

All directors of ES&L Bancorp, Inc. are directors of Elmira
Savings and Loan, F.A.


                         OFFICERS
________________________________________________________________

WILLIAM A. MCKENZIE                  GLENN R. AHART
President and Chief Executive        Assistant Vice President
   Officer

J. MICHAEL ERVIN                     ANNE H. BENNETT
Senior Vice President and            Assistant Vice President
   Treasurer

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



COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED AFTER SEPTEMBER 30, 1999, AT NO CHARGE TO STOCKHOLDERS BY WRITING TO THE SECRETARY OF THE CORPORATION, 300 WEST WATER STREET, ELMIRA, NEW YORK 14901.